Exhibit 99.2

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

S&P/DOW JONES INDICES LLC

DATED AS OF JUNE 29, 2012

THE SECURITIES ISSUED PURSUANT TO OR REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.  ANY TRANSFER OF SUCH SECURITIES IS SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

SCHEDULES

Schedule 1.1(a)	-	CME Group Unaffiliated Entities
Schedule 1.1(b)	-	Transaction Documents
Schedule 1.1(c)	-	Initial Baseline Margin
Schedule 1.1(d)	-	Original Margin Floor
Schedule 1.1(e)	-	Minimum Qualified IPO Valuation
Schedule 4.1	-	Members, Capital Contributions, Capital Accounts, Percentage Interests and Contact Details
Schedule 5.1	-	Initial Directors
Schedule 5.3(f)(i)	-	Supermajority Approval over Annual Budget – Illustrative Calculations
Schedule 5.3(f)(v)(A)	-	Pre-Existing Contractual Obligations
Schedule 5.3(f)(xiii)	-	Intercompany Agreements
Schedule 5.5	-	Initial Chairman
Schedule 5.8(e)(i)	-	Required Qualifications
Schedule 5.8(e)(iii)	-	Initial Chief Executive Officer
Schedule 6.4(a)	-	Initial Annual Budget
Schedule 6.4(b)	-	Brand Management Plan
Schedule 6.4(c)	-	Strategic Plan
Schedule 9.1(i)	-	Prohibited Transferees
Schedule 9.2	-	MH Competitors
Schedule 9.3	-	CME Group Competitors
Schedule 9.4(c)	-	Certain Transactions

INDEX OF DEFINED TERMS

Section

Acquirer	1.1
Acquisition Proposal	9.1(h)(i)
Act	1.1
Additional Capital Contribution	3.2(b)
Additional Member	9.6(a)
Adjusted Capital Account Deficit	1.1
Affiliate	1.1
Agreement	Preamble
Annual Budget	1.1
Appraiser	1.1
Baseline Margin	1.1
Beneficiary	14.17
Blackout Period	1.1
Board of Directors	5.1(a)
Board Supermajority Approval	5.3(f)
Brand Management Plan	1.1
Business Day	1.1
Business or Purpose of the Company	1.1
Capital Account	3.5
Capital Contributions	1.1
Carrying Value	1.1
CBOT Investments	Preamble
Certificate of Formation	Recitals
CGIS	Preamble
Change of Control	1.1
Closing	1.1
CME Group	Preamble
CME Group Competitors	9.3(b)
CME Group Contributed Assets	1.1
CME Group Entities	1.1
CME Group Member	1.1
CME Group Permitted Transferee	9.1(a)
CME Group Put	9.3(b)
CME Group Put Notice	9.3(b)
CME Group Regular Put	9.3(a)
CME Group Regular Put Notice	9.3(a)
CME Group Special Put	9.3(b)
CME Group Special Put Notice	9.3(b)
CME Group Threshold	1.1
CME Group Unaffiliated Entity	1.1
Code	1.1
Company	Preamble

Company Entities	1.1
Company Minimum Gain	1.1
Competing Business	1.1
Competitor Transaction	1.1
Contribution Agreement	Recitals
Contribution Date	1.1
control	1.1
CPI	1.1
Crisil	1.1
Delaware Courts	14.11
Depreciation	1.1
Determining Directors	11.4
Director	5.1(a)
Dispute	14.10(a)
Dispute Escalation Notice	14.10(a)
Drag-Along Illiquid Non-Cash Consideration Value	9.1(e)(i)
Drag-Along Notice	9.1(e)(i)
Drag-Along Right	9.1(e)(i)
Drag-Along Sale	9.1(e)(i)
EBITDA	1.1
Editorial Processes	1.1
Exchange Act	1.1
Financial Products	1.1
Fiscal Quarter	1.1
Fiscal Year	6.1
FMV	1.1
FMV Determination Date	9.5(a)
FMV Determination Request	9.2
Free Cash Flow	1.1
GAAP	1.1
Governmental Authority	1.1
Guaranteed Members	14.17
Guarantor Parent	14.17
Illiquid Non-Cash Consideration	1.1
Indebtedness	1.1
Indemnified Person	5.9(a)
Independent Appraiser	9.5(b)
Index	1.1
Information	6.6(a)
Information Recipient	6.6(a)
Information Representative	6.6(c)
Initial Baseline Margin	1.1
Initial Calculation Date	9.5(b)
Initial Capital Contribution	3.1(a)
Initial CME Group Members	Preamble
Initial MH Member	Preamble
Intellectual Property	1.1

IRS	1.1
Law	1.1
Lead Contacts	14.10(a)
Liquidating Agent	13.4(a)
Losses	1.1
Lower Threshold	1.1
Margin	1.1
Margin Floor	1.1
Maximum Acquired Percentage	9.1(d)(i)
Mediation Notice	14.10(c)
Member	1.1
Member Minimum Gain	1.1
Member Nonrecourse Debt	1.1
Member Nonrecourse Deductions	1.1
Membership Interest	1.1
Membership Interests	10.3(a)
MH	Preamble
MH Call Notice	9.2
MH Competitors	9.2
MH Contributed Assets	1.1
MH Entities	1.1
MH Member	1.1
MH Permitted Transferee	9.1(b)
MH Sale Offer	9.1(c)(i)(C)(1)
MH Sale Offer Rejection Notice	9.1(c)(i)(C)(4)
MH Special Call	9.2
Negotiation Period	9.1(c)(i)(C)(2)
Net Working Capital	1.1
Non-Determining Directors	11.4
Nonrecourse Deductions	1.1
Non-Solicitation Period	9.1(h)(i)
Offer Price	9.1(c)(i)(C)(1)
Order	1.1
Original Margin Floor	1.1
Originally Scheduled CME Group Purchase Closing Date	9.1(c)(i)(C)(6)
Originally Scheduled Put/Call Closing Date	9.4(b)
Parent	1.1
Parent Aggregate Percentage Interest	1.1
Parent Entities	1.1
Parent Member Group	1.1
Percentage Interest	1.1
Permitted Predominantly Non-Competing Acquisition	1.1
Person	1.1
Piggyback Registration	10.5(a)
Platts	1.1
Predominantly Competing Business	11.2(a)
Predominantly Non-Competing Business	1.1

Preliminary Annual Budget	1.1
Proceeding	1.1
Profits	1.1
Prohibited Transferee	1.1
Proposed Non-Compete Acquisition Notice	11.2(a)
Public Company	1.1
Put/Call Closing Date	9.4
Qualified IPO	1.1
Qualified IPO Demand	10.1
Qualified Party	1.1
Qualified Unsolicited Offer	9.1(h)(i)
Reference Assets	1.1
Reference Fiscal Year	5.3(f)(i)(A)
Regulatory Allocations	7.3
Required Qualifications	1.1
Reset Baseline Margin	1.1
ROFO Offer	9.1(c)(i)(B)
ROFR Illiquid Non-Cash Consideration Value	9.1(c)(i)(A)
ROFR Offer	9.1(c)(i)(A)
Rollover Annual Budget	5.3(f)(i)(D)
Sale Notice	9.1(c)(i)(C)(1)
Sale Period	9.1(c)(ii)
Securities Act	1.1
Specified Buy-Out Notice	1.1
Specified Independent Appraiser	1.1
Strategic Plan	1.1
Subject Fiscal Year	5.3(f)(i)
Subsequent Expansion	1.1
Subsidiary	1.1
Tag-Along Acceptance Notice	9.1(d)(iii)
Tag-Along Illiquid Non-Cash Consideration Value	9.1(d)(i)
Tag-Along Notice	9.1(d)(i)
Tag-Along Percentage	9.1(d)(i)
Tag-Along Right	9.1(d)(ii)
Target	11.2
Tax Matters Member	6.7(a)
Third-Party Acquirer	9.1(c)(i)(A)
Third-Party Offer	9.1(c)(i)(A)
Threshold Price	9.1(c)(ii)
Transaction Documents	1.1
Transfer	1.1
Treasury Regulations	1.1
Unqualified Party Approval Termination	5.3(g)
Whole Board	1.1

9

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of S&P/Dow Jones Indices LLC, a Delaware limited liability company (the “Company”), is made as of June 29, 2012 by and among the Members (including as of the date hereof Standard & Poor’s Financial Services, LLC, a Delaware limited liability company (the “Initial MH Member”), CME Group Index Services LLC, a Delaware limited liability company (“CGIS”) and CBOT Strategic Investments LLC, a Delaware limited liability company (“CBOT Investments”), and together with CGIS, the “Initial CME Group Members”), The McGraw-Hill Companies, Inc., a New York corporation (“MH”), CME Group Inc., a Delaware corporation (“CME Group”), and the Company.

RECITALS

WHEREAS, the Company was formed on June 28, 2012, by the filing of a Certificate of Formation (as amended from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware;

WHEREAS, pursuant to a Contribution Agreement, dated as of November 4, 2011, by and among MH, CME Group and CGIS, as amended by that certain Amendment, dated as of the date hereof (as amended, the “Contribution Agreement”), MH, CME Group and CGIS agreed to contribute, or cause their Affiliates to contribute, to the Company at the Closing certain assets and liabilities in exchange for Membership Interests;

WHEREAS, pursuant to a Joinder Agreement, dated as of the date hereof, by and among the Company, MH, CME Group and CGIS, the Company became a party to the Contribution Agreement; and

WHEREAS, this Agreement and the Transaction Documents are being entered into at the Closing pursuant to the Contribution Agreement.

NOW, THEREFORE, in connection with the mutual covenants and agreements herein made and other good and valuable consideration, the Members hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Defined Terms.  In this Agreement, except where the context otherwise requires:

“Acquirer” shall mean (a) in the case of a transaction described in clause (a) of the definition of “Change of Control”, the ultimate parent of the counterparty to such transaction and (b) in the case of a transaction described in clause (b) of the definition of “Change of Control”, the Person (or any member of the group of related Persons) that acquires

10

beneficial ownership (as defined under Section 13(d) of the Exchange Act) of equity interests of such Parent representing a majority of such Parent’s voting power in such transaction.

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et  seq., as amended.

“Adjusted Capital Account Deficit” shall mean, with respect to each Member, the deficit balance, if any, in such Member’s Capital Account, after giving effect to the following adjustments:  (a) debit to such Capital Account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (b) credit to such Capital Account (i) any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704‑2(i)(5) and (ii) any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law.  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person; provided  that the term “Affiliate” does not include:  (a) any Company Entity when used with respect to any CME Group Entity or any MH Entity and (b) any CME Group Entity or any MH Entity when used with respect to any Company Entity.  “Affiliated” shall have a correlative meaning.  For the avoidance of doubt, as of the date hereof, CGIS is an Affiliate of CME Group.

“Affiliated Persons” shall mean, with respect to any Person, any other Person, including a corporation, joint venture, a general or limited partnership or a limited liability company (but excluding an individual), that, directly or indirectly through one or more subsidiaries, at the time owns at least 25% (or 30% in the case of a Person organized under the laws of a jurisdiction outside of the United States) of the ownership interests entitled to vote in the election of directors, managing partners, managers or trustees of such first Person (or other Persons performing such functions).

“Annual Budget” shall mean, with respect to any Fiscal Year, the annual budget for the operations of the Company Entities in such Fiscal Year (a) as set forth on Schedule 6.4(a) for the remainder of the 2012 Fiscal Year, (b) with respect to the 2013 Fiscal Year, approved by CME Group and MH in accordance with Section 6.4(b) and (c) as prepared in accordance with Section 6.4(a) for each subsequent Fiscal Year and approved by the Board of Directors in accordance with Article 5.

“Appraiser” shall mean an investment bank or financial advisory firm of national standing and with experience in the valuation of businesses similar to those of the Company.

“Baseline Margin” shall mean (a) for the first Fiscal Year that begins after the Closing and the four Fiscal Years thereafter, the Initial Baseline Margin; (b) for the sixth Fiscal Year that begins after the Closing, the average of the actual Margins in the third, fourth and fifth Fiscal Years beginning after the Closing (the “Reset Baseline Margin”); and (c) for the seventh Fiscal Year that begins after the Closing and each Fiscal Year thereafter, the lesser of (i) the Reset Baseline Margin and (ii) the average of the actual Margins for the three Fiscal Years immediately preceding such Fiscal Year.

“Blackout Period” shall mean the period beginning on the date hereof and ending on December 31, 2017.

“Brand Management Plan” shall mean the plan that sets forth the proposed development and management of the branding and promotion of a favorable brand image and brand recognition of the Company as set forth on Schedule 6.4(b) and thereafter amended by the Board of Directors in accordance with Article 5.

“Business Day” shall mean a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or obligated by Law to close.

“Business or Purpose of the Company” shall mean the development, maintenance, calculation or publication of Indices, the licensing of such Indices and the sale of subscriptions to data products based on such Indices.

“Capital Contributions” shall mean, with respect to any Member, the total amount of cash and the gross fair market value of any property (other than cash) contributed to the Company by such Member pursuant to Section 3.1, Section 3.2 or otherwise (net of any liabilities that are secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code), which Capital Contribution shall be reflected on Schedule 4.1 hereto as amended from time to time in accordance with the terms of this Agreement.  Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Carrying Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:  (a) the Carrying Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to:  (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company of more than a de minimis amount of assets to a Member as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided  that adjustments pursuant to clause (i), (ii)  or (iii)  above shall be made unless the Board of Directors determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members; (b) the Carrying Value of any asset of the Company distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value; (c) the Carrying Value of any asset contributed by any Member shall be its gross fair market value as of the date of such contribution; (d) the Carrying Value of any assets of the Company shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such assets for federal income tax purposes pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704‑
1(b)(2)(iv)(m); provided  that the Carrying Value shall not be adjusted pursuant to this clause (d) to the extent an adjustment pursuant to clause (a) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and (e) in the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, such Carrying Value shall be adjusted by the amount of Depreciation taken into account with respect to such asset for purposes of computing “Profits” and “Losses”.

“Change of Control” of a Parent shall mean:

            (a)        any merger, consolidation or similar business combination of such Parent into or with another Person as a result of which holders of the voting securities of such Parent immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction or its ultimate parent possessing less than a majority of the voting power of such surviving entity or ultimate parent; or

            (b)        any other transaction (other than a merger, consolidation or similar business combination, which is addressed by clause (a)), including the sale by such Parent of new equity interests or a transfer of existing equity interests of such Parent, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of equity interests of such Parent representing a majority of such Parent’s voting power or (ii) a majority of the assets of such Parent.

“Closing” shall have the meaning set forth in the Contribution Agreement.

“CME Group Contributed Assets” shall have the meaning set forth in the Contribution Agreement (excluding any CME Group Contributed Asset that has not as of the relevant time yet been contributed, conveyed, assigned, transferred or delivered to the Company, as contemplated by Section 2.05 of the Contribution Agreement).

“CME Group Entities” shall mean CME Group and its controlled Affiliates.

“CME Group Member” shall mean, as of the Closing, the Initial CME Group Members, and, thereafter, any CME Group Permitted Transferee so long as it remains a Member.  For the avoidance of doubt, all references to the CME Group Members shall be deemed to be references to the Initial CME Group Members until such time as an Initial CME Group Member transfers its Membership Interest (or any portion thereof) to a CME Group Permitted Transferee.

“CME Group Threshold” shall mean 10%, subject to adjustment pursuant to the next sentence.  If after the date of this Agreement, additional Membership Interests are issued to a Member or an Additional Member in accordance with the terms of this Agreement, the CME Group Threshold shall be proportionally reduced immediately prior to such new issuance to give effect to such new issuance.

“CME Group Unaffiliated Entity” shall mean any Person (a) who is a Predominantly Non-Competing Business, (b) who engages in a Competing Business primarily outside of the United States and (c) (i) in which any CME Group Entity has acquired prior to the date of this Agreement an equity interest, which such Persons are identified on Schedule 1.1(a), or (ii) in which any CME Group Entity hereafter acquires an equity interest in such Person in the ordinary course of business consistent with CME Group’s past practice for such investments, provided that no Person shall be a CME Group Unaffiliated Entity if such Person is a Subsidiary of CME Group.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Entities” shall mean the Company and its controlled Affiliates.

“Company Minimum Gain” shall have the same meaning as the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).  A Member’s share of Company Minimum Gain shall be computed in accordance with the provisions of Treasury Regulations Section 1.704-2(g).

“Competing Business” shall mean the development, maintenance, calculation or publication of Indices, the licensing of such Indices or the sale of subscriptions to data products based on such Indices; provided  that “Competing Business” shall exclude (a) ordinary course of business commercial arrangements with third parties engaged in a Competing Business, including in-bound licensing agreements, licensing agent arrangements and distribution agreements, (b) with respect to CME Group and the other CME Group Entities, (i) the market data business of the CME Group Entities or (ii) any such activities with respect to Indices branded with a CME Group Entity brand (whether now or in the future) that include proprietary data of the CME Group Entities and (c) with respect to MH and the other MH Entities, any such activities with respect to Indices that (i) (A) are comprised entirely of Reference Assets that are commodities and (B) are branded with the Platts name or the name of any business forming part of the Platts business (whether now or in the future), such as “Bentek” or “Steel Business Briefing,” or (ii) (A) are comprised entirely of Reference Assets that (1) are not equity securities and (2) trade in, on or through the facilities of a securities market in India and (B) are branded with the Crisil name or the name of any business forming part of the Crisil business (whether now or in the future).

“Competitor Transaction” shall mean (a) with respect to CME Group, a Change of Control of CME Group in which the Acquirer is a MH Competitor, (b) with respect to MH, a Change of Control of MH in which the Acquirer is a CME Group Competitor and (c) with respect to either Parent or any of its other Parent Entities, any transaction by such Person that would be prohibited by Section 11.1(a) but for the exceptions set forth in Section 11.1(b)(ii).

“Contribution Date” shall mean, with respect to any CME Group Contributed Asset or MH Contributed Asset, the date on which such asset is contributed, conveyed, assigned, transferred or delivered to the Company.

“control” or “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“CPI” shall mean the Consumer Price Index for all Urban Consumers (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (or its successor equivalent index), it being agreed that if the CPI ceases to be published and there shall be no successor index thereto, a comparable index that is published by a governmental institution or a nationally recognized publisher of statistical information shall be reasonably designated by the Board of Directors.

“Crisil” shall mean CRISIL Limited and its Subsidiaries.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for federal income tax purposes for such Fiscal Year, except that, with respect to any asset the Carrying Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis;
provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Tax Matters Member; provided, further, however, that with respect to any asset (or portion thereof), if any, as to which the difference between its Carrying Value and its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year is being eliminated by use of the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be computed in accordance with the rules prescribed by Treasury Regulations Section 1.704-3(d)(2).

“EBITDA” means the Company’s consolidated earnings before interest, income taxes, depreciation and amortization with each component thereof determined in accordance with GAAP.

“Editorial Processes” means processes used by journalists, editors or reporters (and analysts who support any of them) to determine the market values and other factors in relation to Reference Assets, which processes are based, in whole or in part, on qualitative factors and/or are subjectively determined, it being understood that Editorial Processes may be applied based on a pre-determined methodology.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Products” shall mean financial products based on one or more Indices, whether bought, sold or traded on an exchange, over-the-counter or otherwise, including mutual funds and other collective investment vehicles (such as Unit Investment Trusts and undertakings for the collective investment of transferable securities), separately managed accounts, exchange-traded funds, exchange-traded notes, exchange-traded commodities, exchange-traded derivatives (including futures and options), actively managed portfolios, structured products (including over-the-counter options and swaps, privately placed debt obligations, publicly offered debt obligations, indexed warrants, index participation certificates, certificates of deposit and insurance products), contracts for difference, and other investment vehicles and products in the financial services industry now or in the future.

“Fiscal Quarter” shall mean any three-month period beginning on (a) the first day of a Fiscal Year or (b) the day that is three, six or nine months thereafter.

            “FMV” shall mean the price at which a willing purchaser would purchase, and a willing seller would sell, the Company Entities, taken as a whole (including any cash or cash equivalents held by the Company Entities, but net of any Indebtedness), as a going concern as of the date of determination, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies analysis and comparable transactions and, for the avoidance of doubt, (a) taking into account the expected amount of distributions to be made to the Members prior to consummation of the MH Special Call, CME Group Regular Put or CME Group Special Put (b) without regard to (i) any compulsion to sell, (ii) the impact of immediate sale or (iii) the presence or absence of a market or any minority discount and (c) assuming, for purposes of determining such price only, the continuation of the MH Corporate Services SLA and the CME Group Corporate Services SLA (each as defined in the Contribution Agreement) and without regard to any discount as a result of the fact that the Company does not own the trademarks used by the Company.

“Free Cash Flow” shall mean, with respect to any Fiscal Quarter, EBITDA in such Fiscal Quarter; provided  that Free Cash Flow shall be:

(a)                reduced by the amount of accruals established (and increased by the amount of excess accruals reversed) in such Fiscal Quarter related to transaction and integration costs from acquisitions, extraordinary items, and any other one-time, unusual or infrequent nonrecurring items publicly disclosed by MH or as mutually agreed between the Parents;

(b)               reduced by the amount of interest and income tax payments made and related accruals established (and increased by the amount of excess accruals related thereto reversed) in such Fiscal Quarter;

(c)                reduced by the amount of legal dispute and settlement reserves established (and increased by the amount of excess accruals reversed) in such Fiscal Quarter;

(d)               reduced by the amount of restricted cash established (and increased by the amount of restricted cash reversed) in such Fiscal Quarter related to amounts required to comply with applicable Law or any agreement or other obligation to which any of the Company Entities is a party;

(e)                reduced by the amount of any increase (or increased by the amount of any decrease) in Net Working Capital as of the end of such Fiscal Quarter relative to the end of the prior Fiscal Quarter, exclusive and without duplication of the subsequent period’s impact of Net Working Capital changes when amounts are paid from the items identified in clauses (a), (b), (c)  and (d) above;

(f)                reduced by the amount of capital expenditures in such Fiscal Quarter;

(g)               reduced by the amount of cash required to finance acquisitions in such Fiscal Quarter; and

(h)               increased by the amount of non-cash impairment and stock-based compensation charges in such Fiscal Quarter.

For purposes of this definition, “established” means as reported in the financial statement of the Company Entities for the applicable period in accordance with GAAP.

“GAAP” shall mean U.S. generally accepted accounting principles as consistently applied by MH.

“Governmental Authority” shall mean any court, administrative agency, department, body, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority, and any self-regulatory organization (including the Financial Industry Regulatory Authority and any national securities exchange).

“Illiquid Non-Cash Consideration” shall mean any consideration other than cash or securities listed on a national securities exchange.

“Indebtedness” of any Person shall mean (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or a leveraged lease, (e) all obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person, (f) all liabilities for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business) and (g) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Indebtedness of any other Person.

“Index” shall mean a statistical composite that measures the financial value, and/or changes in the financial value over time, of a portfolio of multiple Reference Assets (whether of one asset class or multiple asset classes) or one or more Reference Assets at multiple points of time based upon the respective weighting of the components within such composite; provided  that, unless otherwise agreed by the Members, “Index” shall not include (a) any referential prices or series of referential prices of an information provider (such as Platts) that are derived through Editorial Processes, (b) any benchmark, evaluative pricing (including valuations of the kind produced by Standard & Poor’s Securities Evaluations) or other similar data on Reference Assets other than equities (i) that are published by a business other than a business of a Company Entity and (ii) where the data is used for editorial, analytical or expository purposes and not as the basis for a Financial Product and (c) any settlement or indicative values of an exchange, clearinghouse or similar market participant (such as CME Group), and any process undertaken by such Person or its Affiliates to determine such settlement or indicative values, of any product listed, traded or cleared by such Person or its Affiliates.  “Indices” shall have correlative meaning.

“Initial Baseline Margin” shall have the meaning set forth on Schedule 1.1(c).

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (a) all patents and applications therefor, including all continuations, divisionals and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (c) all Internet domain names; (d) all copyrights and all mask work, database, moral and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (e) trade secrets; (f) all other intellectual property rights arising from or relating to technology; and (g) all rights relating to or under the foregoing granted under any contracts.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any law (including common law), constitution, treaty, statute, code, rule, regulation, ordinance or other pronouncement of a Governmental Authority having a similar effect and any Order.

“Lower Threshold” shall mean, with respect to either Parent, 5%, subject to adjustment pursuant to the next sentence.  If after the date of this Agreement, additional Membership Interests are issued to a Member or an Additional Member in accordance with the terms of this Agreement, the Lower Threshold shall be proportionally reduced immediately prior to such new issuance to give effect to such new issuance.

“Margin” shall mean, for any 12-month period, a percentage equal to (a) (i) the excess of revenue over (ii) ordinary recurring operating expenses, excluding interest, income taxes, depreciation, and amortization divided by (b) revenue of the Company in such period, in each case determined in accordance with GAAP; for the avoidance of doubt, “ordinary recurring operating expenses” shall exclude the initial impact from transaction and integration costs from acquisitions, extraordinary items, impairment charges and any other one-time, unusual or infrequent non-recurring items publicly disclosed by MH or as mutually agreed between the Parents.

“Margin Floor” shall mean the Original Margin Floor; provided  that (a) if (i) Board Supermajority Approval of the proposed Annual Budget for any Subject Fiscal Year is required pursuant to Section 5.3(f)(i), (ii) at least one Director appointed by CME Group votes in favor of approval of the proposed Annual Budget for such Subject Fiscal Year and (iii) the Margin for such Subject Fiscal Year projected in such Annual Budget is below the Margin Floor for such Subject Fiscal Year, then the Margin Floor shall automatically reset to such lower level reflected in such Annual Budget; and (b) if the Margin Floor is reduced pursuant to clause (a), the Margin Floor for any Fiscal Year thereafter shall automatically increase to the average of the actual Margins for the three Fiscal Years immediately preceding such Fiscal Year if such average is higher than the Margin Floor then in effect; provided, further, that (A) the Margin Floor shall at all times remain subject to reduction pursuant to clause (a) and (B) in no event shall the Margin Floor ever be increased above the Original Margin Floor.

“Member” shall mean, at any time, (a) for so long as it holds a Membership Interest, each Initial CME Group Member and the Initial MH Member, as applicable, and (b) any other Person who, at such time, has been admitted to the Company as a member in accordance with the terms of this Agreement.  No Person that is not a Member shall be deemed a “member” under the Act, it being understood that status as a Parent shall not in and of itself constitute status as a Member (although a Parent may be a Member).

“Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)), determined in accordance with Treasury Regulations Section 1.704‑2(i)(3).

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” shall mean, subject to Section 10.3(a), the limited liability company interest of a Member in the Company and the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act.

“MH Contributed Assets” shall have the meaning set forth in the Contribution Agreement (excluding any MH Contributed Asset that has not as of the relevant time yet been contributed, conveyed, assigned, transferred or delivered to the Company, as contemplated by Section 2.05 of the Contribution Agreement).

“MH Entities” shall mean MH and its controlled Affiliates.

“MH Member” shall mean, as of the Closing, the Initial MH Member, and, thereafter, any MH Permitted Transferee so long as it remains a Member.  For the avoidance of doubt, all references to the MH Members shall be deemed to be references to the Initial MH Member until such time as the Initial MH Member transfers its Membership Interest (or any portion thereof) to a MH Permitted Transferee.

“Net Working Capital” shall mean, with respect to any Fiscal Quarter, the excess or deficit (in which case it shall be expressed as a negative number), if any, as the case may be, as of the end of such Fiscal Quarter of (a) all current assets of the Company (excluding cash and assets with respect to income taxes (whether current or deferred) other than entity-level tax refunds, credits or other assets (for the absence of doubt, other than any deferred tax assets) to which any of the Company Entities is entitled) over (b) all current liabilities of the Company (excluding any liabilities with respect to income taxes (whether current or deferred) other than entity-level tax liabilities (for the absence of doubt, other than any deferred tax liabilities) imposed on any of the Company Entities, but including long-term unearned revenue), in each case, calculated in accordance with GAAP.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Order” shall mean any order, writ, judgment, stipulation, decree, injunction, award or decision of, or consent agreement or similar arrangement with, any Governmental Authority.

“Original Margin Floor” shall have the meaning set forth on Schedule 1.1(d).

“Parent” shall mean MH or CME Group.

“Parent Aggregate Percentage Interest” shall mean, with respect to CME Group at any time, the sum of the Percentage Interests of the CME Group Members at such time, and with respect to MH at any time, the sum of the Percentage Interests of the MH Members at such time. Each Parent’s Parent Aggregate Percentage Interest shall be set forth opposite such Parent’s name on Schedule 4.1.

“Parent Entities” shall mean, with respect to CME Group at any time, the CME Group Entities, and with respect to MH at any time, the MH Entities.

“Parent Member Group” shall mean, with respect to CME Group at any time, CME Group and all of CME Group Members at such time, and with respect to MH at any time, MH and the MH Members at such time.

“Percentage Interest” shall mean, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule 4.1 at such time (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest, including an interest in certain distributions, allocations of Profits and Losses, and items of income, gain, loss, deduction and credit of the Company).  In the event of any capital contribution to the Company (other than the Initial Capital Contributions), whether by an existing Member or an Additional Member, any redemption of a Membership Interest (or portion thereof), or any Transfer of a Membership Interest (or portion thereof), in each case in accordance with the terms of this Agreement, the Percentage Interests on Schedule 4.1 shall be appropriately revised to reflect such capital contribution, redemption or Transfer.  Except in the case of such a capital contribution, redemption or Transfer, no adjustment shall be made to the Percentage Interest of any Member.

“Permitted Predominantly Non-Competing Acquisition” shall mean the direct or indirect acquisition by a Parent or any of its other Parent Entities of any interests in a Predominantly Non-Competing Business.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Authority or other entity.

“Platts” shall mean the Platts commodities information division of MH and any successor in interest thereto.

“Predominantly Non-Competing Business” shall mean a Target that, directly or indirectly, engages in, manages, operates, advises or otherwise participates in a Competing Business, so long as less than 50% of each of the annual consolidated revenues and net income of such Target are generated by its Competing Business (determined as of its most recently completed fiscal year prior to the date of determination of whether such Target is a Predominantly Non-Competing Business).

“Preliminary Annual Budget” shall mean, with respect to any Fiscal Year, the preliminary annual budget for the operations of the Company in such Fiscal year as prepared in accordance with Section 6.4(a) and approved by the Board of Directors in accordance with Article 5.

“Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

“Profits” and “Losses” shall mean, for each Fiscal Year or other applicable taxable period, an amount equal to the taxable income or loss of the Company for such Fiscal Year or other applicable taxable period, determined in accordance with Section 703(a) of the Code (including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) and with the accounting methods used by the Company for federal income tax purposes, with the following adjustments:

            (a)        any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

            (b)        any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

            (c)        if the Carrying Value of any asset of the Company differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset (which gain or loss is recognized for federal income tax purposes) shall be calculated by reference to the Carrying Value of the asset disposed of;

            (d)       in the event the Carrying Value of any asset of the Company is adjusted pursuant to clause (a) or (b)  of the definition of “Carrying Value,” the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss;

            (e)        in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other applicable taxable period, computed in accordance with the definition of “Depreciation”;

            (f)        to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

            (g)        anything to the contrary in the above provisions of this definition of “Profits” and “Losses” notwithstanding, any items of income, gain, loss or deduction that are specially allocated pursuant to Section 7.2 shall not be taken into account in computing Profits or Losses.

“Prohibited Transferee” shall mean, with respect to any Parent Member Group, the single Person (who may not be an individual) listed as a Prohibited Transferee with respect to such Parent Member Group on Schedule 9.1(i), it being agreed that each Parent may change the Prohibited Transferee with respect to the other Parent Member Group once in January 2016 and each third January thereafter; provided  that (x) if a Person becomes an Affiliated Person of a Prohibited Transferee at any time other than January 2016 or any third January thereafter, the Parent that designated such Prohibited Transferee may (subject to clause (y)) change such Prohibited Transferee to such Affiliated Person within 30 days of such Affiliated Person becoming such and (y) if an agreement has been entered into with a Third-Party Acquirer pursuant to Section 9.1(c)(ii), any change in the Prohibited Transferee to such Person shall not be effective during the pendency of such agreement.

“Public Company” shall mean a Person that (a) has a class of equity securities registered under Section 12 of the Exchange Act, (b) is required to file reports under Section 15(d) of the Exchange Act as a result of the effectiveness of a registration statement under the Securities Act with respect to equity securities of such Person or (c) is a Person organized under the laws of a jurisdiction outside of the United States that has a class of equity securities listed for trading on a stock exchange outside of the United States.

“Qualified IPO” shall mean a broadly placed initial public underwritten (firm commitment) offering of equity securities of the Company (which may be converted into a corporation for such purpose, as provided in Section 10.2), or of a corporation formed at the direction of the Board of Directors for the sole purpose of owning all the limited liability company interests in or assets of the Company; provided  that (a) subject to Section 10.3, no newly issued Membership Interests shall be sold in such Qualified IPO, (b) Membership Interests (or portions thereof) with associated Percentage Interests of not less than 10% in the aggregate are sold in the Qualified IPO, (c) MH shall continue to have, upon consummation of such public offering, a Parent Aggregate Percentage Interest of at least 50.1%, (d) the Membership Interests sold in the Qualified IPO are approved for listing on the New York Stock Exchange or Nasdaq (under either such exchange’s highest then applicable listing standards) and (e) the equity capitalization of the Company (or any successor corporation as provided in Section 10.2 or Section 10.3), based on the per share price of the shares sold in the Qualified IPO is not less than the amount set forth on Schedule 1.1(e).

“Qualified Party” shall mean a Person that has not, within the five years prior to the applicable Change in Control of CME Group, initiated efforts or participated in material efforts to eliminate or significantly limit recognized Intellectual Property rights in Indices or Financial Products based thereon, including filing a lawsuit seeking a ruling that a license is not required for offering, listing, trading, settling or clearing a product that is already licensed by an index provider.  A Person’s participating in a lawsuit as a third party or participating in an industry conference or a regulatory hearing or proceeding shall not in and of itself be dispositive with regard to such Person’s ability to be a Qualified Party.

“Reference Assets” shall mean any assets, liabilities, incomes, expenses or measurements on which products can be based that provide financial exposure to the owner or holder of such products.

“Required Qualifications” shall mean the applicable qualifications set forth on Schedule 5.8(e)(i).

“Reset Baseline Margin” shall have the meaning set forth in the definition of “Baseline Margin”.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Buy-Out Notice” shall mean (a) a CME Group Special Put Notice delivered following a Change of Control of MH in which the Acquirer is a CME Group Competitor, (b) a CME Group Regular Put Notice covering all of the CME Group Members’ Membership Interests or (c) a MH Special Call Notice.

“Specified Independent Appraiser” shall mean an investment bank or financial advisory firm of national standing and with experience in the valuation of assets similar to the applicable Illiquid Non-Cash Consideration who is not affiliated with, and who has not provided any significant services within the two years preceding the date of its engagement to, any Parent Entity.

“Strategic Plan” shall mean the long-term strategic plan of the Company as set forth on Schedule 6.4(c) and thereafter amended by the Board of Directors in accordance with Article 5.

“Subsequent Expansion” shall mean, with respect to any Competing Business, any expansion of such Competing Business through (a) material acquisitions (other than acquisitions permitted pursuant to Article 11), (b) development of new Indices derived substantially from the value of new asset classes, (c) commencing a new line of business involving the licensing of exchanges, issuers or sponsors or (d) development of new Indices based on Reference Assets from a new geographic region.

“Subsidiary” shall mean, with respect to any Person, (a) any other Person, including a corporation, joint venture, a general or limited partnership or a limited liability company, in which such first Person, directly or indirectly through one or more subsidiaries, at the time owns at least 50% of the ownership interests entitled to vote in the election of directors, managing partners, managers or trustees thereof (or other Persons performing such functions) or (b) such first Person acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person; provided  that no Company Entity shall be deemed to be a Subsidiary of any MH Entity or CME Group Entity.  For the avoidance of doubt, as of the date hereof, CGIS is a Subsidiary of CME Group.

“Transaction Documents” shall mean the documents listed on Schedule 1.1 hereto.

“Transfer” shall mean, directly or indirectly, to sell, transfer, assign, charge, mortgage, hypothecate, pledge, encumber, grant a security interest in, grant any right or option or create any convertible, exchangeable or derivative security with respect to, or otherwise dispose of (whether by operation of law or otherwise) any direct or indirect economic, voting or other rights in or to any Membership Interest (or any portion thereof), including by means of a disposition of any equity interests in a Member or in a Person that directly or indirectly holds any equity interests in a Member; provided  that (a) a transfer of any equity interest in a Person that directly or indirectly holds any equity interests in a Member to any other Person that is a direct or indirect wholly owned Subsidiary of a Parent shall not be deemed to be a Transfer of any Membership Interest and (b) so long as a Parent is a Public Company, none of an issuance (including from treasury or from a Subsidiary), disposition (including a Change of Control), redemption or repurchase of any equity securities in such Parent shall be deemed to be a Transfer of any Membership Interest (or portion thereof).  “Transferred” and “Transferring” shall have correlative meanings.

“Treasury Regulations” shall mean the U.S. Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

“Whole Board” shall mean, at any time, the total number of Directors (including any vacant seats) comprising the Board of Directors at such time.

Article 2

ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS

          Section 2.1 Formation. (a) The Members hereby acknowledge the formation of the Company as a limited liability company under and pursuant to the Act pursuant to the Certificate of Formation.  The designation of Morgan U. Kenner as an “authorized person” within the meaning of the Act for the purposes of executing, delivering and filing the Certificate of Formation with the Secretary of State of the State of Delaware is hereby approved and ratified in all respects.  Upon the filing of the Certificate of Formation, Morgan U. Kenner’s powers as an “authorized person” ceased.

(b)               The Company shall initially have one class of interests, consisting of the Membership Interests, which shall have equal rights and preferences in the assets of the Company except as otherwise provided herein.  A Membership Interest shall for all purposes be personal property.  All Membership Interests are securities governed by Article 8 of the Uniform Commercial Code, as provided in Section 8-103(c) of the Uniform Commercial Code, as in effect from time to time in the State of Delaware.

(c)                Upon the Closing and the execution and delivery of this Agreement or a counterpart to this Agreement, each of the Initial MH Member and the Initial CME Group Members shall be admitted as a Member of the Company having a Membership Interest with the associated Percentage Interest set forth opposite such Member’s name on Schedule 4.1 hereto, with effect as of the date hereof.

(d)               The Members intend for the contributions by the Initial MH Member and the Initial CME Group Members to the Company of cash and other assets and liabilities as specified in the Contribution Agreement (including any post-Closing adjustments pursuant to Section 2.10 and Section 2.11 of the Contribution Agreement that are treated as a contribution to the Company), and the admission of the Initial MH Member and the Initial CME Group Members as Members on the date hereof, to be treated for federal income tax purposes as a contribution of such cash and other assets and liabilities to the Company by the Initial MH Member and the Initial CME Group Members in a transaction described in Section 721 of the Code.

Section 2.2 Name. The name of the Company as of the date hereof is “S&P/Dow Jones Indices LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board of Directors determines, subject to Section 5.3(f)(ii), to be necessary or appropriate.  Subject to Section 5.3(f)(ii), the Board of Directors shall have the power at any time to change the name of the Company.

           Section 2.3  Principal Place of Business. The principal place of business of the Company shall be at such location as the Board of Directors may determine from time to time.  The Company may also maintain such other office or offices at such other location or locations as the Board of Directors may determine from time to time.

           Section 2.4  Registered Agent. The Company’s registered agent and office in Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  At any time, the Board of Directors may designate another registered agent and/or registered office.

Castle County, Delaware 19808.  At any time, the Board of Directors may designate another registered agent and/or registered office.

Section 2.5 Purpose and Powers of the Company.  (a)  The Company may carry on any lawful business, purpose or activity and shall, and shall cause the Company Entities to, carry on the Business or Purpose of the Company.  The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

(b)               The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board of Directors in accordance with Section 5.3(a) and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

Section 2.6 Term.  The term of the Company commenced on the date that the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided  that the Company may be dissolved in accordance with the provisions of Article 13.

Section 2.7Company Property.  All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity.  A Member has no interest in specific Company property.

Section 2.8 Certification of Membership Interests.  Any Member may request a certificate representing such Member’s Membership Interest, but only if the Board of Directors authorizes the issuance of certificates representing Membership Interests.  To the extent Membership Interest certificates are issued to Members, then each such certificate shall bear such legends as the Board of Directors may determine to be necessary or appropriate to facilitate compliance with this Agreement, the Securities Act and any other securities law, including legends referencing the transfer restrictions imposed by this Agreement and stating that the Membership Interests have not been registered under the Securities Act.  In addition, each Membership Interest certificate, if any, issued to a Member shall be executed by an authorized officer of the Company on behalf of the Company and shall state (a) the Company’s name, (b) the name and address of the holder thereof, (c) the Percentage Interest of such Member, (d) the initial Capital Account balance of such Member with respect to the Membership Interest represented by the certificate, (e) the date of issuance of the certificate and (f) the number (if any) of the certificate.

Section 2.9 Certain Intellectual Property Matters.  Subject to any other contractual arrangements, the Company Entities will use commercially reasonable efforts to protect the value of any Company Entity’s Intellectual Property consistent with MH’s intellectual property protection past practices and policies with respect to such Intellectual Property as of the date of the Contribution Agreement, including through the initiation of litigation in response to material Intellectual Property challenges, provided, however that the Company shall have final control over any litigation relating to Intellectual Property owned by, or exclusively licensed to, a Company Entity.

Article 3

CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS AND FINANCING

Section 3.1 Initial Capital Contributions.  (a)  In connection with the transactions contemplated by the Contribution Agreement, the Initial CME Group Members and the Initial MH Member have made the following Capital Contributions to the Company (each of which shall constitute an “Initial Capital Contribution”):

                                                     (i)            the contribution by the Initial MH Member of the MH Contributed Assets made at the Closing pursuant to Section 2.02(a) of the Contribution Agreement;

                                                   (ii)            the contribution by CGIS of the CME Group Contributed Assets made at the Closing pursuant to Section 2.03(a) of the Contribution Agreement; and

                                                 (iii)            the contribution by CBOT Investments of an amount equal to the CMA Purchase Price (as defined in the Contribution Agreement) in cash made at the Closing pursuant to Section 2.04(b) of the Contribution Agreement.

(b)               In exchange for their respective Initial Capital Contributions, the Initial CME Group Members and the Initial MH Member have each been issued a Membership Interest with the associated Percentage Interest set forth opposite its name on Schedule 4.1 hereto, and subject to the terms and conditions set forth in this Agreement, each of the Initial CME Group Members and the Initial MH Member has been admitted as a Member and shall be bound by the provisions of this Agreement.  For the avoidance of doubt, the Parent Aggregate Percentage Interests of MH and CME Group immediately after giving effect to the Initial Capital Contributions (notwithstanding any post-Closing adjustments pursuant to Section 2.10 and Section 2.11 of the Contribution Agreement) are 73% and 27%, respectively.  The initial Capital Account balances of the Initial CME Group Members and the Initial MH Member are equal to the amount of their respective Initial Capital Contributions as set forth on Schedule 4.1 hereto.

Section 3.2 Additional Capital Contributions.  (a)  From and after the Closing, no Member shall be required or permitted to make any additional capital contributions to the Company except as provided in this Article 3 and subject to Section 5.3(f).

(b)               Subject to Section 5.3(f)(ix), Members may from time to time make capital contributions to the Company (each, an “Additional Capital Contribution” and, for the avoidance of doubt, any Initial Capital Contribution shall not be deemed to be an Additional Capital Contribution) at such times and in such amounts of cash or other property as the Board of Directors may determine to offer to or accept from the Members.

Section 3.3Issuance of Membership Interests.  (a)  No Membership Interests or other equity interests shall be issued in respect of any Additional Capital Contribution until such Additional Capital Contribution is actually made.  All Membership Interests in respect of the (b)               Subject to Section 5.3(f), the Board of Directors may authorize the Company to issue (i) additional Membership Interests and/or create and issue new series, types or classes of equity interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board of Directors may determine and authorize, (ii) obligations, evidences of indebtedness or other securities or interest of the Company convertible or exchangeable into Membership Interests or other equity interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Membership Interests or other equity interests in the Company, in each case to any Person in such amounts and on such terms as so approved by the Board of Directors.

               Section 3.4  No Withdrawal of Capital. (a) No Member shall be entitled to receive any distribution from the Company, except as provided in Section 8.1 or as otherwise provided herein, or to withdraw any part of its Capital Contributions in the Company.  No Member shall have the right to cause the sale of any Company asset except as otherwise provided herein.  No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or amounts in its Capital Account, or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided herein or in any Transaction Document.

(b)               No Member shall have any liability for the return of the Capital Contributions of any other Member.  No Member shall be required to make up a negative balance in its Capital Account.  No Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or, except as otherwise provided in Article 7, as to any allocation of any item of income, gain, loss, deduction or credit of the Company.

Section 3.5  Capital Accounts. (a)        The Company shall establish on its books and records a separate capital account for each Member (a “Capital Account”), which Capital Account shall be maintained for each Member as follows:

                                                     (i)            to each Member’s Capital Account there shall be credited (i) such Member’s Capital Contributions, if any, made in consideration for the issuance of a Membership Interest to such Member, when and as received by the Company, (ii) the Profits (or items of income or gain) allocated to such Member pursuant to Section 7.1 and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 7.2, and (iii) the amount of any Company liabilities assumed by such Member as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(1); and

                                                   (ii)            to each Member’s Capital Account there shall be debited (i) the aggregate amount of cash distributed by the Company to such Member in respect of such Member’s Membership Interest, (ii) the Losses (or items of loss or deduction) allocated to such Member pursuant to Section 7.1 and any items in the nature of loss or deduction that are specially allocated to such Member pursuant to Section 7.2 hereof, (iii) the Carrying Value of any asset of the Company distributed by the Company to such Member in respect of such Member’s Membership Interest (net of any liabilities that are secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code), and (iv) the amount of any liabilities of such Member assumed by the Company as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(c)(2).

(b)               The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If any Membership Interest (or portion thereof) is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account is attributable to the transferred Membership Interest (or portion thereof).

Section 3.6  No Interest.  No interest shall be paid on Capital Contributions or on the balance in each Member’s Capital Account.

Section 3.7  No Debt or Equity Funding Obligations.  No party hereto shall be required by this Agreement to lend any of the Company Entities any funds or otherwise provide any financial or credit support to any of the Company Entities.

Article 4

CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

            Section 4.1 Members.  The Members of the Company, and their respective Percentage Interests, Capital Contributions and Capital Account balances, and the Parents and their respective Parent Aggregate Percentage Interests, and the addresses of the parties hereto and other contact information for purposes of Section 14.13, are listed on Schedule 4.1 hereto.  The Company shall amend Schedule 4.1 from time to time promptly following any changes in the Members (including the admission of Additional Members), the Percentage Interests, Capital Contributions or Capital Account balances of the Members, the Parent Aggregate Percentage Interests of the Parents, or addresses or other contact information of the parties hereto for purposes of Section 14.13, in each case in accordance with the terms of this Agreement.  No Person may be a Member without the ownership of a Membership Interest.  Except as otherwise provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Company.

            Section 4.2  No Management or Appraisal Rights.  The Members shall have only such rights and powers as are provided in this Agreement and the Act.  Except as otherwise provided in this Agreement, or as otherwise required by Law, the Members (in their capacity as such) shall not have any right or power to bind the Company or to manage or control the business and affairs of the Company other than through the Directors appointed by the Parents to the Board of Directors.  Members shall not be entitled to any appraisal rights (within the meaning of Section 18-210 of the Act) with respect to any transaction, including any merger or consolidation in which the Company is a constituent party or any sale of all or substantially all of the Company’s assets, any amendment of this Agreement or otherwise.

               Section 4.3 No Right to Withdraw.  Except in connection with the transfer of a Membership Interest in accordance with the terms of this Agreement, such that the transferring Member no longer holds any Membership Interest, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company.  A resigning Member shall not be entitled to a distribution of the fair value of its Membership Interest under Section 18-604 of the Act.

               Section 4.4 Reimbursements.  To the extent not inconsistent with the provisions of any Transaction Document, the Company shall reimburse each party hereto for all ordinary and necessary out-of-pocket expenses incurred by it on behalf of the Company but only if such expenses were authorized by or under the authority of the Board of Directors in accordance with Section 5.3(f)(xiii) to the extent applicable.  Such reimbursement shall not be deemed to constitute a distribution or return of capital to any Member.

               Section 4.5 Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

               Section 4.6 No Partnership or Joint Venture; Liability.  Except as otherwise provided herein (but notwithstanding Section 6.7(k)), (a) the Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company, for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary, and (b) except as otherwise provided in the Transaction Documents or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Director or officer of the Company shall be obligated personally for any such liability, debt or obligation of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or officer.

Article 5

BOARD OF DIRECTORS, OFFICERS,
EXCULPATION AND INDEMNIFICATION

               Section 5.1 Board of Directors.  (a) The business and affairs of the Company shall be managed by or under the direction of a Board of Directors of the Company (the “Board of Directors”), except as otherwise provided in this Agreement.  The Board of Directors shall be made up of the number of individuals (who need not be Members, officers or employees of the Company) (each, a “Director”) as provided for in this Agreement.  Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.

(b)               Each Parent (except with respect to CME Group, unless otherwise directed in writing by CGIS, CGIS (with any Director appointed by, or entitled to be appointed by, CGIS hereunder being deemed a Director appointed by, or entitled to be appointed by, CME Group for all purposes of this Agreement)) shall be entitled to appoint a number of Directors equal to the product of (i) such Parent’s Parent Aggregate Percentage Interest over the total Percentage Interest held by both Parents and (ii) the size of the Whole Board, which product shall be rounded to the nearest whole number, provided  that, (A) if CME Group’s Parent Aggregate Percentage Interest has not gone below the CME Group Threshold, CME Group shall be entitled to appoint at least one Director and (B) when CME Group’s Parent Aggregate Percentage Interest goes below the CME Group Threshold, CME Group shall not be entitled to appoint any Directors.  Such appointments shall be effective immediately upon delivery of written notice to the Members and the Board of Directors.  The Board of Directors initially shall be made up of seven Directors, five of whom shall be appointed by MH and two of whom shall be appointed by CME Group.  Notwithstanding anything herein to the contrary, an individual may serve as a Director only so long as such individual is an employee of the Parent that appointed such Director or of an Affiliate of such Parent, except with the other Parent’s prior written consent.  The size of the Whole Board may be increased or decreased (but not below seven or above ten) by the Board of Directors.  The individuals listed on Schedule 5.1 hereto are the individuals appointed by the Parents as the initial Directors of the Company as of the Closing.  Each Director shall hold such position until his or her successor is appointed or until his or her earlier death, disability, resignation or removal as a Director.

(c)                The Board of Directors, by taking action in accordance with this Agreement, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may determine to be necessary or appropriate in connection therewith.  No Director, acting alone or with any other Directors, shall have the right or power in such capacity to bind the Company.

(d)               Each Director shall serve without compensation in his or her capacity as such.  Each Director shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred by such Director during the course of conducting the Company’s business.

(e)                Each Director may authorize another individual (who may or may not be a Director, but who shall be an employee of the Parent that appointed such Director or of an Affiliate of such Parent) to act for such Director by proxy at any meeting of the Board of Directors, or to express consent or dissent to a Company action in writing without a meeting.  Without limiting the manner in which a Director may authorize another Person to act for such Director as proxy, a writing authorizing a Person to act for such Director as proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority.

Section 5.2  Removal, Resignation and Vacancies. (a) Each Parent (except with respect to CME Group, unless otherwise directed in writing by CGIS, CGIS) may remove any Director appointed by it at any time, with or without cause, effective upon written notice to the Members and the Board of Directors.  In the event that a Director is no longer an employee of the Parent that appointed such Director or of any Affiliate of such Parent, such Parent shall be deemed to have thereupon removed such Director.  In the event that the number of Directors a Parent is entitled to appoint (as calculated in accordance with the first sentence of Section 5.1(b)) is reduced below the number of Directors appointed by such Parent then serving, such Parent shall promptly remove such number of Directors appointed by it as required to comply with Section 5.1(b).  No Director may be removed except in accordance with this Section 5.2(a).

(b)               Any Director may resign by written notice to the Members and the Board of Directors.  Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery.

(c)                Any vacancy created on the Board of Directors resulting from the resignation, removal, death or disability of a Director shall be filled by the Parent (except with respect to CME Group, unless otherwise directed in writing by CGIS, CGIS) that appointed such Director, with such appointment to become effective immediately upon delivery of written notice of such appointment to the Members and the Board of Directors.

(d)               Each party hereto shall take all necessary action to effectuate fully the provisions of Section 5.1(b) and the foregoing provisions of this Section 5.2 to ensure that the Board of Directors consists of the Directors that are duly appointed in accordance with such sections.

Section 5.3 Meetings of the Board of Directors.  (a)  Regular meetings of the Board of Directors shall be held on at least a quarterly basis at such date and time as the Board of Directors may designate.  Special meetings of the Board of Directors may be called at any time by the Chairman and shall be called by the Chairman at the written request of any Director who makes such request in good faith.  Unless otherwise agreed by all of the Directors prior to a meeting, meetings of the Board of Directors may be held only in New York, New York or Chicago, Illinois.

(b)               Notice of a meeting of the Board of Directors or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone, electronic mail or facsimile no less than 30 days before the date of the meeting; provided  that the Chairman or the Director requesting the meeting may reduce the advance notice period for any meeting to no less than four Business Days if the Chairman or such Director determines, acting reasonably and in good faith, that it is necessary in the best interests of the Company for the Board of Directors to take action within a time period of less than 30 days.  Notice of any meeting may be waived in writing by any Director.  Presence at the meeting shall constitute waiver of any deficiency of notice under this Section 5.3, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(c)                The Secretary of the Company shall circulate to each Director an agenda for each meeting not less than five Business Days in advance of such quarterly meeting (or if sent by facsimile or email, three Business Days before the date of such meeting).  In the case of a quarterly meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Article 6 and any other matters that a Director may reasonably request to be included on such agenda (subject, however, to Section 6.6 and Section 11.6).  In the case of a special meeting, the agenda for such meeting shall be established by the Chairman and shall include any matters specified by the Director requesting such meeting, if applicable, and shall be provided to each Director at the time such meeting is called.

(d)               The presence in person or by proxy of a number of Directors equal to a majority of the Whole Board shall constitute a quorum for the conduct of business at any meeting of the Board of Directors; provided  that, in order to constitute a quorum, (i) at least a majority of the Directors present in person or by proxy must be Directors appointed by MH and (ii) if CME Group has the right to appoint any Directors and subject to the last sentence of this Section 5.3(d), at least one Director present in person or by proxy must be a Director appointed by CME Group.  If such quorum shall not be present at any meeting of the Board of Directors, the Directors present shall adjourn the meeting and promptly give notice of when it shall be reconvened, which notice shall include a copy of the notice previously given with respect to such meeting and, if applicable, shall specify in writing that the Board of Directors has invoked the procedures with respect to such reconvened meeting set forth in the following sentence.  If such notice is given and the reconvened meeting is held at least 48 hours after the meeting at which a quorum was not present, then, at such reconvened meeting, the presence in person or by proxy of at least one Director appointed by CME Group shall not be required in order for a quorum to be present,  provided, however, that (A) the only business that may be conducted at such reconvened meeting is the business specifically set forth in the notice of meeting for the original meeting and (B) no action that requires Board Supermajority Approval under Section 5.3(f) may be taken at such reconvened meeting unless at least one Director appointed by CME Group is present and such action is approved in accordance with Section 5.3(f).

(e)                Each Director shall be entitled to cast one vote with respect to each matter brought before the Board of Directors (or any committee thereof of which such Director is a member) for approval.  Except as set forth in Section 5.3(f), the affirmative vote of a majority of the Directors in attendance at any meeting of the Board of Directors (or any committee thereof) at which a quorum is present shall be required to authorize any action by the Board of Directors (or any committee thereof) and shall constitute the action of the Board of Directors (or any committee thereof) for all purposes.

(f)                Notwithstanding any other provision of this Agreement (but subject to Section 5.3(g), Section 10.4 and Section 11.4), if CME Group’s Parent Aggregate Percentage Interest has not gone below the CME Group Threshold, authorization of the following actions shall require the affirmative vote of (i) a majority of the Directors in attendance at any meeting at which a quorum is present and (ii) the affirmative vote of at least one Director appointed by CME Group (“Board Supermajority Approval”) and no Company Entity may take any of the following actions without such approval:

                                                     (i)            approval of the Annual Budget of the Company for any given Fiscal Year (the “Subject Fiscal Year”), or any amendment thereto (but not, for the avoidance of doubt, any Preliminary Annual Budget), if any of the following conditions exist (for illustrative purposes, determinations of whether the conditions set forth in clauses (A), (B), (C)  and (D)  exist under hypothetical circumstances are set forth in Schedule 5.3(f)(i)):

(A) the actual Margin for the Fiscal Year before such Subject Fiscal Year (the “Reference Fiscal Year”) is (1) five percentage points or more below the Baseline Margin for such Reference Fiscal Year, (2) five percentage points or more below the actual Margin in the Fiscal Year before such Reference Fiscal Year or (3) five percentage points or more below the Margin Floor in effect for such Reference Fiscal Year;

(B)    the aggregate amount of all cash distributed to the Members in respect of the Reference Fiscal Year was less than the amount equal to (x) 90% of EBITDA in such Reference Fiscal Year, less (y) interest payments made in such Reference Fiscal Year, less (z) the amount of cash required to finance acquisitions in such Reference Fiscal Year (provided that at least one Director appointed by CME Group voted in favor of approval of any such acquisition);

(C)  the projected Margin in the proposed Annual Budget for the Subject Fiscal Year is (1) five percentage points or more below the Baseline Margin in effect for such Subject Fiscal Year, (2) five percentage points or more below the actual Margin for the Reference Fiscal Year or (3) five percentage points or more below the Margin Floor in effect for such Subject Fiscal Year; or

(D) the aggregate amount of all cash projected by the proposed Annual Budget to be distributed to the Members in respect of the Subject Fiscal Year is less than the amount equal to (x) 90% of EBITDA, less (y) interest payments, projected by the proposed Annual Budget for such Subject Fiscal Year;

provided that, if Board Supermajority Approval is required in respect of a proposed Annual Budget as the result of any of the conditions in clauses (A) through (D)  existing and such Board Supermajority Approval is not given within 60 days of the delivery of such proposed Annual Budget to the Board of Directors, the Annual Budget for the Reference Fiscal Year shall thereupon become the Annual Budget for such Subject Fiscal Year (the “Rollover Annual Budget”) until Board Supermajority Approval for an Annual Budget for such Subject Fiscal Year is given; provided  that the aggregate expenses, capital expenditures and investments in such Rollover Annual Budget may (by determination of the Board of Directors without Board Supermajority Approval) be increased by an amount equal to the percentage difference between the CPI for the last month of the Reference Fiscal Year and the CPI for the calendar month that is 12 months prior to such calendar month (and the term Rollover Annual Budget shall refer to such increased budget);

                                                   (ii)            approval of material changes to the Brand Management Plan or the Strategic Plan of the Company;

                                                 (iii)            approval of material changes to the Business or Purpose of the Company;

                                                 (iv)            during the Blackout Period, any sale of all or substantially all of the assets of the Company Entities, taken as a whole, initial public offering, or sale, merger or consolidation of the Company (for the avoidance of doubt, without limiting the provisions of Articles 9 and 10  to the extent applicable);

                                                   (v)            (A) any acquisition, whether by purchase of assets or stock, merger or consolidation or otherwise, of assets or a business involving the payment by a Company Entity of consideration in excess of $25,000,000, other than in accordance with the contractual obligations set forth on Schedule 5.3(f)(v)(A) hereto or (B) any disposition, whether by sale of assets or stock, merger or consolidation or otherwise, of assets or a business having a value in excess of $15,000,000;

                                                 (vi)            any issuance of Membership Interests;

                                               (vii)            any redemption of Membership Interests;

                                             (viii)            any admission of new Members, including as a result of a Transfer by a Member of its Membership Interest (or any portion thereof), other than admission of new Members as a result of a Transfer described in Section 9.1(a) or Section 9.1(b);

                                                 (ix)            any Additional Capital Contributions from any Member;

                                                   (x)            any capital expenditure in excess of $1,000,000 in any Fiscal Year, or aggregate capital expenditures in any Fiscal Year in excess of $1,500,000, in each case except as contemplated by the Annual Budget then in effect;

                                                 (xi)            any incurrence or issuance of Indebtedness by any Company Entity to a Person other than a Company Entity that would result in an aggregate total outstanding principal amount (without duplication) of such Indebtedness of the Company Entities in excess of $30,000,000, or any pledge, mortgage, encumbrance or other grant of a security interest in any of its properties or assets of any Company Entity with respect to any Indebtedness of any Company Entity to any Person other than a Company Entity in excess of such aggregate amount (without duplication);

                                               (xii)            subject to Section 5.8(e), the hiring of the Chief Executive Officer and the Chief Financial Officer, if any, of the Company;

                                             (xiii)            any transaction with any Member or any of its Affiliates, other than transactions pursuant to the Transaction Documents or the intercompany agreements set forth on Schedule 5.3(f)(xiii) hereto and any other transactions entered into in the ordinary course of business consistent with past practice of the Company (including the past practice of MH prior to the date hereof) that are either immaterial (individually or in the aggregate with other transactions with such Member or any of its Affiliates) or on terms no less favorable to the Company Entities than those that could be obtained on arm’s-length terms from a Person who is not an Affiliate;

                                             (xiv)            any license of any Company brand to MH or any of its Affiliates (including Platts);

                                               (xv)            making any loans to any Member or officer or employee of the Company Entities, other than loans to officers and employees for amounts in the ordinary course of business consistent with past practice of the Company (including the past practice of MH prior to the date hereof), including travel advances, that in the aggregate are not material, or forgiving any loans to any Member or officer or employee of the Company;

                                             (xvi)            any distribution to Members other than as required by Section 8.1(a);

                                           (xvii)            any amendment of, or consent or waiver under, any Transaction Document (other than the Certificate of Formation, the amendment of which shall be governed by Section 14.2) in any manner that adversely affects the CME Group Members or disproportionately benefits any other Member;

                                         (xviii)            any settlement or compromise of any litigation or claims in which the amount payable by the Company Entities exceeds $750,000, or aggregate settlements or compromises of any litigation or claims in any Fiscal Year in which the amount payable by the Company Entities exceeds $1,500,000, in each case other than litigations and claims relating to the Company’s Intellectual Property; and

                                             (xix)            any voluntary (or consent to any involuntary) bankruptcy or any dissolution or liquidation of the Company.

(g)               Notwithstanding anything herein to the contrary, the provisions of Section 5.3(f) shall terminate and Board Supermajority Approval shall no longer be required for any matter upon the earlier of (i) at MH’s election, a Change of Control of CME Group in which the Acquirer is not a Qualified Party (an “Unqualified Party Approval Termination”), such election, if any, to be made by MH not more than twenty Business Days after such Change of Control (and if not made by MH by such date, the right to make such an election with respect to such Change of Control of CME Group shall be irrevocably waived) and (ii) if MH delivers a Specified Buy-Out Notice, the later of (x) delivery of an irrevocable waiver of MH’s right to defer the Put/Call Closing Date pursuant to Section 9.4(b) in respect of such MH Special Call or CME Group Put and (y) the date on which all required governmental approvals, if any, in respect of the Transfer contemplated by such Specified Buy-Out Notice shall have been received.  In the event that the provisions of Section 5.3(f) are terminated pursuant to clause (ii) of this paragraph (g), both Parents’ obligations under Article 11 and Article 12 shall all terminate; provided, however, in the case of this clause (ii) that (x) such Board Supermajority Approval rights and MH’s obligations under Article 11 and Article 12 shall be automatically restored prospectively without any further action of the parties if MH breaches its obligation to consummate the MH Special Call or CME Group Put, as applicable, as required by the terms of this Agreement and (y) CME Group’ obligations under Article 11 and Article 12 shall be automatically restored prospectively without any further action of the parties if CME Group breaches its obligation to consummate the MH Special Call or CME Group Put, as applicable, as required by the terms of this Agreement.

(h)               The Secretary of the Company or, if he or she is not present, any individual whom the Chairman of the Board of Directors may appoint, shall keep minutes of each meeting which shall reflect all actions taken by the Board of Directors thereat.

(i)                 The Board of Directors may establish other provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

(j)                 No more than 30 days following any meeting of the Board of Directors or any committee thereof, the Company shall provide or cause to be provided minutes of such meeting to all Directors (or members of such committee), which minutes shall state the date, place and time of the meeting, the Directors present at such meeting and, if applicable, the resolutions put to a vote and the results of such voting.  All minutes shall be subject to a vote of approval by the

               Section 5.4  Action Without a Meeting; Telephonic Meetings. (a) Notwithstanding Section 5.3, on any matter requiring an approval or consent of the Board of Directors under this Agreement or the Act, the Board of Directors or any committee thereof may take such action without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or all of the members of such committee, as applicable.

(b)               Any Director may participate in a meeting of the Board of Directors or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another.  Participation in a meeting pursuant to this Section 5.4(b) shall constitute presence in person at such meeting.

   Section 5.5 Chairman of the Board of Directors. The Board of Directors may appoint any one of the Directors appointed by MH to act as Chairman of the Board of Directors and preside at all meetings of the Board of Directors at which he or she is present, subject to the ultimate authority of the Board of Directors to appoint an alternate presiding officer at any meeting.  The initial Chairman is named on Schedule 5.5.  For the avoidance of doubt, a Director shall not be considered to be an officer of the Company by virtue of holding the position of Chairman and, except as provided in Section 5.3(a) or Section 5.3(h) and the first sentence of this Section 5.5, shall not have any rights or powers different from any other Director other than with respect to procedural matters to the extent delegated by the Board of Directors, it being understood that any procedural rights or powers granted to the Chairman shall not be in derogation of any rights or powers granted by this Agreement to the Directors appointed by CME Group.

    Section 5.6  Committees of the Board of Directors. (a) The Board of Directors may designate one or more committees, with each committee to consist of two or more of the Directors of the Company, subject to the requirements set forth in this Section 5.6.  Each Parent shall be entitled to appoint a number of Directors to such committee equal to the product of (i) such Parent’s Parent Aggregate Percentage Interest over the total Percentage Interest held by both Parents and (ii) the size of such committee, which product shall be rounded to the nearest whole number, provided that if CME Group is entitled to appoint one Director, CME Group shall be entitled to appoint one Director to such committee.  To the extent permitted by Law and provided in the resolution of the Board of Directors establishing any committee, such committee shall, subject to Section 5.3(f), have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.  Each committee shall keep regular minutes and report to the Board of Directors when required.

(b)               The presence in person or by proxy of a number of Directors equal to a majority of the total number of Directors (including any vacant seats) comprising the applicable committee shall constitute a quorum for the conduct of business at any meeting of such committee; provided that, in order to constitute a quorum (i) at least a majority of the Directors on such committee present in person or by proxy must be Directors appointed by MH and (ii) if CME Group has the right to appoint any Directors to such committee, at least one Director present in person or by proxy must be a Director appointed by CME Group.  The fixing of the time and place of its meetings shall be made and determined in accordance with clauses (a) (other than the provisions requiring regular quarterly meetings), (b) and (c) of Section 5.3 and actions of any committee shall be made and determined in accordance with Section 5.3(e).  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.3(b).

    Section 5.7 Subsidiary Boards of Directors.  Unless otherwise unanimously agreed by the Board, the boards of directors (or similar governing bodies) of the Subsidiaries of the Company shall consist of individuals who are Directors or officers or employees of the Company Entities (other than any such Subsidiary that is managed by its owner(s)); provided that each Parent shall have the right to appoint a number of directors (or equivalents) on the boards of directors (or similar governing bodies) of all Subsidiaries of the Company equal to the product of (a) such Parent’s Parent Aggregate Percentage Interest over the total Percentage Interest held by both Parents and (b) the size of such board (or equivalent), which product shall be rounded to the nearest whole number, provided that, if CME Group is entitled to appoint one Director, CME Group shall be entitled to appoint one director (or equivalent) to such Subsidiary board (or similar governing body).  Unless otherwise unanimously agreed by the Board, the quorum, removal rights, meeting procedures and meeting requirements set forth in this Article 5 shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors (or similar governing bodies) of such Subsidiaries.

    Section 5.8 Officers.  (a)  Designation and Appointment of Officers.  Subject to Section 5.3(f)(xii), the Board of Directors may, from time to time, employ and retain Persons as it may determine to be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Directors), as officers of the Company, with such titles as may be designated by the Board of Directors, including “chief executive officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel” and “director.”  Any number of offices may be held by the same Person.  The Board of Directors may choose not to fill any office for any period.  Each officer shall hold office until his or her successor shall be duly appointed and shall have qualified as an officer or until his or her death or disability or until he or she shall resign or shall have been removed in the manner hereinafter provided.  An officer of the Company need not be an employee or Member of the Company or a resident of the State of Delaware, and may be a Director or a director (or equivalent), officer or employee of any Member or any of its Affiliates.

(b)               Removal of Officers; Vacancies.  Any officer may resign as such at any time, subject to any agreement between the Company and such officer.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors.  The acceptance by the Board of Directors of a resignation of any officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation.  Any officer may be removed as such, either with or without cause, at any time by the Board of Directors or any authorized committee thereof and, subject to Section 5.3(f)(xii), vacancies may be filled by approval of the Board of Directors or any authorized committee thereof.  Designation of any Person as an officer by the Board of Directors shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

Directors shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(c)                Powers and Duties.  The officers of the Company shall be responsible for the day-to-day management of the Company and, subject to the terms of this Agreement, shall have such authority and perform such duties in the day-to-day management of the Company as may be prescribed by the Board of Directors and, to the extent not so prescribed, as generally pertain to their respective offices, subject to the supervision and control of the Board of Directors or any authorized committee thereof.

(d)               Compensation.  The Board of Directors may authorize reimbursement for ordinary course business expenses and, subject to Section 5.3(f), compensation from the funds of the Company for the officers, employees and agents appointed by or under the authority of the Board of Directors.

(e)                Hiring of Chief Executive Officer and Chief Financial Officer.

                                                     (i)            So long as Section 5.3(f)(xii) applies, the Chief Executive Officer and the Chief Financial Officer, if any, shall be hired in accordance with the following process.  The Directors appointed by MH shall identify a candidate, who shall, in their reasonable judgment, have the applicable Required Qualifications, in writing.  The Directors appointed by CME Group, acting unanimously, may within 15 days reject any such candidate for any reason by written notice to the MH Directors and to MH.  Following any such rejection, the Directors appointed by MH shall identify by delivery of written notice to the Directors appointed by CME Group and to CME Group up to three other candidates, each of whom shall, in the reasonable judgment of the Directors appointed by MH, have the applicable Required Qualifications.  The Directors appointed by CME Group, acting unanimously, may within 15 days by written notice to the MH Directors and to MH (A) reject one of such candidates for any reason and (B) reject any candidate who in such Directors’ reasonable judgment (1) does not have the Required Qualifications or (2) has a conflict of interest.  Subject to the preceding sentence, Board Supermajority Approval shall not be required for the hiring of any candidate identified on any second notice contemplated by this Section 5.8(e)(i) that has not been rejected by CME Group in accordance with this Section 5.8(e)(i).  For the avoidance of doubt, if following such notices, no candidate on such notices is hired, the hiring of any other candidate shall again be subject to the procedures set forth in the preceding three sentences (except that CME Group may then not reject any of such candidates for any reason but may only reject a candidate who does not have the Required Qualifications or who has a conflict of interest).

                                                   (ii)            At any time that the Company does not have a Chief Executive Officer or Chief Financial Officer, the Board of Directors, without Board Supermajority Approval, may appoint an interim Chief Executive Officer or Chief Financial Officer, as applicable, provided  that, so long as Section 5.3(f)(xii) applies, such an interim appointment of longer than one year shall require Board Supermajority Approval.

                                                 (iii)            The initial Chief Executive Officer of the Company is named on Schedule 5.8(e)(iii).

 Section 5.9 Indemnification.  (a) Indemnification by the Company.  To the fullest extent permitted by Law, the Company shall indemnify and hold harmless any Member, any Affiliate of any Member and any Director or officer made or threatened to be made a party to any threatened, pending or completed Proceeding (other than any Proceeding brought by (i) a Member or an Affiliate of a Member against another Member or an Affiliate of such other Member or (ii) the Company) by reason of the fact that such Person is or was a Member, an Affiliate of a Member, a Director or officer of the Company, or serves or served at the request of any of the Company Entities as a member, manager, partner, director, officer, employee or agent of any other enterprise (each in their capacity as such, an “Indemnified Person”), from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with such Proceeding, except to the extent such Person is found by a final, non-appealable judgment of a court of competent jurisdiction to have acted with bad faith or engaged in willful misconduct.  Expenses (including attorneys’ fees) incurred by any such Indemnified Person in defending any such Proceeding shall be paid or reimbursed by the Company promptly upon receipt by it of an undertaking of such Indemnified Person to repay such expenses if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.  The rights provided to any Indemnified Person by this Section 5.9 shall be enforceable against the Company by such Indemnified Person, who shall be presumed to have relied upon it in serving or continuing to serve as a Member, Director, member, manager, partner, director, officer, employee or agent as provided above.

(b)               Subsequent Amendment.  No amendment of this Section 5.9 shall impair the rights of any Indemnified Person arising at any time with respect to any acts or omissions occurring prior to such amendment.  For purposes of this Section 5.9, the term “Company” shall include any constituent entity (including any constituent of a constituent) absorbed by the Company in a consolidation or merger.

(c)                Survival.  Notwithstanding anything herein to the contrary, the provisions of this Section 5.9 shall survive the termination, voluntary or involuntary, of an Indemnified Person’s status as such, and shall survive the termination of this Agreement or dissolution or liquidation of the Company.

(d)               Insurance.  The Company may, on its own or in conjunction with the MH Entities, and in such amounts as the Board of Directors may determine, purchase and maintain insurance on behalf of any Person who is or was an Indemnified Person against any liability asserted against or incurred by such Indemnified Person in any such capacity or arising from its status as such, whether or not the Company would have power to indemnify such Indemnified Person against such liability in accordance with this Section 5.9; provided  that all Directors and Members shall be treated equally in such regards.

(e)                Non-Exclusivity.  The indemnification provided by the foregoing provisions of this Section 5.9 shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others; provided that all Directors and Members shall be treated equally in such regards.

(f)                Application of Contribution Agreement and Transaction Documents.  Nothing contained in this Section 5.9 is intended to relieve any Member or any other Person from any liability or obligation of such Person pursuant to the Contribution Agreement or any other Transaction Document, or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(g)               Limitations.  Any indemnity under this Section 5.9 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Parent or Member shall be required directly to indemnify any Indemnified Person pursuant to this Section 5.9.

Section 5.10 Exculpation and Other Limitations of Obligations and Liabilities.  (a) No  Fiduciary or Implied Duties.  To the fullest extent permitted by the Act, no Director, Member or Parent shall owe any fiduciary duty or, except as otherwise expressly provided for in this Agreement, any other duty to the Company, any Member or any Parent.  Officers of the Company shall owe the same duties to the Company and its Members as officers of a corporation organized under the laws of the State of Delaware owe to such corporation and its stockholders.

(b)               Exculpation.

                                                     (i)            No Director of the Company shall be liable for monetary damages to the Company, any Member or any Parent, except to the extent such Director is found by a final, non-appealable judgment of a court of competent jurisdiction to have acted with bad faith or engaged in willful misconduct.

                                                   (ii)            A Director of the Company shall be fully protected in relying in good faith upon the records of the Company Entities and upon such information, opinions, reports or statements presented to any of the Company Entities by any Person as to matters such Director reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of any of the Company Entities, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(c)                Transactions with Members and Directors.  Subject to clauses (xi), (xiii)  and (xv)  of Section 5.3(f), (i) any Member or Director of the Company may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to applicable Law, shall have the same rights and obligations with respect to such matter as a Person who is not a Member or Director of the Company and (ii) any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.

(d)               Other Activities; Business Opportunities.

                                                     (i)            Except as otherwise provided in Article 11, any Director, Member or Parent may engage in or possess any interest in another business or venture of any nature and description, independently or with others, and neither the Company nor any other Member (in its capacity as a Member) shall have any rights in or to any such independent ventures or the income or profits derived therefrom.

                                                   (ii)            Except as otherwise provided in Article 11, if a Director, Member or Parent acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Person and the Company or another Member, such Person shall have no duty to communicate or offer such business opportunity to the Company or any other Member.

(e)                No Disqualification.  Subject to Section 11.4, no Director shall be disqualified from voting on matters as to which such Director or the Parent that appointed such Director may have a conflict of interest.

Section 5.11 Claims under Transaction Documents.  Notwithstanding any other provision of this Agreement, each Parent shall be responsible for its respective Parent Entities’ compliance with their obligations under each of the Transaction Documents to which such Parent Entities are parties.  In the event of a breach by a Parent Entity of an obligation owed to any Company Entity in any Transaction Document, the other Parent shall be entitled to assert a claim for and enforce, at the Company’s reasonable expense, such obligation on behalf of any Company Entity and may pursue on behalf of any Company Entity all remedies available to any Company Entity in respect of such breach.  For the avoidance of doubt, if there is an event of default under the MH Brand License, CME Group shall have the right to enforce such license on behalf of the Company in accordance therewith and exercise all rights and remedies the Company may have thereunder.  The Company Entities shall cooperate and comply with any reasonable instructions received from the Parent enforcing the rights of the Company Entities in connection with any of the foregoing actions.  The Parent exercising any rights pursuant to this Section 5.11 agrees to promptly reimburse the Company for any expenses advanced to such Parent or incurred by the Company Entities if such Parent is not successful in asserting such claim.

Article 6

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 6.1 Fiscal Year.  The fiscal year of the Company (“Fiscal Year”) shall be the calendar year, or such other year as may be fixed from time to time by a unanimous vote of all Directors, subject to Section 706 of the Code.  The Company shall have the same Fiscal Year for federal income tax purposes and for accounting purposes.

Section 6.2 Books of Account and Other Information.  (a)  The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP.  All questions of accounting shall be determined by the Board of Directors or a committee or officer authorized by the Board of Directors to make such determination.

(b)               In addition to such books and records, the Board of Directors shall cause the Company to maintain and make available at the principal business office of the Company (or, with respect to copies of the Company’s or any of the Company Entities’ income tax returns, at the principal business office of the Tax Matters Member):  (i) copies of any federal, state, local or foreign income tax returns, if any, filed or required to be filed by any of the Company Entities, in each case for the eight most recent years or, if not prepared for the eight most recent years, such lesser period for which such documents have been prepared and (ii) all other records required to be maintained pursuant to this Agreement or the Act.

(c)                In the event that there is any change after the date of the Contribution Agreement in GAAP (whether as a result of a change in U.S. generally accepted accounting principles or a change in the application thereof by MH) that may affect the calculation of GAAP-based metrics in this Agreement, the GAAP-based metrics used as benchmarks contemplated in this Agreement will be adjusted on a pro forma basis to the extent that the change impacted the Company’s results so as to produce a consistent relative benchmark to the Company’s results that reflect the impact of the GAAP change (for example, if an accounting change occurred that adversely impacted the Company’s Margin by 2%, causing the gross profit percentage run rate to decrease from 58% to 56% (a 3.4% decrease), the Baseline Margin, whose components are determined in accordance with GAAP, would decrease by 3.4% as well).

Section 6.3 Auditors.  The auditors of the Company, if any, shall be such firm of nationally recognized certified independent public accountants as shall be selected by MH.

Section 6.4 Preliminary Annual Budget, Annual Budget, Brand Management Plan and Strategic Plan.  (a)  The Annual Budget for the remainder of the 2012 Fiscal Year, the Brand Management Plan and the Strategic Plan are set forth on Schedule 6.4(a), Schedule 6.4(b) and Schedule 6.4(c) hereto, respectively.  The Chief Executive Officer, in consultation with the Board of Directors, shall be responsible for the preparation and delivery to the Board of Directors for their consideration and approval of (i) the Preliminary Annual Budget for each Fiscal Year beginning with the 2014 Fiscal Year no later than 15 days prior to the beginning of such Fiscal Year, (ii) subject to Section 5.3(f)(i), the Annual Budget for each Fiscal Year beginning with the 2014 Fiscal Year no later than 60 days after the completion of the preceding Fiscal Year (and in any event at the same time that the financial statements contemplated by Section 6.5(b)(iii) are delivered) and (iii) subject to Section 5.3(f)(ii), any proposed amendment to the Preliminary Annual Budget, Annual Budget, Brand Management Plan or the Strategic Plan, as applicable.  The Preliminary Annual Budget and the Annual Budget shall be prepared in a manner consistent in all material respects with (except to the extent attributable to any changes in GAAP), and at a minimum shall include substantially the same types of information, including (x) projected Margin for such Fiscal Year (and substantially the same types of components thereof) and (y) projected Free Cash Flow (and substantially the same types of components thereof) projected to be distributed to the Members in such Fiscal Year, set forth in, the 2013 Annual Budget approved in accordance with Section 6.4(b).  Upon approval of the Annual Budget in accordance with Article 5, the Annual Budget shall replace and supersede in its entirety the Preliminary Annual Budget for the applicable Fiscal Year.

(b)               No later than January 15, 2013, MH and CME Group shall agree upon the Annual Budget for the 2013 Fiscal Year, and such Annual Budget shall be the Annual Budget for such Fiscal Year for all purposes of this Agreement.

Section 6.5 Access to Company Information.  (a)  Subject to any restrictions provided in this Agreement (including Section 11.6), (i) each party hereto shall be entitled to inspect and examine the books, records and accounts of the Company Entities at reasonable times and in a reasonable manner so as not to unduly interfere with the management and business of any of the Company Entities, and make copies thereof or extracts therefrom; provided  that the inspecting party shall bear its own expenses and all reasonable expenses incurred by such Company Entity in any inspection or examination requested by such party pursuant to this sentence; (ii) if the Company prepares or makes available any reporting package or other report or written analysis for any party hereto pursuant to this Section 6.5(a) or otherwise, the Company shall promptly provide a copy thereof to the other parties; (iii) each party shall have the right, at its own expense and from time to time upon reasonable prior notice and at reasonable times and in a reasonable manner so as not to unduly interfere with the management and business of the Company Entities, to perform a review or retain an independent certified public accountant or other outside consultant to audit the Company Entities’ books, records, policies and procedures, such as payroll and tax records, including an independent audit of the Company’s financial statements; provided  that no more than one such review or audit may be performed on behalf of a Parent in any Fiscal Year; and (iv)  any Director or officer may communicate any information to any party hereto, and shall have no liability therefor.

(b)               The Company shall cause to be prepared and delivered to each party hereto all of the information described in this Section 6.5(b):

                                                     (i)            within six Business Days after the end of each calendar month, the monthly profit and loss statements (and any other financial reports, if any) prepared by the management of the Company and provided to the management of the Company or of any MH Member or parent thereof;

                                                   (ii)            within 45 days after the end of each Fiscal Quarter (or, if earlier, the date on which MH files its periodic report for such Fiscal Quarter with the Securities and Exchange Commission), (A) the unaudited consolidated balance sheet of the Company Entities as at the end of such Fiscal Quarter and (B) the related unaudited statements of operations for such Fiscal Quarter, for the portion of the Fiscal Year then ended, in the case of each of clauses (A) and (B)  prepared in accordance with GAAP;

                                                 (iii)            within 90 days after the end of each Fiscal Year (or, if earlier, the date on which MH files its periodic report for such Fiscal Year with the Securities and Exchange Commission), the unaudited consolidated balance sheet of the Company Entities as at the end of such Fiscal Year and the related unaudited statements of operations and cash flow for such Fiscal Year, in each case prepared in accordance with GAAP; and

                                                 (iv)            concurrent with the delivery of any financial information being delivered to each party hereto pursuant to the foregoing clauses (i) through (iii), a comparison of such financial information to any projections, estimates or forecasts that relate to such financial information as set forth in the applicable Preliminary Annual Budget or Annual Budget.

(c)                Subject to applicable Laws, each party hereto shall, upon reasonable request by another party hereto, provide to such other party such information and data concerning itself and its Subsidiaries to the extent (and only to the extent) required to enable such other party and its Subsidiaries to comply with applicable Law; provided  that such requests are made at reasonable times and in a reasonable manner so as not to unduly interfere with the management and business of such party or its Subsidiaries; provided, further, that such information and data shall be shared only with personnel of such other party or its Subsidiaries that are required to have access to such information and data so as to permit such compliance with applicable Law.

(d)               Any information obtained by a party hereto pursuant to this Section 6.5 shall be held in confidence pursuant to the terms of Section 6.6.

Section 6.6 Confidentiality.  (a)  As used herein, “Information” means all technical, financial and other information (including information relating to customers of the Company Entities or of any party hereto or any of its Subsidiaries and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of any of the Company Entities or any party hereto or any of its Subsidiaries, in each case which is furnished to any Company Entity or any party hereto or any of such party’s Subsidiaries (in such capacity, an “Information Recipient”) pursuant to this Agreement or any of the Transaction Documents or otherwise in connection with the business or governance of the Company Entities.

(b)               Each Information Recipient party hereto shall, and shall cause its controlled Affiliates (including its controlled Affiliates that are Information Recipients) to, comply with the provisions of Law regarding confidentiality as they relate to any Company Entity or any party hereto or any of its Subsidiaries.  Without limiting the foregoing, each Information Recipient party hereto shall, and shall cause its respective controlled Affiliates (including its controlled Affiliates that are Information Recipients) to, comply with all applicable federal, state and other Laws relating to the sharing and disclosure of any Information that may be covered thereby.

(c)                Each Information Recipient party hereto shall, and shall cause its controlled Affiliates (including its controlled Affiliates that are Information Recipients) and the Information Representatives of such Information Recipient to, treat all Information with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information.  Each Information Recipient party hereto agrees not to, and to cause its controlled Affiliates (including its controlled Affiliates that are Information Recipients) and the Information Representatives of such Information Recipient not to, disclose or communicate to any Person (other than, to the extent permitted by Law, to (i) any representatives, employees, advisers or agents of such Information Recipient or its Affiliates who need to know such Information in the normal course of the performance of their duties or (ii) counterparties to any contracts or agreements with such Information Recipient or its Affiliates who need to know such Information for valid business purposes, in the case of each of clauses (i) and (ii)  in furtherance of the transactions contemplated by this Agreement and the Transaction Documents or the operations of the Company Entities (each Person described in clauses (i) and (ii), an “Information Representative” of such Information Recipient), in each case who are informed of and agree to comply with the terms and conditions of this Section 6.6), in any manner whatsoever, any Information supplied by any Company Entity or any party hereto or any of such party’s Subsidiaries, without the prior written consent of the Person that furnished such Information.  Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed in writing by CME Group and the Company, no CME Group Entity may disclose or communicate any Information to any CME Group Unaffiliated Entity.

(d)               Each Information Recipient party hereto shall, and shall cause its controlled Affiliates (including its controlled Affiliates that are Information Recipients) to, comply with the antitrust Laws regarding information sharing as they relate to any Company Entity, MH Entity and CME Group Entity.

(e)                Each Information Recipient party hereto agrees to use, and to cause its controlled Affiliates (including its controlled Affiliates that are Information Recipients) to use, Information received from any Company Entity, MH Entity or CME Group Entity only in connection with its investment in the Company or the transactions contemplated by this Agreement or the Transaction Documents, and for no other purpose, except as otherwise permitted by this Agreement or the Transaction Documents.

(f)                Nothing contained herein shall be construed as restricting or creating any liability or obligation for the disclosure, communication or use of Information that:

                                                     (i)            is or becomes publicly known through no wrongful act of the disclosing Information Recipient or its Affiliates;

                                                   (ii)            is received, without breach of this Agreement or any Transaction Document, from a Person that is not known by the disclosing Information Recipient to be under any confidentiality obligation to the Company Entities, MH Entities or CME Group Entities with respect thereto;

                                                 (iii)            is disclosed as required by Law, including the rules of any national securities exchange on which such Information Recipient’s securities are listed, or legal process or formal or informal investigative request or demand; provided  that, prior to any such disclosure, the disclosing Information Recipient shall (A) provide prompt advance written notice to the Company and to the Person that provided such Information of its intention to do so pursuant to this exception to the extent that it is practicable in the circumstances to do so and (B) at the request of the Company or the Person that provided such Information, cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order and requesting that the applicable Governmental Authority apply confidential treatment to the applicable records; or

                                                 (iv)            subject to Section 9.1(h), is disclosed to a Third-Party Acquirer or any of its advisors or representatives in connection with an actual or potential Transfer; provided that (A) such Third-Party Acquirer enters into a confidentiality agreement with respect thereto and (B) any competitively sensitive Information may only be disclosed pursuant to a customary clean room agreement.

(g)               The provisions of this Section 6.6 shall survive termination of this Agreement, but shall expire with respect to the MH Entities or CME Group Entities on the third anniversary of the first date on which no MH Entity or CME Group Entity, respectively, is a Member of the Company; provided  that with respect to any competitively sensitive Information (including customer lists), the provisions of this Section 6.6 shall survive indefinitely.

(h)               The Confidentiality and Non-Disclosure Agreement dated September 28, 2010 between MH and CME Group is hereby terminated; provided  that such termination shall not release a breaching party thereto from any liability for any breach thereof prior to such termination.

Section 6.7 Certain Tax Matters.

(a)                Tax Matters Member.  The Initial MH Member or any Member designated by MH shall be the “tax matters partner” of the Company within the meaning of Section 6231 of the Code and the Treasury Regulations promulgated thereunder (such Member, the “Tax Matters Member”) and shall be authorized to act on behalf of and represent the Company (at the Company’s expense) with respect to any tax matters, including, without limitation, in connection with all examinations of the Company’s affairs by tax authorities and any resulting administrative and judicial proceedings, and to expend Company funds for professional services and expenses associated therewith.  For the avoidance of doubt, this Section 6.7(a) shall be interpreted in a manner consistent with the rest of the provisions of this Section 6.7.

(b)               Authority. The Tax Matters Member shall use commercially reasonable efforts to consult with all other Members regarding significant income tax matters relating to the Company Entities.  The Tax Matters Member shall take into account the significant income tax concerns and objectives, stated in writing, of the other Member(s).  The Tax Matters Member shall be authorized to (i) manage and control all tax proceedings with respect to the Company Entities (subject to Section 6.7(e)) and (ii) cause the Company Entities to make all tax elections required or permitted to be made by any of the Company Entities under applicable Law (including an election under Section 754 of the Code (subject to Section 6.7(j)), but excluding the election of allocation method under Section 704(c) of the Code with respect to the CME Group Contributed Assets or the MH Contributed Assets, which shall be determined pursuant to Section 7.6).  Each Member agrees (i) to cooperate with the Tax Matters Member with respect to tax matters relating to or affecting any of the Company Entities and (ii) to keep the Tax Matters Member informed of each material development with respect to any tax matter relating to or affecting any of the Company Entities or any other Member and make related documents available to the Tax Matters Member before submission to any taxing authority or court.

(c)                Rights of Members.  Each Member shall be considered to have retained such rights and obligations (if any) as are provided for under the Code or any other applicable Law with respect to any examination, proposed adjustment or proceeding relating to the federal income tax items of the Company Entities (including its rights under Section 6224(c) of the Code and its right to notice of any proposed tax settlements in any court case involving the Company Entities).  For the avoidance of doubt, this Section 6.7(c) shall be interpreted in a manner consistent with the rest of the provisions of this Section 6.7.

(d)               Required Notice. The Tax Matters Member shall use commercially reasonable efforts to keep all Members informed as to any discussions with any taxing authority with respect to any material tax issue concerning the income tax items that are required to be reported on the tax returns of the Members (and not, for the avoidance of doubt, any tax items relating to entity-level taxes imposed on the Company Entities, except for such pending or threatened examinations, adjustments or proceedings the potential outcome of which would require a Member to file a tax return in a jurisdiction in which it does not currently file a tax return, provided that such Member has previously furnished the Tax Matters Member with a complete list of all such jurisdictions, which list includes the jurisdiction in question).  Without limiting the generality of the immediately preceding sentence, the Tax Matters Member shall provide notice to the other Members promptly (and in any event, no later than 30 days) after it receives notice from any tax authority of any pending or threatened examination, adjustment or proceeding relating to any material income tax items of the Company Entities that are required to be reported on the tax returns of the Members (and not, for the avoidance of doubt, any tax items relating to entity-level taxes imposed on the Company Entities, except for such pending or threatened examinations, adjustments or proceeding the potential outcome of which would require a Member to file a tax return in a jurisdiction in which it does not currently file a tax return, provided that such Member has previously furnished the Tax Matters Member with a complete list of all such jurisdictions, which list includes the jurisdiction in question).  The Tax Matters Member (i) shall use commercially reasonable efforts to consult with the other Members with respect to the conduct of such examinations or proceedings, or any court proceedings with respect to such tax items of the Company Entities and (ii) shall use commercially reasonable efforts to afford the other Members a reasonable opportunity to review drafts of any related submission to the IRS or any court.  For the avoidance of doubt, any tax item or tax issue that relates to allocations of income, gain, loss and deduction to CGIS under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder shall be considered a material tax item or material tax issue.

(e)                Right for Independent Representation.  Upon written notice to the Tax Matters Member, each Member shall be entitled to represent itself, or to obtain independent counsel and other advisors to represent it, in connection with any examination, proposed adjustment or proceeding described in Section 6.7(d) to the extent (i) such examination, proposed adjustment or proceeding relates to allocations of income, gain, loss and deduction to such Member under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder or (ii) the potential outcome of such examination, proposed adjustment or proceeding would require a Member to file a tax return in a jurisdiction in which it does not currently file a tax return (provided that such Member has previously furnished the Tax Matters Member with a complete list of all such jurisdictions, which list includes the jurisdiction in question).  In the event that a Member notifies the Tax Matters Member in writing of its intention to exercise its rights pursuant to the preceding sentence, the Tax Matters Member agrees (i) to supply such other Member and its counsel and other advisors, as the case may be, with copies of all relevant written communications received by the Tax Matters Member with respect thereto, together with such other information as they may reasonably request in connection therewith (and such other Member agrees to supply the Tax Matters Member and its counsel and other advisors, as the case may be, with copies of all relevant written communications received by such other Member with respect thereto, together with such other information as they may reasonably request) and (ii) to cooperate with such other Member and its counsel and other advisors, as the case may be, in connection with such other Member’s separate representation, to the extent reasonably practicable and at the sole cost and expense of such other Member.

(f)                Review of Tax Returns.  The Company shall (i) prepare or cause to be prepared IRS Forms 1065 and such other forms, tax returns or other documents (including Schedule K-1 and any comparable state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and (ii) provide (A) such IRS Forms 1065 and Schedules K-1 to each Member as soon as reasonably practicable, but in no event later than July 15 following the end of the Company’s Fiscal Year and (B) such comparable state and local tax forms to each Member as soon as reasonably practicable, but in no event later than August 15 following the end of the Company’s Fiscal Year (or, in the case of each of subclauses (A) and (B), such other date as the Parents may reasonably agree).  The Tax Matters Member shall use commercially reasonable efforts to circulate to each Member for its review a draft of any federal, state or local income tax return, described above in this Section 6.7(f), of any of the Company Entities no later than 30 days prior to the due date for the filing of such return.  If any Member shall object to any item on any such tax return then the Tax Matters Member shall consider any such reasonable objection in good faith.

(g)               Tax Returns of the Members.  Each Member shall file its tax returns in a manner consistent with the Company’s tax returns; provided  that if any Member objects to any item on the Company’s tax return, then such Member shall have the right to file its own tax returns in a manner considered by such Member to reflect the tax treatment of such disputed item; provided, further, that such Member shall not file such inconsistent tax return unless it first receives a written opinion from a nationally recognized law firm concluding that the treatment proposed by such Member should be respected by the courts if challenged by any taxing authority.

(h)               Administrative Adjustment; Representation Before Taxing Authority No Member other than the Tax Matters Member shall file on behalf of the Company any tax return or any request for administrative adjustment.  No Member other than the Tax Matters Member shall represent or act on behalf of the Company before any taxing authority or discuss or correspond regarding any matter relating to the Company Entities with any taxing authority.

(i)                 Expenses.  All reasonable out-of-pocket expenses and costs incurred by the Tax Matters Member in its capacity as such shall be paid by the Company as an ordinary expense of its business.

(j)                 Section 754 Election.  In the event that the Company does not have an election in effect under Section 754 of the Code with respect to any Fiscal Year during which (i) any of the MH Members or any of the CME Group Members transfers any Membership Interest (or any portion thereof) or (ii) any member of a CME Group Member or any member of a MH Member transfers its interest in such CME Group Member or MH Member, then, at the request of such MH Member or such CME Group Member, the Tax Matters Member shall cause the Company to make an election under Section 754 of the Code.

(k)               Classification as Partnership.  The Members intend that the Company shall be classified as a partnership (other than a publicly traded partnership) for federal and, if applicable, state and local income tax purposes, and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Article 7

ALLOCATIONS

Section 7.1 Allocation of Profits and Losses.  After giving effect to the special allocations set forth in Section 7.2, Profits and Losses of the Company for each Fiscal Year shall be allocated to the Members pro rata in accordance with their respective Percentage Interests.

Section 7.2 Special Allocations.  Notwithstanding anything herein to the contrary, the following special allocations, if applicable, shall be made in the following order:

(a)                Company Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding anything herein to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of such net decrease in Company Minimum Gain during such Fiscal Year, determined in accordance with Treasury Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704‑2(f)(6) and 1.704-2(j)(2).  This Section 7.2(a) is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)               Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding anything herein to the contrary, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member that has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of such net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704‑2(i)(4) and 1.704-2(j)(2).  This Section 7.2(b) is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)                Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704‑1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Member’s Adjusted Capital Account Deficit as quickly as possible; provided  that an allocation pursuant to this Section 7.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.2(c) were not in the Agreement.  This Section 7.2(c) is intended to comply with the “qualified income offset” requirement set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

(d)               Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided  that an allocation pursuant to this Section 7.2(d) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been tentatively made as if Section 7.2(c) and this Section 7.2(d) were not in this Agreement.

(e)                Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members pro rata in accordance with their respective Percentage Interests.

(f)                Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704‑2(i)(1).

(g)               Section 754 Adjustments.  To the extent an adjustment to the adjusted basis for federal income tax purposes of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members pro rata in accordance with their respective Percentage Interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 7.3 Certain Allocations.  The allocations set forth in Section 7.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.3.  Therefore, notwithstanding any other provision of this Article 7 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting special allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company

               Section 7.4 Loss Limitation.  Losses allocated pursuant to Section 7.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year (or increase any existing Adjusted Capital Account Deficit).  In the event some but not all of the Members would have Adjusted Capital Account Deficits (or an increase in any existing Adjusted Capital Account Deficit) as a consequence of an allocation of Losses pursuant to Section 7.1, the limitation set forth in this Section 7.4 shall be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ respective Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

Section 7.5 Other Allocation Rules. (a) The allocation provisions set forth in this Article 7 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b)               For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters Member using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

(c)                If the Percentage Interest of any one or more Members changes during the Fiscal Year, all Company items of income, gain, loss, deduction and credit shall be allocated among the Members for such Fiscal Year in a reasonable manner, as determined by the Tax Matters Member, that takes into account the varying Percentage Interests of the Members in the Company during such Fiscal Year in accordance with Section 706 of the Code.

(d)               The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Company income and loss for income tax purposes.

(e)                For the avoidance of doubt, for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulations Section 1.752-3(a)(3)), the Members’ interests in Company profits are in proportion to their Percentage Interests.

Section 7.6 Tax Allocations.  (a)        In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, each item of income, gain, loss, and deduction with respect to the CME Group Contributed Assets and the MH Contributed Assets, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its initial Carrying Value using the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d).

the adjusted basis of such property for federal income tax purposes and its initial Carrying Value using the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d).

(b)               In the event the Carrying Value of any Company asset is adjusted pursuant to clause (a) of the definition of “Carrying Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value using any method permitted under Treasury Regulations Section 1.704-3 as determined by the Tax Matters Member .

(c)                Subject to the provisions of Section 7.6(a) and Section 7.6(b), items of income, gain, loss, deduction and credit to be allocated for income tax purposes shall, for each taxable period, be allocated among the Members in the same manner and in the same proportion as such items are allocated among the Members’ respective Capital Accounts.

(d)               Allocations pursuant to this Section 7.6 are solely for income tax purposes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Article 8

DISTRIBUTIONS

Section 8.1            Distributions; Other Distributions; Withholding.

(a)                Mandatory Distributions.

                                                     (i)            Subject to Section 8.1(c), the Company shall distribute to the Members, on a pro rata basis in accordance with each Member’s Percentage Interest, within 60 days after the end of each Fiscal Quarter, 100% of all Free Cash Flow as of and for the end of such Fiscal Quarter.

                                                   (ii)            On an annual basis, the Company will prepare a statement of cash flows in accordance with GAAP to compute cash flows from operations in the prior Fiscal Year in accordance with GAAP.  Subject to Section 8.1(c), to the extent that the amount of cash flows from operations as set forth on such statement less the amounts identified in clauses (f) and (g)  of the definition of Free Cash Flow with respect to the four Fiscal Quarters of such prior Fiscal Year is greater than the amount of Free Cash Flow actually distributed pursuant to Section 8.1(a)(i) in respect of the four Fiscal Quarters of such prior Fiscal Year, the Company shall distribute to the Members, on a pro rata basis in accordance with each Member’s Percentage Interest, within 60 days after the preparation of such statement of cash flows, the amount of such excess unless otherwise mutually agreed in writing by the Parents.

                                                 (iii)            Distributions pursuant to clauses (i) and (ii)  above are intended to qualify for the operating cash flow presumption of Treasury Regulations Section 1.707-4(b).

(b)               Other Distributions; Withholding.

                                                     (i)            Except as specified in this Article 8 and Article 13, (A) the Company shall have no obligation to distribute any cash or other property of the Company to the Members and (B) subject to Section 5.3(f)(xvi), the Board of Directors may determine whether to distribute any cash or other property of the Company, when available, and the timing, kind and amount of any and all distributions; provided  that all distributions shall be made pro rata to all of the Members based on their respective Percentage Interests.

                                                   (ii)            The Company is authorized to withhold from any distributions otherwise payable to a Member under this Agreement any amounts required to be withheld from any such distribution under any applicable Law.  All amounts withheld with respect to a Member pursuant to the preceding sentence shall be treated as if such amounts were distributed to such Member pursuant to this Agreement.

                                                 (iii)            Distributions in Kind.  No Member has any right to demand or receive property other than cash.  However, subject to  Section 5.3(f)(xvi), the Board of Directors may determine to make distributions, entirely or in part, in property of the Company other than cash.  Assets of the Company distributed in kind shall be valued as reasonably determined by a unanimous vote of all Directors, and, unless otherwise agreed in writing by each of the Members, distributed pro rata to all of the Members based on their respective Percentage Interests; provided  that, if the Company distributes the CME Group Contributed Assets or the MH Contributed Assets within seven years of the Contribution Date, the Company will distribute such assets to CME Group, CGIS and MH, as applicable, such as to avoid the recognition by CME Group, CGIS or MH, in any taxable year, of any income or gain for tax purposes that would be allocated to CME Group, Nets or MH under Section 704(c)(1)(A), Section 704(c)(1)(B) or Section 737 of the Code.

(c)                Limitations on Distributions.  Notwithstanding anything herein to the contrary, no distribution shall be made if such distribution would constitute a fraudulent conveyance or violate the Act or any other applicable Law. All distributions that, when made, would cause the recipient Member to recognize gain under Section 731(a) of the Code shall be considered advances against such Member’s allocable share of Profits for the Fiscal Year of the distribution.  To the extent it is determined at the end of such Fiscal Year that such recipient Member has not been allocated net taxable income or gain in such Fiscal Year sufficient to avoid recognition of gain under Section 731(a) of the Code, such Member shall contribute to the Company any such advances previously made to such Member in the amount by which such advances exceed such Member’s basis in its Membership Interest as of the last day of such Fiscal Year, taking into account any and all increases or decreases in the basis of such Member’s Membership Interest from the times of any such advances; provided, that any advances so recontributed shall be distributed to such Member as soon as practicable in the subsequent Fiscal Year.  In the event a Member (the “731 Member”) is required to recontribute any advances (the “Recontributed Advances”) with respect to a Fiscal Year pursuant to the preceding sentence, with respect to each other Member (any such other Member, a “Non-731 Member”), but solely to the extent that any distributions made to such Non-731 Member in such Fiscal Year are not treated as advances pursuant to the preceding sentence or pursuant to this sentence but with respect to a different 731 Member, an amount equal to the product of (i) the quotient obtained by dividing (x) the amount of such Recontributed Advances by (y) such 731 Member’s Percentage Interest and (ii) such Non-731 Member’s Percentage Interest, shall be treated as an advance and such Non-731 Member shall contribute to the Company the amount of such advance; provided, that any advances so recontributed shall be distributed to such Non-731 Member as soon as practicable in the subsequent Fiscal Year.  For the avoidance of doubt, the above provisions of this Section 8.1(c) are intended to ensure that all distributions, all advances and all recontributions are made pro rata to or by all of the Members based on their respective Percentage Interests.

(d)               Exculpation.  The Members hereby consent and agree pursuant to Section 18 502(b) of the Act that, except as provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member.  For the avoidance of doubt, the preceding sentence shall not affect any rights that any Member (but not any Person not a party hereto) may have in respect of any distribution to any other Member in violation of the terms of this Agreement.

Article 9

TRANSFERS, PUT/CALL RIGHTS AND ADDITIONAL MEMBERS

Section 9.1 Restrictions on Transfers .  (a) Transfers by the CME Group Entities.  Neither CME Group nor any CME Group Member may Transfer any Membership Interest (or any portion thereof) without MH’s prior written consent, except that, subject to the other provisions of this Article 9, CME Group Members may Transfer (i) all or a portion of their Membership Interests to CME Group or any direct or indirect wholly owned Subsidiary of CME Group if such Subsidiary agrees in writing to be bound by the provisions of this Agreement applicable to CME Group Members and to re-transfer its Membership Interest to CME Group or a direct or indirect wholly owned Subsidiary of CME Group if the transferee ceases to be a direct or indirect wholly owned Subsidiary of CME Group other than as permitted by this Agreement (a “CME Group Permitted Transferee”), (ii) all of their Membership Interests pursuant to a MH Special Call in accordance with this Article 9, (iii) all or a portion of their Membership Interests pursuant to a CME Group Put in accordance with this Article 9, (iv) a portion of their Membership Interests pursuant to a Piggyback Registration in accordance with Sections 10.5, 10.7  and 10.8, (v) all or a portion of their Membership Interests pursuant to the CME Group Members’ Tag-Along Right in accordance with this Article 9, (vi) pursuant to MH’s Drag-Along Right in accordance with this Article 9 or (vii) subject to Section 5.3(f)(iv),  all or a portion of their Membership Interests pursuant to an initial public offering, sale, merger or consolidation of the Company.

(b)               Transfers by the MH Entities.  Until CME Group’s Parent Aggregate Percentage interest goes below the CME Group Threshold, neither MH nor any MH Member may Transfer any Membership Interest (or any portion thereof) without CME Group’s prior written consent, except that, subject to the other provisions of this Article 9, MH Members may Transfer (i) all or a portion of their Membership Interests to MH or any direct or indirect wholly owned Subsidiary of MH if such Subsidiary agrees in writing to be bound by the provisions of this Agreement applicable to MH Members and to re-transfer its Membership Interest to MH or a direct or indirect wholly owned Subsidiary of MH if the transferee ceases to be a direct or indirect wholly owned Subsidiary of MH other than as permitted by this Agreement (a “MH Permitted Transferee”), (ii) a portion of their Membership Interests pursuant to a Qualified IPO in accordance with Article 10, (iii) all of their Membership Interests pursuant to Section 9.1(c) or (iv) subject to Section 5.3(f)(iv),  all or a portion of their Membership Interests pursuant to an initial public offering, sale, merger or consolidation of the Company.  For the avoidance of doubt, when CME Group’s Parent Aggregate Percentage interest goes below the CME Group Threshold, the MH Entities shall not be required to comply with Sections 9.1(c) or 9.1(h), but the CME Group Members shall retain their Tag-Along Right under Section 9.1(d) and MH shall retain its Drag-Along Right under Section 9.1(e).

(c)                Sale of the MH Members’ Membership Interests.

                                                     (i)            ROFR / ROFO.

(A)   Following the Blackout Period, if MH wishes to accept a bona fide, written offer from any Person or group of Persons (other than the Prohibited Transferee designated by CME Group or any controlled Affiliates of such Prohibited Transferee, any MH Entity (or any of its Affiliated Persons) or any Company Entity) (a “Third-Party Acquirer”) to purchase all of the MH Members’ Membership Interests or the Company as a whole (a “Third-Party Offer”), MH may, at any time, deliver to CME Group an offer (subject to MH’s compliance with its obligations, if any, under Section 9.1(h) for the nine months prior to such delivery) in accordance with Section 9.1(c)(i)(C)(1) (which offer shall for the avoidance of doubt be accompanied by the certificate contemplated by Section 9.1(c)(i)(C)(1)(y)) to sell to CME Group all of the MH Members’ Membership Interests for a purchase price equal to the price that the Third-Party Acquirer proposes to pay for the MH Members’ Membership Interests, payable in cash (a “ROFR Offer”), it being understood that (x) if such Third-Party Offer includes any non-cash consideration, the value thereof for purposes of determining the price shall be (I) in the case of securities listed on a national securities exchange, the volume weighted-average price thereof for the ten trading days preceding the date of the ROFR Offer multiplied by the number of such securities and (II) for any Illiquid Non-Cash Consideration, (a) the fair market value thereof (x) as determined in good faith by unanimous approval of the Board of Directors or (y) as determined by a single Specified Independent Appraiser engaged by CME Group and MH at MH’s expense (or if CME Group and MH are unable to engage a Specified Independent Appraiser within 10 days after a request by either of them, by the process specified in Section 9.5(b) for selecting a third Independent Appraiser in the context of a determination of FMV, mutatis mutandis (treating MH and CME Group as the “the first two Appraisers” for this purpose)) or (b) if no such determination by the Board of Directors is made and MH elects not to engage such an Independent Appraiser for this purpose, such Illiquid Non-Cash Consideration shall be valued for this purpose at zero (unless CME Group reasonably believes that such Illiquid Non-Cash Consideration has a negative value as a result of liabilities (contingent or otherwise) relating thereto to be transferred pursuant to such Third-Party Offer in which case such value must be so determined by a unanimous vote of the Board of Directors or by the Independent Appraiser) (the value of such Illiquid Non-Cash Consideration determined pursuant to this clause (II), the “ROFR Illiquid Non-Cash Consideration Value”), and (y) if such Third-Party Offer is for the Company as a whole, the amount that the Third-Party Acquirer proposes to pay for the MH Members’ Membership Interests shall be deemed to be the total price proposed multiplied by MH’s Parent Aggregate Percentage Interest; provided, however, that, except with respect to a Third-Party Offer from the Third-Party Acquirer that made a Qualified Unsolicited Offer, MH may not deliver a ROFR Offer within nine months after the end of the Sale Period in connection with a ROFO Offer or during any Negotiation Period (for the avoidance of doubt, without limiting the provisions of Section 9.1(c)(i)(C)(4)) or any Sale Period (for the avoidance of doubt, without limiting MH’s ability to make an offer during any Sale Period following a ROFO Offer at a price below the Threshold Price as contemplated by clause (A) of the first sentence of Section 9.1(c)(ii)).

determined pursuant to this clause (II), the “ROFR Illiquid Non-Cash Consideration Value”), and (y) if such Third-Party Offer is for the Company as a whole, the amount that the Third-Party Acquirer proposes to pay for the MH Members’ Membership Interests shall be deemed to be the total price proposed multiplied by MH’s Parent Aggregate Percentage Interest; provided, however, that, except with respect to a Third-Party Offer from the Third-Party Acquirer that made a Qualified Unsolicited Offer, MH may not deliver a ROFR Offer within nine months after the end of the Sale Period in connection with a ROFO Offer or during any Negotiation Period (for the avoidance of doubt, without limiting the provisions of Section 9.1(c)(i)(C)(4)) or any Sale Period (for the avoidance of doubt, without limiting MH’s ability to make an offer during any Sale Period following a ROFO Offer at a price below the Threshold Price as contemplated by clause (A) of the first sentence of Section 9.1(c)(ii)).

(B)  Following the Blackout Period, MH may, at any time, deliver to CME Group an offer (subject to MH’s compliance with its obligations under Section 9.1(h) for the nine months prior to such delivery (it being agreed that such compliance will for this purpose be determined disregarding the last sentence of Section 9.1(h)(i))) in accordance with Section 9.1(c)(i)(C)(1) (which offer shall for the avoidance of doubt be accompanied by the certificate contemplated by Section 9.1(c)(i)(C)(1)(x)) to sell to CME Group all of the MH Members’ Membership Interests at a specified price in cash (a “ROFO Offer”); provided, however, that MH may not deliver a ROFO Offer (1) within two (2) years after the end of the Sale Period in connection with a prior ROFO Offer; provided, further  however, that the foregoing two (2) year period shall be reduced to nine (9) months after the end of the Negotiation Period with respect to the prior ROFO Offer if (x) such prior ROFO Offer was not accepted by CME Group during the Negotiation Period in respect of such prior ROFO Offer and (y) either (I) at or prior to the end of the Negotiation Period MH notified CME Group in writing that there will be no Sale Period in respect of such ROFO Offer or (II) if such Negotiation Period was terminated as a result of the delivery by CME Group of a MH Sale Offer Rejection Notice, MH provides such notice within five (5) Business Days of such termination and the MH Entities had not engaged in any Solicitation between such termination and the delivery of such notice, which notice shall in the case of either clause (I) or (II)  irrevocably terminate the right that MH otherwise would have had under Section 9.1(c)(ii) to transfer its Membership Interests to a Third-Party Acquirer during the Sale Period in respect of such ROFO Offer or (2) during any Negotiation Period (for the avoidance of doubt, without limiting the provisions of Section 9.1(c)(i)(C)(4)) or any Sale Period (for the avoidance of doubt, without limiting MH’s ability to make an offer during any Sale Period following a ROFO Offer at a price below the Threshold Price as contemplated by clause (A) of the first sentence of Section 9.1(c)(ii)).

(C)         MH Sale Offer Procedures.

(C)         MH Sale Offer Procedures.

(1)               In the event MH elects to make a ROFO Offer or ROFR Offer (a “MH Sale Offer”), MH shall deliver to CME Group a written notice (a “Sale Notice”) containing the terms of such MH Sale Offer, including the price proposed (the “Offer Price”) and (x) in the case of a ROFO Offer, a proposed agreement pursuant to which MH would be prepared to sell the MH Members’ Membership Interests to CME Group and a certificate duly executed by an executive officer of MH, dated the date of the Sale Notice in respect of such ROFO Offer, stating that, to such executive officer’s knowledge, after reasonable inquiry, MH has fully complied with its obligations under Section 9.1(h) for the nine months prior to such ROFO Offer (it being agreed that, for purposes of this clause (x), the last sentence of Section 9.1(h)(i) shall be disregarded) and (y) in the case of a ROFR Offer, a copy of the Third-Party Offer, the proposed agreement pursuant to which MH would be prepared to sell the MH Members’ Membership Interests to CME Group (the terms and conditions of which shall be the same as those of the proposed agreement pursuant to which MH would be prepared to sell the MH Members’ Membership Interests to such Third-Party Acquirer, except for any non-substantive changes necessitated by the fact that CME Group rather than the Third-Party Acquirer would be the purchaser), the ROFR Illiquid Non-Cash Consideration Value, if applicable, and if the Sale Period with respect to a ROFO Offer ended within nine months prior to the date of the Sale Notice for such ROFR Offer, a certificate duly executed by an executive officer of MH, dated the date of the Sale Notice in respect of such ROFR Offer, stating that, to such officer’s knowledge, after reasonable inquiry, MH has fully complied with its obligations, under Section 9.1(h) for the nine months prior to such ROFR Offer (it being agreed that, for purposes of this clause (y), such certification shall include certification that MH has, to such officer’s knowledge, after reasonable inquiry, fully complied with the last sentence of Section 9.1(h)(i) during such nine-month period).

(2)               CME Group may accept the MH Sale Offer by delivering an irrevocable written notice of acceptance of the terms of the MH Sale Offer provided in the Sale Notice to MH within 60 days after receipt of the Sale Notice (such 60-day period, as it may be extended pursuant to Section 9.1(c)(i)(C)(4), the “Negotiation Period”); provided, that if CME Group delivers a written notice to MH at any time during such Negotiation Period stating that it (x) rejects the MH Sale Offer and (y) expressly waives its rights under this Section 9.1(c)(i)(C) (a “MH Sale Offer Rejection Notice”), such Negotiation Period shall terminate at such time).  For the avoidance of doubt, if CME Group does not so accept the MH Sale Offer during such Negotiation Period, such MH Sale Offer shall be deemed withdrawn.

(3)               If CME Group makes a counteroffer to a ROFO Offer, MH and CME Group shall during such Negotiation Period negotiate in good faith with respect to the terms and conditions of a Transfer of all of the MH Members’ Membership Interests to CME Group, it being understood that nothing shall require MH to propose or accept a price lower than the Offer Price or terms less favorable to MH than those in the Sale Notice.

(4)               If in the course of discussions, MH irrevocably offers CME Group in writing a price lower than the Offer Price or terms more favorable to CME Group than the terms set forth in the Sale Notice and holds such offer open until the end of the Negotiation Period (provided, that if such offer is made less than five (5) Business Days before the end of the Negotiation Period, the Negotiation Period shall be extended until five (5) Business Days after such offer is made), then the Sale Notice (including the Offer Price and other terms of such MH Sale Offer) shall be deemed amended to include such revised terms.

(5)               Following acceptance of a MH Sale Offer, the applicable MH Entities and the applicable CME Group Entities (or, if CME Group so elects to have the Company purchase the Membership Interests covered by the MH Sale Offer, the applicable Company Entities; provided that (x) such election may be made only if it does not adversely affect any MH Entity in any respect and (y) such election shall not relieve CME Group from any obligations in respect of the purchase of such Membership Interests) shall promptly enter into the definitive agreements providing for such Transfer, and CME Group and MH shall use efforts in a manner consistent with such documents to cause the closing of such Transfer to occur as soon as reasonably practicable.

(6)               If CME Group intends to finance an acquisition hereunder pursuant to a ROFO Offer with debt financing from an unaffiliated third party, CME Group shall use commercially reasonable efforts to obtain such financing on commercially reasonable terms.  If, despite such efforts, such financing is not available on commercially reasonable terms as of the date that is the third Business Day after the date on which all other conditions to the closing of such ROFO Offer are (or are capable of being) satisfied (the “Originally Scheduled CME Group Purchase Closing Date”), CME Group may by notice to MH defer the closing until the earlier of the date on which such financing is obtained or six months after the Originally Scheduled CME Group Purchase Closing Date; provided that if such deferral is to a date later than twenty (20) Business Days following the date on which all required governmental approvals, if any, in respect of such Transfer shall have been received, such deferral shall only be effective if the applicable CME Group Entities deliver an irrevocable waiver of any condition to closing of such ROFO Offer as to the absence of a “material adverse change” or accuracy of representations as of any time after the date of such waiver.  During such deferral period, CME Group shall continue to use commercially reasonable efforts to obtain such financing on commercially reasonable terms.  If such acquisition is not consummated by the end of such deferral period, MH shall have all remedies at law or equity related to the failure to consummate the acquisition by the end of such deferral period.

(7)               At the closing of an accepted MH Sale Offer, all of the MH Members’ Membership Interests shall be sold to the applicable CME Group Entities (or Company Entities, if applicable) free and clear of all liens and encumbrances (other than those arising under this Agreement).

Entities (or Company Entities, if applicable) free and clear of all liens and encumbrances (other than those arising under this Agreement).

                                                   (ii)            Transfer to Third-Party Acquirer.  If CME Group fails to deliver an irrevocable written notice accepting the terms and conditions of the MH Sale Offer set forth in the Sale Notice during the Negotiation Period or the parties do not otherwise reach agreement during the Negotiation Period for the Transfer of all of the MH Members’ Membership Interests to CME Group (or the Company, if applicable), then the MH Members may, subject to the CME Group Members’ Tag-Along Right pursuant to Section 9.1(d), enter into an agreement during the six-month period following the end of the Negotiation Period (such six-month period, the “Sale Period”; provided  that if MH delivers a written notice to CME Group at any time during such Sale Period stating that it wishes to terminate such Sale Period, such Sale Period shall terminate at such time) to sell all of the MH Members’ Membership Interests (or to effect a Drag-Along Sale) to any Third-Party Acquirer at a price (the “Threshold Price”) not lower than (A) if a ROFO Offer was made, 95% of the Offer Price (or at a price that is lower than the Threshold Price but is not lower than 90% of the Offer Price if MH irrevocably offers CME Group such price and terms (except for any non-substantive changes necessitated by the fact that CME Group rather than the Third-Party Acquirer would be the purchaser) and holds such offer open for at least 30 days, which offer shall be subject to the procedures set forth in Section 9.1(c)(i)(C)(3) – (7)) or (B) if a ROFR Offer was made, the Offer Price and, in the case of each of clauses (A) and (B), on other terms not materially less favorable in the aggregate to MH than specified in the Sale Notice; provided  that in the case of a Drag-Along Sale, the Threshold Price shall be equal to the amount determined pursuant to clause (A) or (B), as applicable, divided by MH’s Parent Aggregate Percentage Interest; provided  further, however, that any such Transfer must be consummated within one year after entering into the definitive agreement providing for such Transfer, which period shall be extended up to an additional 180 days if such extension is required to obtain any required governmental approval necessary to consummate such Transfer and MH continues to use efforts in a manner consistent with the definitive agreement providing for such Transfer to obtain such approval.  It is understood that if the consideration for such Transfer to a Third-Party Acquirer includes any non-cash consideration, the value thereof for purposes of determining whether the price meets the Threshold Price shall be (1) in the case of securities listed on a national securities exchange, the volume weighted-average price thereof for the ten trading days preceding the date that the MH Members propose to enter into an agreement providing for such Transfer multiplied by the number of such securities and (2) for any Illiquid Non-Cash Consideration, (A) the fair market value thereof (x) as determined in good faith by unanimous approval of the Board of Directors or (y) as determined by a single Specified Independent Appraiser engaged by CME Group and MH at MH’s expense (or if CME Group and MH are unable to engage a Specified Independent Appraiser within 10 days after a request by either of them, by the process specified in Section 9.5(b) for selecting a third Independent Appraiser in the context of a determination of FMV, mutatis mutandis (treating MH and CME Group as the “the first two Appraisers” for this purpose)) or (B) if no such determination by the Board of Directors is made and MH elects not to engage such an Independent Appraiser for this purpose, such other property shall be valued for this purpose at zero (unless CME Group reasonably believes that such other property has a negative value as a result of liabilities (contingent or otherwise) relating thereto to be transferred to the seller pursuant to such Transfer to a Third-Party Acquirer in which case such value must be so determined by a unanimous vote of the Board of Directors or by the Independent Appraiser).  If an agreement is entered into with a Third-Party Acquirer pursuant to the foregoing provisions of this Section 9.1(c)(ii) and another Third-Party Acquirer makes an offer that, under the “fiduciary out” included in such agreement, may be accepted by the MH Entities, MH may (after making a ROFR Offer in respect thereof pursuant to Section 9.1(c)(i)(A)) enter into an agreement to sell all of the MH Members’ Membership Interests (or to effect a Drag-Along Sale) to such Third-Party Acquirer (subject to the applicable provisions of this Agreement governing ROFR Offers and Transfers to Third-Party Acquirers following ROFR Offers).

(d)               Tag-Along Right.

                                                     (i)            If, subject to compliance with the terms of this Agreement, the MH Members intend to dispose of 5% or more of the MH Members’ Membership Interests in one or more related transactions to one or more Third-Party Acquirers), prior to or concurrently with entering into definitive agreements with the Third-Party Acquirer providing for such Transfer, MH shall deliver a written notice (a “Tag-Along Notice”) to the CME Group Members indicating the percentage of the MH Members’ Membership Interests proposed to be Transferred (the “Tag-Along Percentage”), the maximum (if any) Percentage Interest that the Third-Party Acquirer indicated it is willing to acquire (the “Maximum Acquired Percentage”), the proposed consideration, including, if the consideration for such Transfer includes Illiquid Non-Cash Consideration, a description thereof, including the fair market value thereof determined in the manner provided in clause (2)(A) of the second-to-last sentence of Section 9.1(c)(ii) (it being understood that if such fair market value had been determined pursuant to such clause (2)(A) for purposes of determining whether the Threshold Price was met, the amount so determined shall be used for this purpose) (the “Tag-Along Illiquid Non-Cash Consideration Value”), and, in reasonable detail, the other material terms and conditions of the proposed Transfer, including the identity of the proposed Third-Party Acquirer.  For the avoidance of doubt, (a) the CME Group Members’ right to participate in any Qualified IPO shall be governed by Sections 10.5, 10.7  and 10.8  rather than by this Section 9.1(d) and (b) the procedures in this Section 9.1(d) shall not apply to transactions of the type described on Schedule 9.4(c).

                                                   (ii)            Each CME Group Member may, subject to the other terms of this Section 9.1(d), elect to sell in the proposed Transfer up to the Tag-Along Percentage of such CME Group Member’s Membership Interests on the terms and conditions specified in the Tag-Along Notice (the “Tag-Along Right”); provided  that, if the exercise of the CME Group Members’ Tag-Along Right would result in the Third-Party Acquirer acquiring a Membership Interest with an associated Percentage Interest exceeding the Maximum Acquired Percentage, the percentage of the Membership Interests of each of the MH Members and each of the CME Group Members to be Transferred shall be proportionately reduced.

                                                 (iii)            Each CME Group Member may exercise its Tag-Along Right by delivering an irrevocable written notice of its election to do so (the “Tag-Along Acceptance Notice”) to MH and the Third-Party Acquirer within 20 days after the delivery of the Tag-Along Notice; provided  that, if there is a change in the price or other material change in the terms or conditions of the proposed Transfer to the Third-Party Acquirer, MH shall deliver to the CME Group Members a revised Tag-Along Notice indicating such revised price and/or terms and conditions (which, for the avoidance of doubt, must comply with the Threshold Price and other requirements of  Section 9.1(c)(ii)), and each of the CME Group Members shall have 20 additional days after the CME Group Members’ receipt of the revised Tag-Along Notice to indicate whether it elects to exercise its Tag-Along Right.  If any CME Group Member elects to exercise its Tag-Along Right in accordance with this Section 9.1(d), the applicable MH Members shall cause the Third-Party Acquirer to enter into definitive agreements with such CME Group Member providing for the Transfer.  Such agreements (A) shall provide that, upon the consummation of the Transfer by the CME Group Members participating therein, each such CME Group Member will receive a percentage of the aggregate consideration paid by the Third-Party Acquirer to the CME Group Members and the MH Members participating therein equal to the percentage of the total Percentage Interest Transferred to such Third-Party Acquirer that is Transferred by such CME Group Member and no other direct or indirect consideration, benefit, fee or other amount shall be paid by or on behalf of such Third-Party Acquirer to the MH Entities in relation to such Transfer; provided  that if the consideration paid by the Third-Party Acquirer to the MH Members participating therein includes Illiquid Non-Cash Consideration, upon the written election of such CME Group Member in the Tag-Along Acceptance Notice, such CME Group Member shall receive, in lieu of any Illiquid Non-Cash Consideration, an amount of cash equal to (1) the Tag-Along Illiquid Non-Cash Consideration Value multiplied by (2) a fraction whose numerator is the Percentage Interest associated with the Membership Interests (or portions thereof) Transferred by such CME Group Member and whose denominator is the aggregate Percentage Interest associated with the Membership Interests (or portions thereof) Transferred by the MH Members, (B) shall provide that each of the CME Group Members and the MH Members participating in the Transfer shall be obligated to join severally on a pro rata basis in any indemnification or other obligations that the participating MH Members agree to provide or undertake in connection with such Transfer; provided  that MH shall use commercially reasonable efforts to procure that CME Group Members shall not (1) be required to make any representations or warranties in connection with such Transfer other than representations and warranties concerning title to their Membership Interests (or portions thereof) being Transferred free and clear of any encumbrances (other than those set forth in this Agreement), their valid organization, and their authority, power and right to enter into any agreement with respect to and to consummate the Transfer of their Membership Interest (or portions thereof) without contravention of any Law or conflict with their constitutional documents or (2) be responsible or have any indemnification or other obligation for: (x) the fraud, gross negligence or willful misconduct of the MH Members; (y) any indemnification obligations or liabilities resulting from any breach of any representation or warranty made by the MH Members with respect to matters of the type set forth in clause (1) of the proviso to clause (B) above with respect to the MH Members or their Membership Interests (or portions thereof); or (z) any breach of any covenant or agreement required to be performed by the MH Members and (C) shall otherwise provide for the Transfer of the CME Group Members’ Membership Interests (or portions thereof) to be on the same terms and conditions as the terms and conditions of the Transfer of MH Members’ Membership Interests (or portions thereof) to the extent applicable.

                                                 (iv)            If after delivering the Tag-Along Notice to the CME Group Members, MH decides not to proceed with the proposed Transfer, any elections made by the CME Group Members shall be deemed rescinded and shall be of no legal force or effect, and the CME Group Members’ Tag-Along Right with respect to such Tag-Along Notice shall terminate.

(e)                Drag-Along Right.

                                                     (i)            In connection with a proposed disposition of all of the MH Members’ Membership Interests to a Third-Party Acquirer in accordance with the terms of this Agreement, MH may deliver at any time within the Sale Period a written notice (a “Drag-Along Notice”) electing (the “Drag-Along Right”) to require a Transfer of all Membership Interests, including those of the CME Group Members and any other Members (a “Drag-Along Sale”) (it being understood that a Drag-Along Sale may be effected by means of a sale of all Membership Interests, including those of the CME Group Members and any other Members, a merger, consolidation or sale of all or substantially all of the assets of the Company or other business combination involving the Company) on the terms and conditions specified in the Drag-Along Notice, including, if the consideration for such Transfer includes Illiquid Non-Cash Consideration, a description thereof, including the fair market value thereof determined in the manner provided in clause (2)(A) of the second-to-last sentence of Section 9.1(c)(ii) (it being understood that if such fair market value had been determined pursuant to such clause (2)(A) for purposes of determining whether the Threshold Price was met, the amount so determined shall be used for this purpose) (the “Drag-Along Illiquid Non-Cash Consideration Value”).  For the avoidance of doubt, (x) the procedures in this Section 9.1(e) shall not apply to transactions of the type described on Schedule 9.4(c) and (y) any sale of all or substantially all of the assets of the Company or any merger or consolidation of the Company must comply with the provisions of this Section 9.1(e).

                                                   (ii)            If MH elects to exercise its Drag-Along Right, the MH Members may enter into definitive agreements providing for the Drag-Along Sale.  Such agreements (A) shall provide that, upon the consummation of the Drag-Along Sale, each of the CME Group Members and the MH Members participating therein will receive a percentage of the consideration paid by the Third-Party Acquirer equal to such Member’s Percentage Interest and no other direct or indirect consideration, benefit, fee or other amount shall be paid by or on behalf of such Third-Party Acquirer to the MH Entities in relation to such Transfer; provided  that if the consideration paid by the Third-Party Acquirer to the MH Members participating therein includes Illiquid Non-Cash Consideration, upon the written election of such CME Group Member made within 20 days after the delivery of such Drag-Along Notice, such CME Group Member shall receive, in lieu of any Illiquid Non-Cash Consideration otherwise payable to such CME Group Member, an amount of cash equal to (1) the Drag-Along Illiquid Non-Cash Consideration Value multiplied by (2) a fraction whose numerator is such CME Group Member’s Percentage Interest and whose denominator is the aggregate Percentage Interest of the MH Members, (B) shall provide that each of the CME Group Members and the MH Members participating therein shall be obligated to join severally on a pro rata basis in any indemnification or other obligations that the participating MH Members agree to provide or undertake in connection with such Drag-Along Sale; provided  that (I) the CME Group Members shall not (1) be required to make any representations or warranties in connection with such Transfer other than representations and warranties concerning title to their Membership Interests (or portions thereof) being Transferred free and clear of any encumbrances (other than those set forth in this Agreement), their valid organization, and their authority, power and right to enter into any agreement with respect to and to consummate the Transfer of their Membership Interest (or portions thereof) without contravention of any Law or conflict with their constitutional documents or (2) be responsible or have any indemnification or other obligation for (x) the fraud, gross negligence or willful misconduct of the MH Members or any other Member, (y) any indemnification obligations or liabilities resulting from any breach of any representation or warranty made by the MH Members or any other Member with respect to matters of the type set forth in clause (1) of the proviso to clause (B) above with respect to the MH Members or their Membership Interests (or portions thereof); or (z) any breach of any covenant or agreement required to be performed by the MH Members or any other Member and (II) the maximum amount of all obligations and liabilities for which the CME Group Members shall be held responsible in connection with such Transfer shall not exceed the proceeds received by the CME Group Members in such Transfer and (C) shall otherwise provide for the Transfer of the MH Members’ Membership Interests and the CME Group Members’ Membership Interests to be on the same terms and conditions to the extent applicable.  The CME Group Members and any other Members shall enter into such documents and take such actions, consistent with the foregoing, as MH may reasonably request to implement the foregoing.

(f)                Transfers by Other Members.  No Member that is not a MH Member or a CME Group Member may Transfer any Membership Interest (or any portion thereof) without the prior written consent of all of the other Members.

(g)               Costs and Expenses.  Subject to the last sentence of this Section 9.1(g), any Member who Transfers or proposes to Transfer any Membership Interest (or any portion thereof) shall (i) except to the extent agreed to by the parties hereto in any definitive documentation relating to such Transfer, be responsible for the expenses incurred by it in connection with such Transfer, whether or not consummated and (ii) be obligated to reimburse the Company for all reasonable expenses (including reasonable attorney’s fees and expenses) incurred by or on behalf of the Company in connection with such Transfer or proposed Transfer, whether or not consummated, of such Member’s Membership Interest (or portion thereof) (and, to the extent expenses are incurred by the Company in connection with a Transfer by both the MH Members and the CME Group Members, the Members shall reimburse the Company on a pro rata basis based on their respective Membership Interests (or potions thereof) Transferred, provided  that, for the avoidance of doubt, the CME Group Members shall not have any liability for any expenses incurred by any MH Members in any circumstances and the MH Members shall not have any liability for any expenses incurred by any CME Group Members in any circumstances.  If CME Group delivers an FMV Determination Request pursuant to Section 9.3(a) but does not deliver a CME Group Regular Put Notice within the 15 Business Day period following such determination of FMV, CME Group shall be responsible for the reasonable and documented out-of-pocket expenses incurred by MH and the Company in the determination of FMV.

(h)               Solicitation.

                                                     (i)            Subject to the last sentence of this Section 9.1(h)(i), during any Non-Solicitation Period, the applicable Parent shall not, and shall cause its other Parent Entities not to, directly or indirectly, through any Affiliate, representative or otherwise, engage in any Solicitation.  “Non-Solicitation Period” shall mean (A) in the case of the MH Entities, the nine months preceding the delivery of a Sale Notice with respect to a ROFO Offer, (B) in the case of the MH Entities, the nine months following the Sale Period for a ROFO Offer (unless an agreement is entered into pursuant to Section 9.1(c)(ii) during such Sale Period (it being agreed that any such Solicitation may only be with the Third-Party Acquirer that entered into such agreement and, to the extent permitted by any “fiduciary out” included in such agreement, any other Third-Party Acquirer) and (C) in the case of all Parent Entities, during a Negotiation Period in respect of a MH Sale Offer.  For purposes of this Article 9, “Solicit” or “Solicitation” shall mean to (i) solicit or knowingly encourage the submission of any proposal or offer for the acquisition of any Membership Interests (or portions thereof), the Company as a whole or all or a substantial portion of the consolidated assets of the Company, other than from any MH Entity or CME Group Entity (an “Acquisition Proposal”), (ii) provide any confidential information with respect to the Company to any Person other than any MH Entity or CME Group Entity or any of their respective advisors or representatives for the purpose of enabling such Person to determine whether to make, or to actually make, an Acquisition Proposal, (iii) participate in any negotiations with any Person regarding, or otherwise knowingly cooperate in any way with, or knowingly assist or knowingly participate in, or knowingly facilitate or knowingly encourage any Person to initiate or pursue, an Acquisition Proposal other than with the MH Entities and their respective advisors and representatives and the CME Group Entities and their respective advisors and representatives, or (iv) enter into any agreement with any Person other than any MH Entity or CME Group Entity or any of their respective advisors or representatives (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or expense reimbursement agreement) for the purpose of enabling such Person to determine whether to make, or to actually make, an Acquisition Proposal.  For the avoidance of doubt, neither (x) any communication, provision of information or agreement relating to an actual or potential Change of Control or other transaction at the Parent level nor (y) any ordinary course discussions regarding the possibility of Persons becoming Additional Members shall constitute a Solicitation (it being understood, for the avoidance of doubt, that clause (y) shall not permit any discussion of the price or other terms of such an investment or the provision of, or access             Notwithstanding the foregoing, if MH receives a bona fide written inquiry, offer or proposal from a Third-Party Acquirer that was not Solicited by any MH Entity or any of their respective representatives and that is, or may reasonably be expected to result in, an Acquisition Proposal, the MH Entities or any of their respective representatives may engage in Solicitation with such Third-Party Acquirer if, after receiving advice of counsel, MH’s board of directors (or the executive committee thereof) determines that the failure to take such action would be reasonably likely to violate their fiduciary duties (such an inquiry, offer or proposal, a “Qualified Unsolicited Offer”); provided  that prior to commencing any such Solicitation, MH shall deliver a written notice to CME Group setting forth the details of such Qualified Unsolicited Offer if required by Section 9.1(h)(ii) and stating that MH’s board of directors (or the executive committee thereof) has made the determination with respect to such Qualified Unsolicited Offer contemplated by this sentence, it being understood that if MH receives a Third-Party Offer from such Third-Party Acquirer that it wishes to accept, Section 9.1(c)(i)(A) shall apply.

                                                   (ii)            During any Non-Solicitation Period referenced in clause (B) or (C)  of the second sentence of Section 9.1(h)(i), each Parent subject to restrictions on Solicitations during such period, shall promptly, but in any event within two (2) days of its occurrence, notify the other Parent if any Acquisition Proposal is made and will provide to such other Parent the identity of such Person and the nature of the Acquisition Proposal, unless doing so could lead to the withdrawal or modification of such Acquisition Proposal pursuant to the express terms of such Acquisition Proposal (it being understood that this exception shall not limit MH’s obligation to provide all of the information required to be provided in connection with a ROFR Offer as set forth in Section 9.1(c)(i)(A) if a ROFR Offer related to such Acquisition Proposal is made).

                                                 (iii)            Notwithstanding anything in this Agreement to the contrary, no Person shall have any monetary liability for any violation of this Section 9.1(h).

(i)                 Prohibited Transferees.  Notwithstanding anything herein to the contrary, no member of a Parent Member Group may Transfer its Membership Interest to a Prohibited Transferee designated by the other Parent (and, for the avoidance of doubt, no sale of all or substantially all of the assets of the Company may be made to, and no merger or consolidation shall be effected with, the Prohibited Transferee designated by CME Group) or any of such Prohibited Transferee’s controlled Affiliates without the prior written consent of such other Parent; provided, that this provision shall terminate when CME Group’s Parent Aggregate Percentage Interest goes below the Lower Threshold.

Section 9.2 MH Special Call.  During the 15 Business Day period following a Change of Control of CME Group in which the Acquirer is a MH Competitor, MH shall have the right to deliver to CME Group a written notice requesting determination of FMV in accordance with Section 9.5 (an “FMV Determination Request”), in which case FMV shall be determined in accordance with Section 9.5.  For a period of 15 Business Days following determination of FMV pursuant to such FMV Determination Request, MH shall have the right (but not the obligation) to deliver to CME Group a written notice (a “MH Call Notice”) stating that MH elects to purchase all of the CME Group Members’ Membership Interests for a purchase price equal to FMV multiplied by CME Group’s Parent Aggregate Percentage Interest, payable in cash, and, upon delivery of such MH Call Notice, the CME Group Members shall be required to sell to MH, or such Affiliate(s) of MH as may be designated by MH, such Membership Interests at such price in accordance with Section 9.4 (such purchase and sale, the “MH Special Call”).  “MH Competitors” shall mean the Persons listed on Schedule 9.2 hereto (it being agreed that MH may update such list once during January in any calendar year to include any major competitor of MH in the media, financial services or, for so long as MH retains its MH Education division, publishing business as reasonably determined by MH, provided that in no event shall more than three Persons be listed on such schedule at any time).

               Section 9.3 CME Group Puts. (a)  CME Group Regular Put.  Subject to the proviso to the next sentence, following the Blackout Period, CME Group shall have the right, at any time, to deliver to MH an FMV Determination Request, in which case FMV shall be determined in accordance with Section 9.5.  For a period of 15 Business Days following determination of FMV pursuant to such FMV Determination Request, CME Group shall have the right (but not the obligation) to deliver to MH a written notice (a “CME Group Regular Put Notice”) stating that CME Group elects to sell to MH at least 20% of the CME Group Members’ Membership Interests for a purchase price equal to FMV multiplied by the Percentage Interest covered by the CME Group Regular Put, payable in cash, and, upon delivery of such CME Group Regular Put Notice, MH, or such Affiliate(s) of MH as may be designated by MH, shall be required to purchase such Membership Interests (or portions thereof) at such price in accordance with Section 9.4 (such purchase and sale, a “CME Group Regular Put”); provided  that (i) CME Group may not deliver a CME Group Regular Put Notice more than once in any one (1) year period, (ii) CME Group may not deliver more than one CME Group Regular Put Notice covering less than all of the CME Group Membership Interests; (iii) CME Group may not deliver a CME Group Regular Put Notice covering less than all of the CME Group Membership Interests that, if consummated, would result in CME Group having a Parent Aggregate Percentage Interest of less than the Lower Threshold; (iv) if CME Group delivers an FMV Determination Request pursuant to the preceding sentence but does not deliver a CME Group Regular Put Notice within the 15 Business Day period following such determination of FMV, CME Group may not deliver another FMV Determination Request pursuant to this Section 9.3(a) until two (2) years after the last day of such 15 Business Day period; (v) if CME Group delivers a CME Group Regular Put Notice after the date that MH has entered into a definitive agreement relating to the sale of all of the MH Members’ Membership Interests or the Company as a whole, but prior to the consummation of such sale, FMV of the Company for purposes of such CME Group Regular Put shall be, in the case of the sale of the Company as a whole, the amount that the Third-Party Acquirer proposes to pay as set forth in the agreements providing for such Transfer and, in the case of a sale of all of the MH Members’ Membership Interest, the amount that the Third-Party Acquirer proposes to pay for all of the MH Membership Interest divided by MH’s Parent Aggregate Percentage Interest (it being agreed that if an FMV Determination Request is delivered in the circumstances described in this clause (v), such FMV Determination Request shall constitute a CME Group Regular Put Notice and no determination of FMV pursuant to Section 9.5 shall be made); and (vi) any FMV Determination Request or CME Group Regular Put Notice delivered by CME Group during a Negotiation Period shall constitute a MH Sale Offer Rejection Notice.

(b)               CME Group Special Put.  During the 15 Business Day period following (i) a Change of Control of MH in which the Acquirer is a CME Group Competitor or (ii) an Unqualified Party Approval Termination, CME Group shall have the right to deliver to MH an FMV Determination Request, in which case FMV shall be determined in accordance with Section 9.5.  For a period of 15 Business Days following determination of FMV pursuant to such FMV Determination Request, CME Group shall have the right (but not the obligation) to deliver to MH a written notice (a “CME Group Special Put Notice”, and any CME Group Regular Put Notice or CME Group Special Put Notice, a “CME Group Put Notice”) stating that CME Group elects to sell to MH sell all (but not less than all) of the CME Group Members’ Membership Interests for a purchase price equal to FMV multiplied by CME Group’s Parent Aggregate Percentage Interest, payable in cash, and, upon delivery of such CME Group Special Put Notice, MH, or such Affiliate(s) of MH as may be designated by MH, shall be required to purchase such Membership Interests at such price in accordance with Section 9.4 (such purchase and sale, a “CME Group Special Put”, and any CME Group Special Put or CME Group Regular Put, a “CME Group Put”).  “CME Group Competitors” shall mean the Persons listed on Schedule 9.3 hereto (it being agreed that CME Group may update such list once during January in any calendar year to include any major competitor of CME Group in the business of owning and operating an exchange or trading marketplace or facility, including the operation of a clearing house as reasonably determined by CME Group, provided  that in no event shall more than three Persons be listed on such schedule at any time).

Section 9.4 Put/Call Transactions. (a) Once delivered, a MH Special Call Notice or CME Group Put Notice shall be irrevocable except as otherwise mutually agreed in writing by the Parents.  Notwithstanding anything herein to the contrary, any or all of the CME Group Members’ Membership Interests (or portions thereof) covered by a MH Special Call or CME Group Put with respect to all of the CME Group Members’ Membership Interests may, at MH’s election, be redeemed or purchased by a Company Entity rather than being purchased by a MH Entity; provided  that (x) such election may be made only if it does not adversely affect any CME Group Entity in any respect and (y) such election shall not relieve MH from any obligations in respect of the purchase of such Membership Interests).  The closing of any MH Special Call or CME Group Put shall, subject to Section 9.4(b), take place on a date to be specified by the Parents, which shall be no later than the later of (i) the first Business Day that is on or after the date that is one month after the final determination of FMV in accordance with Section 9.5 and (ii) the third Business Day after the date on which all required governmental approvals for the Transfer, if any, shall have been received, or such other date as may be mutually agreed in writing by the Parents (the “Put/Call Closing Date”).  The Parents shall act in good faith to cause such closing to occur on the date determined by the preceding sentence, including using their reasonable best efforts to obtain any required governmental approvals as promptly as reasonably practicable.  At the closing of the MH Special Call or CME Group Put, the CME Group Members shall sell, and MH, or such Affiliate(s) of MH as may be designated by MH, shall purchase, the Membership Interests (or portions thereof) subject to the MH Special Call or CME Group Put free and clear of all liens and encumbrances (other than those arising under this Agreement).

subject to the MH Special Call or CME Group Put free and clear of all liens and encumbrances (other than those arising under this Agreement).

(b)               If MH intends to finance an acquisition hereunder with debt financing from an unaffiliated third party, MH shall use commercially reasonable efforts to obtain such financing by the Put/Call Closing Date. If, despite such efforts, such financing is not available on commercially reasonable terms as of the date that would, but for this Section 9.4(b), be the Put/Call Closing Date (the “Originally Scheduled Put/Call Closing Date”), MH may by notice to CME Group defer the Put/Call Closing Date until the earlier of the date on which such financing is obtained or six (6) months after the Originally Scheduled Put/Call Closing Date.  During such deferral period, MH shall continue to use commercially reasonable efforts to obtain such financing on commercially reasonable terms.  If such acquisition is not consummated by the end of such deferral period, CME Group shall have all remedies at law or equity related to the failure to consummate the acquisition by the end of such deferral period.

(c)                Notwithstanding anything in this Agreement to the contrary (including Section  9.1(a)  and 9.1(b)), (i) MH will have the right at any time (even during the Blackout Period) to effect a distribution or exchange offer to MH’s stockholders of 100% of the equity interests (except for any equity interests sold in connection with an initial public offering as a precursor to such distribution or exchange offer (it being understood that such an initial offering shall be permitted and if such an initial public offering is consummated, such distribution or exchange offer must also be consummated)) of any Subsidiary of MH that (x) directly or indirectly holds 100% of the equity interests in all of the MH Members or (y) is a MH Member and directly or indirectly holds 100% of the equity interests in all of the other MH Members (if any) subject to the terms set forth in Part I of Schedule 9.4(c) (as may be more fully developed and documented by the parties prior to the Closing pursuant to Section 5.14 of the Contribution Agreement) (it being understood that any such Subsidiary shall agree to be bound by the terms of this Agreement as if such entity were MH), (ii) nothing in this Agreement shall restrict any Change of Control of a Parent (for the avoidance of doubt, other than the provisions hereof in respect of a CME Group Special Put or MH Special Call, to the extent applicable) and (iii) MH will have the right at any time (even during the Blackout Period) to effect any distribution or disposition of (x) any equity interest in a Person that is not a Member and does not directly or indirectly hold any equity interests in a Member or (y) any assets of any Member (other than Membership Interests) or of any such Person subject to the terms set forth in Part II of Schedule 9.4(c) (as may be more fully developed and documented by the parties prior to the Closing pursuant to Section 5.14 of the Contribution Agreement).

Section 9.5 Determination of FMV.  FMV shall be determined by the following process:

(a)                No later than the tenth day after the delivery of an FMV Determination Request by MH pursuant to Section 9.2 or by CME Group pursuant to Section 9.3, MH and CME Group each shall engage one Appraiser for purposes of determining FMV.  Other than as provided in Section 9.1(g), all fees and expenses of each such Appraiser shall be the responsibility of the Parent that engaged such Appraiser.  Each such Appraiser shall determine FMV in good faith in accordance with the definition thereof and deliver its calculation of FMV not later than the first Business Day that is at least 45 days after the date of delivery of such FMV Determination Request; provided, that both appraisers shall deliver their calculations on the same date and FMV shall be determined as of such date (the “FMV Determination Date”).  If the higher of the two calculations of FMV submitted by the two Appraisers is not more than 105% of the lower calculation, then the FMV shall be deemed to be the average of the FMV calculations of the two Appraisers.

(b)               If the higher of the two calculations of FMV is more than 105% of the lower calculation, then the two Appraisers shall jointly select a third Appraiser who is independent of, and not affiliated with, the first two Appraisers, and who is not affiliated with, and who has not provided any significant services within the two years preceding the date of the FMV Determination Request to, any Parent Entity (an “Independent Appraiser”), to determine FMV.  If the two Appraisers are unable to agree upon a third Appraiser by the tenth day immediately following the date on which they have both delivered a calculation of FMV (the “Initial Calculation Date”), the third Appraiser shall be selected as follows:  each of the first two Appraisers will suggest three potential third Appraisers, each of whom shall be an Independent Appraiser, for a total of six.  Each of the first two Appraisers shall be entitled to veto two of the other Appraiser’s three suggested Appraisers.  The third Appraiser will then be chosen from the remaining two suggested names by lot or other similar fair random process.  The third Appraiser shall be selected no later than the 15th day immediately following the Initial Calculation Date and engaged pursuant to a customary engagement letter no later than the 20th day after the Initial Calculation Date.  Other than as provided in Section 9.1(g), all fees and expenses of the third Appraiser shall be shared equally by the MH Members, on the one hand, and the CME Group Members, on the other hand.

(c)                The third Appraiser shall determine FMV as of the FMV Determination Date in good faith in accordance with the definition thereof and submit its calculation of FMV no later than the 30th day immediately following its engagement.

(d)               The final FMV shall be the average of the two of three FMV calculations that are closest in amount.

Section 9.6 Additional Members.  (a)  In connection with a Transfer of any Membership Interest (or portion thereof), each MH Permitted Transferee, CME Group Permitted Transferee or other Person who receives a Membership Interest in accordance with the terms of this Agreement, in each case who is not already a Member, shall execute and deliver a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the Transferring Member, and shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).  The ultimate parent of any Additional Member that becomes such as a result of a Transfer of all of the Membership Interests held by a Parent Member Group shall be entitled to, upon the assumption by the ultimate parent of such Additional Member of all of the rights and obligations of the applicable Parent hereunder, all of the rights, and be subject to all of the obligations or restrictions, hereunder applicable to the Parent of the Transferring Parent Member Group in its capacity as such (including the right to appoint Directors pursuant to Section 5.1(b)), and it shall be a condition to any such Transfer that the ultimate parent of such Additional Member expressly assumes all such rights and obligations.  Except as provided in the preceding sentence, no Additional Member shall be entitled to any of the rights, or be subject to

            (b)               Each Person that is issued any newly issued Membership Interest in accordance with the terms of this Agreement and that is not already a Member shall execute and deliver a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement, and shall thereupon be admitted as an Additional Member.  An Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

(c)                Each Additional Member shall be named as a Member on Schedule 4.1 hereto.  Unless and until admitted as an Additional Member, a transferee of any Membership Interest (or portion thereof), or a recipient of any newly issued Membership Interest (or portion thereof), shall have no powers, rights or privileges of a Member of the Company.

Section 9.7 Termination of Member or Parent Status. (a) Any Member that Transfers in accordance with this Agreement all of its, and owns no, Membership Interest shall immediately cease to be a Member and shall no longer be a party hereto or have any rights or obligations hereunder and Schedule 4.1 hereto shall be updated to eliminate such Person therefrom; provided  that such Person (i) shall not thereby be relieved of any liability for breach of this Agreement prior to such time, (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time (iii) shall retain any rights to indemnification and exculpation under Section 5.9, Section 5.10 and Section 10.7 with respect to any matter that occurred prior to such time, (iv) shall retain rights under Section 6.2(b) and Section 6.5(a) and (b) with respect to periods during which such Person was a Member (provided that such Member shall have such rights under Section 6.5(a) solely to the extent required (x) to comply with applicable Law or (y) in connection with compliance with financial reporting obligations under applicable Law) and (v) shall remain subject to Section 6.6 and Sections 14.9 through 14.12.

(b)               In the event that all of the members of a Parent Member Group Transfer in accordance with this Agreement all of their, and own no, Membership Interests, such Parent shall immediately cease to be a Parent and shall no longer be a party hereto or have any rights or obligations hereunder and Schedule 4.1 hereto shall be updated to eliminate such Person therefrom; provided  that such Person (i) shall not thereby be relieved of any liability for breach of this Agreement prior to such time, (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time, (iii) shall retain any rights to indemnification and exculpation under Section 5.9, Section 5.10 and Section 10.7 with respect to any matter that occurred prior to such time, (iv) shall retain rights under Section 6.2(b) and Section 6.5(a) and (b) with respect to periods during which such Person was a Parent (provided that such Parent shall have such rights under Section 6.5(a) solely to the extent required (x) to comply with applicable Law or (y) in connection with compliance with financial reporting obligations under applicable Law) and (v) shall remain subject to Section 6.6 and Sections 14.9 through 14.12.

Section 9.8 Additional Restrictions on Transfer.  Notwithstanding anything herein to the contrary, no Member shall Transfer any Membership Interest (or any portion thereof) if such Transfer would cause the Company to be treated as an association taxable as a corporation (other than in connection with an initial public offering in accordance with Article 10) or as a publicly traded partnership for purposes of Section 7704 of the Code.

Transfer would cause the Company to be treated as an association taxable as a corporation (other than in connection with an initial public offering in accordance with Article 10) or as a publicly traded partnership for purposes of Section 7704 of the Code.

Section 9.9 Void Transfers.  To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interest (or any portion thereof) or other interest in the Company in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person.  In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

Article 10

REGISTRATION RIGHTS

Section 10.1 Demand of Qualified IPO.  Following the Blackout Period, MH shall have the right to require the Company to effect a Qualified IPO by delivering written notice to the Company and CME Group not less than 90 days prior to the initial filing of the registration statement for such offering (a “Qualified IPO Demand”).  For the avoidance of doubt, (x) a Qualified IPO shall not be subject to the provisions of Section 9.1(c) through Section 9.1(i) and (y) any initial public offering of equity securities of the Company must comply with the provisions of this Article 10.

Section 10.2 Structuring of Qualified IPO.  A Qualified IPO may be structured, at the option of the Board of Directors, as the sale of Membership Interests (or portions thereof) (which may be converted into a corporation for such purpose, with each Member’s Membership Interest being converted into or exchanged for equity securities in proportion to such Member’s Percentage Interest).  In the event a registration of Membership Interests (or portions thereof) is preceded by a conversion of the Company into a corporation or a transfer of Membership Interests or Company assets to a corporation, Transfers of interests in such corporation shall be restricted to the extent the Board of Directors determines to be necessary to preserve the tax-free treatment of such incorporation transaction for federal income tax purposes.  Notwithstanding the foregoing, no actions pursuant to this Section 10.2 may be effective prior to the date of consummation of the closing of the Qualified IPO.

Section 10.3 Conversion into Corporation.  (a)  If the Company is converted into a corporation or a corporation is formed to own all the limited liability company interests in or assets of the Company, and the Membership Interests are converted into or exchanged for equity securities of such corporation, as contemplated by Section 10.2, the terms “Membership Interests”, “Members” and similar terms that are applicable to limited liability companies and used in this Agreement shall, after such conversion or exchange, refer to such equity securities, the stockholders of such corporation and similarly corresponding terms applicable to the corporate form that is then applicable to the Company (or successor thereto) and (b) the parties agree, subject to Section 10.4 to enter into, and to cause any such corporation to enter into, an agreement setting forth rights and obligations of the parties equivalent to those provided in this Agreement (subject to such changes with respect to tax matters as are necessary or appropriate as a result of the Company ceasing to be a partnership for federal income tax purposes).  Notwithstanding the foregoing, no actions pursuant to this Section 10.3 may be effective prior to the date of consummation of the closing of the Qualified IPO.

Section 10.4 Waiver of Board Supermajority Approval.  CME Group agrees that, in the event of a Qualified IPO, no consent or approval of CME Group or any Director appointed by CME Group or any director (or equivalent) of any Subsidiary of the Company shall be required pursuant to Section 5.3(f), Article 9, Section 14.2 or any other provision of this Agreement for any action reasonably necessary to facilitate such Qualified IPO, including any amendment of this Agreement or other governing documents of the Company (or successor thereto) reasonably necessary to comply with Law, including the rules of any national securities exchange on which the securities of the Company (or successor thereto) are listed, following such Qualified IPO (including amending Section 5.1(b) and expanding the Board of Directors to the extent required by Law to permit the creation of a committee of independent Directors while permitting CME Group and MH to retain the right to appoint the same number of Directors (e.g., if the size of the Board of Directors at such time is ten consisting of seven Directors appointed by MH and three Directors appointed by CME Group and a committee of three independent Directors was required, the Board of Directors would be expanded to 13)); provided, however  that the foregoing shall not eliminate any requirement under this Agreement for consent or approval of CME Group, the CME Group Members or any Director appointed by CME Group or any director (or equivalent) of any Subsidiary of the Company prior to the Qualified IPO with respect to any action in connection with such Qualified IPO that would adversely affect in any material respect CME Group’s rights or economic interests provided in this Agreement following such Qualified IPO.  For the avoidance of doubt, in the case of any such Qualified IPO undertaken when Board Supermajority Approval Rights still apply, this Section 10.4 shall not require CME Group to relinquish any Board Supermajority Approval Rights pursuant to Section 5.3(f) with respect to the Company Entities (or successors thereto) following such Qualified IPO.

Section 10.5 Piggyback Registration.  (a)  Subject to the provisions of this Section 10.5,  Section 10.7 and Section 10.8, in the event of a Qualified IPO, each CME Group Member may request, at any time within the 20 Business Days following receipt of the Qualified IPO Demand from MH, the opportunity to include in such registration statement a percentage of such CME Group Member’s Membership Interests equal to not more than the portion of the MH Members’ Membership Interests included in such registration statement (a “Piggyback Registration”).  A Piggyback Registration shall be available only for Membership Interests of the same class or series as those proposed to be registered by the MH Members.

(b)               Upon any CME Group Member’s written request made within the 20 Business Days after the receipt of the Qualified IPO Demand from MH (which request shall specify the minimum price, if any, below which such CME Group Members will not sell such Membership Interests (or portions thereof)), the Company and MH shall, subject to clause (c) below, cause the underwriter(s) to include all Membership Interests (or portions thereof) that such CME Group Members has so requested to include (in addition to the MH Members’ Membership Interests (or portions thereof) to be included in such registration statement), and shall use their reasonable best efforts to effect the registration under the Securities Act of all such Membership Interests (or portions thereof), to the extent required to permit the disposition of the Membership Interests (or portions thereof) so to be registered; provided  that, if at any time after giving notice of its intention to register any Membership Interests (or portions thereof) in a Qualified IPO and prior to the effective date of the registration statement filed in connection with such registration, MH shall determine not to register such securities, MH shall give notice to the Company and the CME Group Members and, thereupon, the Company shall be relieved of its obligation to register any Membership Interests (or portions thereof) in connection with such registration, any elections made by the CME Group Members shall be deemed rescinded and shall be of no legal force or effect and the CME Group Members’ Piggyback Registration rights with respect to such registration shall terminate.

(c)                If the CME Group Members exercise their right to a Piggyback Registration pursuant to this Section 10.5 and the lead underwriters advise MH and the CME Group Members that, in their view, the amount of Membership Interests (or portions thereof) requested to be included in such registration exceeds the largest amount of Membership Interests (or portions thereof) that could be included in the public offering without having an adverse effect on such public offering, including the price at which such Membership Interests (or portions thereof) can be sold, then the amount of Membership Interests (or portions thereof) to be included in such registration shall be determined pro rata among MH and the CME Group Members that exercised their right to a Piggyback Registration pursuant to this Section 10.5 based on the Membership Interests (or portions thereof) requested to be included in such registration.

(d)               It shall be a condition precedent to the obligations of the Company to take any action pursuant to the foregoing provisions of this Section 10.5 that each CME Group Member that exercised their right to a Piggyback Registration pursuant to this Section 10.5 shall furnish to the Company such customary information regarding itself, the Membership Interests (or portions thereof) held by such CME Group Member and the intended method of disposition of such securities as shall be required to effect the registration of such Membership Interests (or portions thereof).

Section 10.6 Registration Expenses.  All expenses incident to the Company’s performance of or compliance with this Article 10, including without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions and transfer taxes, if any, attributable to the sale of Membership Interests (or portions thereof)) and other Persons retained by the Company, shall be borne by the Company, and the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are to be listed.  Notwithstanding anything herein to the contrary, in the event MH delivers a Qualified IPO Demand to the Company and subsequently elects not to pursue or consummate such Qualified IPO (other than as a result of the breach by CME Group of this Agreement or any underwriting agreement to which CME Group is a party providing for such Qualified IPO), the expenses incurred by the Company in connection with such Qualified IPO Demand shall be borne by MH and shall be promptly reimbursed to the Company by MH.

Section 10.7        Indemnification.

(a)                In General.  The Company shall indemnify, to the fullest extent permitted by law, each Member, its officers, directors and Affiliates and each Person who controls such Member (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or applicable blue sky laws, except insofar as the same are made in reliance upon and in conformity with information relating to such indemnified party furnished in writing to the Company by such indemnified party expressly for use therein.  In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Members.

(b)               Information from Members.  In connection with any registration statement in which a Member is participating, each such Member shall indemnify, to the fullest extent permitted by law, the Company Entities against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statement therein not misleading, but only to the extent that the same are made in reliance upon and in conformity with information relating to such Member furnished in writing to the Company by such Member expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Members and the liability of each such Member shall be in proportion to and limited to the net amount received by such Member from the sale of its Membership Interests pursuant to such registration statement.

(c)                Notice of Claim.  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to another indemnified party with respect to such claim.  Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder, except to the extent, and only to the extent, that the indemnifying party is materially prejudiced by such failure to notify.

(d)               Survival of Indemnification.  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the Transfer of any Membership Interest.

(e)                Contribution.  If the indemnification provided for in or pursuant to this Section 10.7 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, as by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In no event shall the liability of any selling Member be greater in amount than the amount of net proceeds received by such Member upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 10.7(a) or Section 10.7(b) hereof had been available under the circumstances.

Section 10.8        Qualified IPO Agreements.

(a)                The CME Group Members may not participate in any registration hereunder unless each CME Group Member that wishes to participate (i) agrees to accept the terms of the underwriting arrangements (including any lock up or market standoff agreements) as agreed upon by the Company and the underwriters, which arrangements shall be customary and no less favorable to such CME Group Member than to MH, and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements and Section 10.5(d); provided, however, that MH shall use commercially reasonable efforts to procure that such CME Group Member shall not be required to (A) make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such CME Group Member, the Membership Interests (or portions thereof) held by such CME Group Member and the intended method of distribution thereof or (B) provide any indemnification other than as provided in Section 10.7.

(b)               In connection with any Qualified IPO, the Members shall negotiate in good faith the terms of a customary registration rights agreement to apply following such Qualified IPO.

Article 11

NON-COMPETITION AND CERTAIN OTHER COVENANTS

Section 11.1 Non-Competition. (a) Except as otherwise provided in this Section 11.1, during the period beginning on the date hereof and ending on the date on which any Parent’s Parent Aggregate Percentage Interest goes below the Lower Threshold, each Parent shall not, and shall cause its other Parent Entities not to, directly or indirectly, (i) engage in, manage, operate, advise or otherwise participate in, or acquire or own any interests in any Person that engages in, manages, operates, advises or otherwise participates in, a Competing Business or (ii) enter into any relationship or affiliation with any Person with respect to the use of its name or brands with respect to any activity in a Competing Business. For the avoidance of doubt, as long as Platts is a controlled Affiliate of MH, Platts shall be subject to the restrictions contained in this Section 11.1.

(b)               Notwithstanding anything to the contrary in Section 11.1(a), nothing in Section 11.1(a) shall prohibit any Person from:

                                                     (i)            directly or indirectly acquiring or owning equity interests of a Public Company constituting 5% or less of the outstanding voting power thereof;

                                                   (ii)            making any acquisition permitted by Section 11.2(a) or Section 11.2(b); or

                                                 (iii)            making any Permitted Predominantly Non-Competing Acquisition, subject to compliance with Section 11.2(c) or Section 11.2(d), as applicable.

(c)                Notwithstanding anything to the contrary in this Agreement, the business of any CME Group Unaffiliated Entity listed on Schedule 1.1(a) (so long as it remains such) shall not be a Competing Business.

Section 11.2 Right of First Bid/Refusal.  Notwithstanding Section 11.1(a), a Parent or its other Parent Entities may acquire interests in a Person that, directly or indirectly, engages in, manages, operates, advises or otherwise participates in a Competing Business (a “Target”) if such Parent and its applicable other Parent Entities comply with all of the provisions of this Article 11 with respect thereto.

(a)                Passive Investments in Predominantly Competing Business.  If either Parent or any of its other Parent Entities wishes to directly or indirectly acquire interests in a Target that is not a Predominantly Non-Competing Business (a “Predominantly Competing Business”) representing less than 50% of the outstanding voting power thereof without obtaining effective control thereof, (i) such Parent shall provide written notice to the Company and the other Parent, with reasonable promptness, of such potential acquisition, which notice shall (A) name such Target, (B) describe the material terms (if any) on which such Person wishes to make such acquisition and (C) include (subject to any confidentiality obligations of such Person to such Target) all material information in the possession of any Parent Entity as to the businesses, operations, assets and liabilities of such Target (a “Proposed Non-Compete Acquisition Notice”) and (ii) such potential acquisition shall only be conducted through the Company; provided that such Person may pursue and make such potential acquisition if (1) the Board of Directors does not deliver written notice thereof electing to have the Company pursue the potential acquisition within 30 days after receipt of the Proposed Non-Compete Acquisition Notice from such Parent, (2) at any point after making an election to pursue such potential acquisition, the Company delivers a written notice to such Parent stating that the Company no longer wishes to pursue such potential acquisition, or (3) the Company does not (x) enter into a definitive agreement providing for such potential acquisition within 90 days after delivering written notice of its election to pursue such potential acquisition, which period shall be extended up to an additional 270 days so long as the Company and the potential counterparty are making a good faith effort to enter into such agreement or (y) consummate such acquisition within 180 days after entering into the definitive agreement providing for such acquisition, which period shall be extended up to an additional 180 days if all other conditions to consummating such acquisition have been satisfied (or are capable of being satisfied) and such extension is required to obtain any required governmental approval necessary to consummate such acquisition and the parties to such acquisition continue to use efforts in a manner consistent with the definitive agreement providing for such acquisition to consummate such acquisition as promptly as reasonably practicable; provided, further, that neither Parent nor any other of its other Parent Entities may directly or indirectly make such acquisition at a price that is less than 95% of the price, or otherwise on terms that are materially more favorable in the aggregate to such Parent Entity than the terms, specified in the Proposed Non-Compete Acquisition Notice for such acquisition (or if the Proposed Non-Compete Acquisition Notice for such acquisition did not contain the price and other material terms for such acquisition the price and other material terms on which the Board of Directors expressed an interest in making such acquisition, as evidenced in a resolution of such Board of Directors), without complying again with the foregoing provisions of this clause (a).

77

Company; provided  that such Person may pursue and make such potential acquisition if (1) the Board of Directors does not deliver written notice thereof electing to have the Company pursue the potential acquisition within 30 days after receipt of the Proposed Non-Compete Acquisition Notice from such Parent, (2) at any point after making an election to pursue such potential acquisition, the Company delivers a written notice to such Parent stating that the Company no longer wishes to pursue such potential acquisition, or (3) the Company does not (x) enter into a definitive agreement providing for such potential acquisition within 90 days after delivering written notice of its election to pursue such potential acquisition, which period shall be extended up to an additional 270 days so long as the Company and the potential counterparty are making a good faith effort to enter into such agreement or (y) consummate such acquisition within 180 days after entering into the definitive agreement providing for such acquisition, which period shall be extended up to an additional 180 days if all other conditions to consummating such acquisition have been satisfied (or are capable of being satisfied) and such extension is required to obtain any required governmental approval necessary to consummate such acquisition and the parties to such acquisition continue to use efforts in a manner consistent with the definitive agreement providing for such acquisition to consummate such acquisition as promptly as reasonably practicable; provided, further, that neither Parent nor any other of its other Parent Entities may directly or indirectly make such acquisition at a price that is less than 95% of the price, or otherwise on terms that are materially more favorable in the aggregate to such Parent Entity than the terms, specified in the Proposed Non-Compete Acquisition Notice for such acquisition (or if the Proposed Non-Compete Acquisition Notice for such acquisition did not contain the price and other material terms for such acquisition the price and other material terms on which the Board of Directors expressed an interest in making such acquisition, as evidenced in a resolution of such Board of Directors), without complying again with the foregoing provisions of this clause (a).  If such acquisition is made by such Parent or any of its other Parent Entities in compliance with the foregoing, the ownership of the interests acquired thereby and the operation of such Competing Business by such Target shall not constitute a violation of the restrictions contained in Section 11.1(a) regardless of any Subsequent Expansion or other expansion of such Competing Business.  If, after making an acquisition permitted pursuant to the foregoing provisions of this Section 11.2(a), such Parent or any of its other Parent Entities wishes to directly or indirectly acquire additional interests in such Target that, together with interests then owned by such Parent and its other Parent Entities, represent 50% or more of the voting power thereof (or to obtain effective control thereof), such Parent and its applicable other Parent Entities shall comply with clause (b) below with respect to such potential acquisition.

(b)               Acquisitions of or Controlling Investments in Predominantly Competing
Business.  If either Parent or any of its other Parent Entities wishes to directly or indirectly acquire interests in a Predominantly Competing Business representing 50% or more of the voting power thereof (or to acquire interests representing less than 50% of the voting power thereof and obtain effective control thereof), (i) such Parent shall provide a Proposed Non-Compete Acquisition Notice, with reasonable promptness, to the Company and the other Parent with respect to such potential acquisition and (ii) such potential acquisition shall only be conducted through the Company; provided  that such Person may pursue and make such potential acquisition if (A) the Board of Directors does not deliver written notice thereof electing to have the Company pursue the potential acquisition within 30 days after receipt of the Proposed Non-Compete Acquisition Notice from such Parent, (B) at any point after making an election to pursue such potential acquisition, the Company delivers a written notice to such Parent stating that the Company no longer wishes to pursue such potential acquisition, or (C) the Company does not (1) enter into a definitive agreement providing for such potential acquisition within 90 days after receipt of the Proposed Non-Compete Acquisition Notice, which period shall be extended up to an additional 270 days so long as the Company and the potential counterparty are making a good faith effort to enter into such agreement or (2) consummate such acquisition within 180 days after entering into the definitive agreement providing for such acquisition, which period shall be extended up to an additional 180 days if all other conditions to consummating such acquisition have been satisfied (or are capable of being satisfied) and such extension is required to obtain any required governmental approval necessary to consummate such acquisition and the parties to such acquisition continue to use efforts in a manner consistent with the definitive agreement providing for such acquisition to consummate such acquisition as promptly as reasonably practicable; provided, further, that neither Parent nor any other of its other Parent Entities may directly or indirectly make such acquisition at a price that is less than 95% of the price, or otherwise on terms that are materially more favorable in the aggregate to such Parent Entity than the terms, specified in the Proposed Non-Compete Acquisition Notice for such acquisition (or if the Proposed Non-Compete Acquisition Notice for such acquisition did not contain the price and other material terms for such acquisition the price and other material terms on which the Board of Directors expressed an interest in making such acquisition, as evidenced in a resolution of such Board of Directors), without complying again with the foregoing provisions of this clause (b).  If such acquisition is made by such Parent or any of its other Parent Entities in compliance with the foregoing, the ownership of the interests acquired thereby and the operation of such Competing Business by such Target shall not constitute a violation of the restrictions contained in Section 11.1(a); provided  that the exception to Section 11.1(a) in this Section 11.2(b) shall be applicable only to the extent of the Competing Business of such Target as it exists at the time the interests therein are acquired by such Parent or any of its other Parent Entities and not to any Subsequent Expansion of such Competing Business.

(c)                Passive Investments in Predominantly Non-Competing Business.  In the event either Parent or any of its other Parent Entities directly or indirectly makes a Permitted Predominantly Non-Competing Acquisition resulting in such Parent and its other Parent Entities directly or indirectly owning in the aggregate interests representing less than 50% of the outstanding voting power of such Predominantly Non-Competing Business without having effective control thereof, such Parent shall provide written notice to the Company and the other Parent, with reasonable promptness and in any event within ten Business Days, after such acquisition and (i) if the Competing Business of such Predominantly Non-Competing Business is reasonably capable of being separated from the other business of such Target, such Parent and its other Parent Entities shall use their respective commercially reasonable efforts to facilitate such Target promptly offering to sell or contribute the Competing Business to the Company on terms reasonably acceptable to such Target and the Company or (ii) if the Competing Business of such Target is not reasonably capable of being so separated, such Parent and its other Parent Entities shall use their respective commercially reasonable efforts to facilitate such Target entering into commercial arrangements related to the Competing Business designed to provide the Company with as much of the economic benefits of the operation of the Competing Business as is reasonably practicable on terms reasonably acceptable to such Target and the Company (it being understood that this would include at a minimum using the Company as a licensing and calculation agent).  If, despite compliance by such Parent and its other Parent Entities with the terms of this clause (c), within 180 days after the notice specified above, (A) such Target decides not to pursue such offer or commercial arrangement, (B) the Board of Directors does not elect to have the Company pursue such offer or commercial arrangements or (C) such Target and the Company are unable to agree on implementation of any such offer or commercial arrangements with respect to the Competing Business, the ownership of the interests in such Target acquired in the Permitted Predominantly Non-Competing Acquisition and the operation of such Competing Business by such Target shall not constitute a violation of the restrictions contained in Section 11.1(a) regardless of any Subsequent Expansion or other expansion of such Competing Business.  If, after making an acquisition permitted pursuant to the foregoing provisions of this Section 11.2(c), such Parent or any of its other Parent Entities wishes to directly or indirectly acquire additional interests in such Target that, together with interests then owned by such Parent and its other Parent Entities, represent 50% or more of the voting power thereof (or to obtain effective control thereof), such Parent and its other Parent Entities shall comply with clause (d) below with respect to such potential acquisition.

(d)               Acquisitions of or Controlling Investments in Predominantly Non-Competing Businesses.  In the event either Parent or any of its other Parent Entities directly or indirectly makes a Permitted Predominantly Non-Competing Acquisition resulting in such Parent and its other Parent Entities directly or indirectly owning in the aggregate interests representing 50% or more of the outstanding voting power of such Predominantly Non-Competing Business (or acquiring interests representing less than 50% of the voting power thereof and obtaining effective control thereof), such Parent shall provide written notice to the Company and the other Parent, with reasonable promptness and in any event within ten Business Days, after such acquisition and (i) if the Competing Business of such Predominantly Non-Competing Business is reasonably capable of being separated from the other business of such Target, such Parent and its other Parent Entities shall promptly, but no later than 30 days following the closing of such Predominantly Non-Competing Acquisition, make a written offer to sell or contribute the Competing Business of the Target to the Company at a price in cash equal to the value reasonably attributed to the Competing Business by such Parent in good faith in the acquisition and otherwise on terms reasonably acceptable to such Parent and the Company or (ii) if the Competing Business of such Target is not reasonably capable of being so separated, such Parent and its other Parent Entities shall offer to enter into commercial arrangements related to the Competing Business designed to provide the Company with as much of the economic benefits of the operation of the Competing Business as is reasonably practicable at a price equal to the value reasonably attributed to the Competing Business by such Parent in good faith in the acquisition and otherwise on terms reasonably acceptable to such Parent and the Company (it being understood that the parties agree this would include at a minimum using the Company as a licensing and calculation agent).  If, despite compliance by such Parent and its other Parent Entities with the terms of this clause (d), within 180 days after the notice specified above, (A) the Board of Directors does not elect to have the Company pursue such offer or arrangements or (B) such Parent and the Company are unable to agree on implementation of any such offer or commercial arrangements with respect to the Competing Business, the ownership of the interests in such Target acquired in the Permitted Predominantly Non-Competing Acquisition and the operation of such Competing Business by such Target shall not constitute a violation of the restrictions contained in Section 11.1(a); provided  that the exception to Section 11.1(a) in this Section 11.2(d) shall be applicable only to the extent of the Competing Business of such Target as it exists at the time the interests therein are acquired by such Parent or its other Parent Entities and not to any Subsequent Expansion of such Competing Business; provided, further, that if such Parent and the Company were unable to agree on implementation of commercial arrangements pursuant to clause (ii) of the first sentence of this Section 11.2(d) because the terms proposed to the Company were not acceptable to the Company, then such Parent and its other Parent Entities may not during the two years thereafter directly or indirectly enter into similar commercial arrangements related to such Competing Business with an unaffiliated third party on terms that are materially more favorable in the aggregate to the counterparty than the terms that were offered to the Company unless the Company is, at such time, unable to provide the required services at substantially the same level of service or the Company declines to provide such required services on such terms.

(e)                Notice of Permitted Predominantly Non-Competing Acquisition.  Any Parent or its other Parent Entities that directly or indirectly makes a Permitted Predominantly Non-Competing Acquisition (other than any Predominately Non-Competing Acquisition where the Competing Business is de minimis) shall, subject to any applicable confidentiality obligations (including fiduciary obligations of confidentiality), provide the other Parent with such information as may be reasonably necessary to permit such other Parent to determine whether the acquiring parties are in compliance with the foregoing provisions of this Section 11.2.

Section 11.3 Divestitures of Interests in Predominantly Competing Businesses. (a) Divestitures by Parent Entities.  If either Parent or any of its other Parent Entities wishes to directly or indirectly dispose of any interests in any Predominantly Competing Business, such Parent shall offer in writing to sell or contribute such interests to the Company on terms reasonably acceptable to such Parent; it being understood that such Parent and its other Parent Entities may not engage in any solicitation with respect to a potential acquisition of any such interests from third parties prior to making such offer to the Company.  If, despite compliance by such Parent and its other Parent Entities with the terms of this clause (a), (i) the Board of Directors does not elect to have the Company pursue such offer within 30 days after receipt of such offer or (ii) such Parent and the Company are unable to agree on the terms of such sale or contribution that are reasonably acceptable to such Parent and the Company within 180 days after receipt of such offer, such Parent and its other applicable Parent Entities may sell such interests to a third party at a price that is not less than 95% of the price offered to the Company and on other terms that are not materially less favorable in the aggregate to such Parent Entities than those offered to the Company.

(b)               Divestitures by Entities that are not Parent Entities.  If either Parent or any of its other Parent Entities becomes aware that any Person in which such Parent or any of its other Parent Entities directly or indirectly owns any interests, wishes to dispose of any interests in a Predominantly Competing Business, subject to any confidentiality obligations (including fiduciary obligations of confidentiality) owed to such Person, (i) such Parent shall inform the Company in writing, with reasonable promptness, of such proposed disposition and (ii) such Parent and its other Parent Entities shall use their respective commercially reasonable efforts to facilitate such Person promptly offering to sell or contribute the interests to the Company on terms reasonably acceptable to such Person and the Company.  For the avoidance of doubt, if, despite compliance by such Parent and its Parent Entities, such Person does not offer to sell or contribute such interest to the Company, neither Parent nor any if its other Parent Entities shall have any liability under this Section 11.3(b).

              Section 11.4 Determinations.  Notwithstanding Sections 5.3(f)(v) and 5.3(f)(x), the determination of whether the Board of Directors or the Company shall take any action pursuant to Section 11.2 or Section 11.3 shall be made solely by Directors appointed by the Parent that has not made or proposed to make the applicable acquisition or disposition (the “Determining Directors”), and the Directors appointed by the Parent that has made or proposed to make the applicable acquisition or disposition (the “Non-Determining Directors”) shall be recused from voting with respect to such determination, but may participate in the deliberations.  For the avoidance of doubt, no determination by the Determining Directors pursuant to this Section 11.4 shall eliminate any requirement under this Agreement to obtain Board Supermajority Approval in connection with an acquisition or disposition except for the Board Supermajority Approvals provided in Section 5.3(f)(v) and Section 5.3(f)(x).

Section 11.5 Transaction Structures; Other.  It is understood that the provisions of this Article 11 are intended to apply regardless of the structure of the relevant transaction (i.e., whether structured as a stock sale, asset sale, merger or otherwise).  Without limiting the generality of the foregoing, an acquisition or disposition of assets shall be deemed to constitute an acquisition or disposition of interests representing 100% of the voting power of the Person owning such assets for purposes of this Article 11 (e.g., if a Parent wishes to acquire assets relating to a business that is a Competing Business from a Person that itself is not a Predominantly Competing Business because of the extent of other businesses engaged in by such Person, such acquisition of assets shall be treated for purposes of this Article 11 as if it was an acquisition of a Person that solely held the assets being acquired such that such Person would be considered a Predominantly Competing Business).  The parties agree that in connection with using commercially reasonable efforts under this Article 11, no Person shall be required to pay any money or offer any financial or business accommodation to any Person.

Section 11.6 Competitor Transactions.  Notwithstanding anything herein to the contrary, from and after the occurrence of a Competitor Transaction with respect to a Parent, and without limiting the provisions of Section 6.6:  (a) the individuals appointed by such Parent to be Directors or directors (or equivalent) of Subsidiaries of the Company may not (i) use any competitively sensitive information of the Company in any manner other than in their capacity as Directors or directors (or equivalent), as applicable or (ii) other than to such senior executives who (A) require such information for purposes of overseeing and monitoring the Parent’s investment in the Company and (B) have agreed to not disclose such information to any other Person and to protect such information from unauthorized use, share any such competitively sensitive information with such Parent or any Subsidiary thereof; and (b) the rights of such Parent and any Subsidiary thereof party hereto pursuant to Section 6.5(a) to inspect, examine or otherwise have access to the books, records and accounts of the Company shall no longer include the right to inspect, examine or otherwise have access to any competitively sensitive information; provided, however, that such Parent may continue to have accountants and auditors perform audits as contemplated by Section 6.5(a).

Section 11.7 Non-Solicitation. (a) During the period beginning on the date hereof and ending on the date on which any Parent’s Parent Aggregate Percentage Interest goes below the Lower Threshold, each Parent shall not, and shall cause its other Parent Entities not to, directly or indirectly, solicit any Person who was at any time during the six-month period immediately prior to such solicitation, or is at such time, a senior executive of any of the Company Entities to accept employment with such Parent or any of the other Parent Entities; provided that it shall not be a violation of this Section 11.7 to engage in non-directed solicitation or recruiting activities incidental to general advertising or other general solicitation activities.

prior to such solicitation, or is at such time, a senior executive of any of the Company Entities to accept employment with such Parent or any of the other Parent Entities; provided that it shall not be a violation of this Section 11.7 to engage in non-directed solicitation or recruiting activities incidental to general advertising or other general solicitation activities.

Section 11.8 Equitable Remedies.  Each party hereto acknowledges that the terms of this Article 11 were negotiated in good faith by the parties hereto, are reasonable and necessary in light of such party’s unique position, responsibility and knowledge of the operations of the Company Entities and the unfair advantage that such party’s knowledge and expertise concerning the business of the Company Entities would afford a competitor of the Company Entities and are not more restrictive than necessary to protect the legitimate interests of the parties hereto.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article 11 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.  Each party hereto acknowledges that the Company Entities and the parties hereto would be irreparably harmed by any breach of this Article 11 and that there would be no adequate remedy at law or in damages to compensate the Company Entities and the stockholders of the Company for any such breach.  Each party hereto agrees that the other parties hereto shall be entitled to injunctive relief requiring specific performance by such party of this Article 11, and such party consents to the entry thereof.

Article 12

STANDSTILL

Section 12.1 Standstill.  (a)  Except, in the case of clauses (i)(A), (i)(B) and (i)(C), as expressly contemplated by Article 9 of this Agreement, during the period beginning on the date hereof and ending on the date on which a Parent’s Parent Aggregate Percentage Interest goes below the Lower Threshold, such Parent shall not, and shall cause its other Parent Entities not to, in any manner, directly or indirectly:  (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof or economic interests therein), or rights or options to acquire any securities (or beneficial ownership thereof or economic interests therein), of the other Parent, or any assets of the other Parent or any of its Subsidiaries (including securities of or held by such Subsidiaries) constituting a significant portion of the consolidated assets of such other Parent, (B) any tender offer or exchange offer, merger, consolidation or other business combination involving the other Parent or any of its Subsidiaries, or any assets of the other Parent or any of its Subsidiaries (including securities of or held by such Subsidiaries) constituting a significant portion of the consolidated assets of the other Parent, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Parent or any of its Subsidiaries or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other Parent or any of its Subsidiaries, including soliciting consents or taking other action with respect to the calling of a special meeting of the stockholders of the other Parent or any of its Subsidiaries; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the other Parent; (iii) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the other Parent or to obtain representation on the board of directors of the other Parent; (iv) disclose or direct any Person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (v) advise, assist or encourage or direct any Person to advise, assist or encourage any other Persons in connection with any of the foregoing; or (vi) request a waiver or amendment of any of the foregoing clauses (i) through (v).  Notwithstanding the foregoing, a Parent’s chief executive officer may make a non-public, confidential, oral, non-binding proposal regarding a transaction of the type described in clauses (i)(A), (B) or (C) of the preceding sentence to the other Parent’s chief executive officer, provided that the Parent providing such proposal (1) does not make such proposal for the purpose of causing the receiving Parent to make public disclosure of such proposal and (2) immediately withdraws such proposal and does not further pursue such proposal or any proposal that is substantially similar to such proposal if the other Parent’s board of directors has been apprised of such proposal and such Parent is not interested in exploring any such transaction.

(b)               A Parent and its other Parent Entities shall be released from the provisions of Section 12.1(a) in the event that (i) the other Parent enters into, or publicly announces an intention to pursue, one or more related transactions or agreements providing for the acquisition by a third party of more than 50% of its voting securities or all or substantially all of its assets or (ii) (A) a tender or exchange offer is commenced by a third party to acquire 50% or more of the outstanding voting securities of the other Parent and (B) such other Parent (1) publicly recommends that its stockholders accept such offer or (2) (x) does not within ten Business Days publicly recommend that its stockholders reject such offer or (y) publicly recommends that its stockholders reject such offer but subsequently publicly withdraws such recommendation.  If the Parent that is the subject of a tender or exchange offer publicly recommends that its stockholders reject the offer, such Parent may not (I) subsequently publicly recommend that its stockholders accept such offer or publicly withdraw its recommendation that its stockholders reject such offer unless such offer remains open for at least 20 Business Days following such change in recommendation (either pursuant to the terms of such offer or by action of such Parent preventing its consummation during such 20-Business Day period) or (II) prior to the end of such 20-Business Day period, enter into an agreement providing for the acquisition of more than 50% of its outstanding voting securities or all or substantially all of its assets by the Person making such offer unless such agreement provides that the acquisition contemplated by it may not be consummated for at least another 20 Business Days from the date such agreement is executed and such agreement allows the Parent that is the subject of the tender offer or exchange offer to provide information to and participate in discussions or negotiations with the other Parent and its representatives regarding, and to terminate such agreement without the payment of any fee or other amount (other than a break-up or similar fee not exceeding 1% of the equity value of such Parent) in order to enter into an agreement with the other Parent or any of its Parent Entities providing for, the acquisition by the other Parent or its Parent Entities of more than 50% of the outstanding voting securities or all or substantially all of the assets of such Parent.

Article 13

DISSOLUTION AND WINDING UP

Section 13.1 No Dissolution.  The Company shall not be dissolved by the withdrawal of any Member or the admission of Additional Members in accordance with the terms of this Agreement.

Section 13.2 Events Causing Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following events:

(a)                subject to Section 5.3(f)(xix), the determination of the Board of Directors to dissolve or liquidate the Company;

(b)               subject to Section 5.3(f)(iv), the sale of all or substantially all of the assets of the Company; or

(c)                the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 13.3 Bankruptcy of a Member.  The occurrence of any event described in Section 18-304 of the Act with respect to a Member shall not in and of itself cause such Member to cease to be a Member of the Company.

Section 13.4 Winding Up.  (a)  Subject to Section 18-803(a) of the Act, in the event of the dissolution of the Company pursuant to Section 13.2, the Company’s affairs shall be wound up by a liquidating agent of the Company selected by the Board of Directors and, to the extent CME Group is entitled to appoint one or more directors in accordance with Section 5.1(b) at the time of such dissolution, reasonably acceptable to CME Group (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about businesses similar to those of the Company and has substantial experience in the purchase and sale of businesses.  The costs of winding up shall be borne by the Company.

(b)               Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, exercise reasonable discretion to (unless such discretion is otherwise limited by this Article 13) prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell any of the Company Entities as a going concern (subject to Section 13.6), discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 13.5 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on the Liquidating Agent.

(c)                Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(d)               A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation; provided, however, that the Liquidating Agent shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  As promptly as possible after dissolution and again after final liquidation, the Liquidating Agent shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.  The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware in accordance with clause (e) below.

(e)                Upon the completion of the winding up of the Company, any Director or the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 13.5 Distribution of Assets.  (a)  As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

                                                     (i)            first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions under Article 8; and

                                                   (ii)            second, to the Members in respect of their Membership Interests in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, allocations and adjustments for all periods.

(b)               It is the intention of the parties that final Capital Account balances of the Members in respect of their Membership Interests will permit liquidating distributions to be made (after the satisfaction of the liabilities, debts and obligations of the Company to creditors pursuant to Section 13.5(a)(i)) pro rata in accordance with their respective Percentage Interests.  The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member in respect of its Membership Interest immediately prior to the distribution of the Company’s assets pursuant to Section 13.5(a) (after the satisfaction of the liabilities, debts and obligations of the Company to creditors pursuant to Section 13.5(a)(i)) being equal to the amount that would be distributable to such Member in accordance with its Percentage Interest.  The Company is authorized, to the extent possible, to make appropriate adjustments to the allocation of items of income, gain, loss and deduction as necessary to cause the amount of each Member’s Capital Account in respect of its Membership Interest immediately prior to the distribution of the Company’s assets pursuant to Section 13.5(a)  (after the satisfaction of the obligations of the Company to creditors pursuant to Section 13.5(a)(i)) to equal the amount that would be distributable to such Member in respect of its Membership Interest in accordance with its Percentage Interest.

Section 13.6 Distributions in Cash or in Kind.  As provided in Section 13.4(d), the Liquidating Agent shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  If, however, in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its value (determined in good faith by the Liquidating Agent), in accordance with Section 13.5, subject to the priorities provided in Section 13.5; provided, however, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.5(a); provided  further  that, if such dissolution occurs within seven years of the Contribution Date and to the extent possible, the Liquidating Agent will not dispose of, convey or sell the CME Group Contributed Assets and the MH Contributed Assets and will distribute such assets to CME Group and MH, as applicable, in order to avoid the recognition by the CME Group Members or the MH Members, in any taxable year, of any income or gain for tax purposes that would be allocated to such Persons under Section 704(c)(1)(A), Section 704(c)(1)(B) or Section 737 of the Code.

Section 13.7Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or, for the avoidance of doubt, MH or CME Group in their capacity as Parents.  No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a liability, debt or obligation owed to the Company or to any other Person.

Section 13.8 Disposition of Documents and Records.  All documents and records of the Company, including all financial records, vouchers, canceled checks and bank statements, shall be delivered to the MH Member upon dissolution of the Company.  The MH Member shall retain such documents and records for a period of not less than seven years and shall make such documents and records reasonably available during normal business hours to each other Member for inspection and copying, provided that such access does not unduly interfere with the management and business of any of the MH Entities.

Article 14

MISCELLANEOUS

Section 14.1 Further Assurances.  Subject to the terms and conditions of this Agreement, each Member shall, upon the request from time to time of the Company and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company to carry out fully the purposes and intent of this Agreement.

Section 14.2 Amendment or Modification. (a) Subject to Section 14.2(b), this Agreement and the Certificate of Formation may be amended or modified at any time and from time to time by an instrument in writing signed by Members having Percentage Interests of at least 50.1% in the aggregate; provided  that, except as provided in Section 10.4, CME Group’s prior written consent shall be required for any amendment or modification that (x) adversely affects the CME Group Members (except for any amendment or modification made after CME Group’s Parent Aggregate Percentage Interest goes below the CME Group Threshold in connection with an Additional Member becoming such that does not adversely affect in any material respect CME Group’s rights or economic interests provided in this Agreement, it being understood that this exception shall not apply to any amendment or modification to the provisions hereof governing the CME Group Puts, MH Special Call, Tag-Along Right or Drag-Along Right (or any of the related defined terms used therein) or to Section 6.7 or Articles 10, 11  or 12) or (y) disproportionately benefits any Member other than the CME Group Members.  For the avoidance of doubt, the fact that an amendment or modification grants rights to an Additional Member in connection with such Person becoming such and the CME Group Members do not have or are not granted such rights shall not, in and of itself, be deemed to adversely affect the CME Group Members or disproportionately benefit any Member other than the CME Group Members.

(b)               Notwithstanding Section 14.2(a), the Board of Directors may amend, without the consent of CME Group, MH or any of the Members:

                                                     (i)            (A) this Agreement solely in order to reflect the fact that a new Member admitted in accordance with the terms of this Agreement has agreed to become bound by, and subject to, this Agreement and (B) Schedule 4.1 hereto to reflect changes required pursuant to the terms of this Agreement; and

                                                   (ii)            this Agreement and the Certificate of Formation in order to change the name of the Company to the extent such change of name is permitted pursuant to Section 2.2.

Section 14.3 Waiver; Cumulative Remedies.  Except as otherwise specifically provided herein, any party may waive any right of such party under this Agreement by an instrument signed in writing by such party.  Except as specifically provided herein, the failure or delay of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

Section 14.4 Entire Agreement.  This Agreement and the other documents and agreements contemplated hereby, including the Transaction Documents, contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto.  There are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those provided herein or therein or made hereunder or thereunder.

Section 14.5 Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that the provisions of Section 5.9 and Section 5.10 are intended to benefit and shall be enforceable by the Persons specified therein.

Section 14.6 Non-Assignability; Binding Effect.  Except for any Transfer in accordance with this Agreement, but subject to Section 9.6(a), no party hereto may assign or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties hereto.  A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with the provisions of this Agreement shall be null and void ab initio.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 14.7 Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity.  Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 14.8 Injunctive Relief.  The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available, and if any party hereto institutes any Proceeding to enforce the provisions hereof, any other party against whom such Proceeding is brought hereby waives the claim or defense therein that an adequate remedy at law exists.  Accordingly, it is agreed that each of the parties hereto and the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to enforce specifically such provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or equity, except as otherwise specifically provided in this Agreement.  Each party hereby waives any requirement of any posting of bond.

Section 14.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the provisions of the Act, and other applicable Laws of the State of Delaware.

Section 14.10 Dispute Resolution; Mediation. (a) Dispute Resolution.  Subject to Section 14.10(e), in the event of any dispute between the parties hereto that arises out of or in connection with this Agreement or the breach, termination or validity thereof or the relationships established hereunder (whether sounding in tort, contract or otherwise) (a “Dispute”), prior to commencing litigation in accordance with Section 14.11, each of MH and CME Group must refer the Dispute for resolution pursuant to this Section 14.10 by delivering to the other Parent a written notice of such referral (a “Dispute Escalation Notice”).  Following receipt of a Dispute Escalation Notice, an officer appointed by MH and an officer appointed by CME Group (the “Lead Contacts”) shall meet and negotiate in an attempt to resolve such Dispute.  In the event that the Lead Contacts are unable to resolve such Dispute within 20 Business Days after the date of receipt by a Parent of the Dispute Escalation Notice, either MH or CME Group shall have the right to refer the Dispute to the chief executive officers of MH and CME Group, who shall meet and negotiate an attempt to resolve such Dispute.

”).  Following receipt of a Dispute Escalation Notice, an officer appointed by MH and an officer appointed by CME Group (the “Lead Contacts”) shall meet and negotiate in an attempt to resolve such Dispute.  In the event that the Lead Contacts are unable to resolve such Dispute within 20 Business Days after the date of receipt by a Parent of the Dispute Escalation Notice, either MH or CME Group shall have the right to refer the Dispute to the chief executive officers of MH and CME Group, who shall meet and negotiate an attempt to resolve such Dispute.

(b)               In the event that the Lead Contacts and chief executive officers of MH and CME Group are unable to resolve such Dispute within 40 Business Days after the date on which the Dispute Escalation Notice is delivered, either MH or CME Group shall have the right to invoke mediation by submitting the Dispute to JAMS, or its successor, for mediation.

(c)                Either party may commence mediation by providing a written request for mediation to JAMS and the other Parent, setting forth the subject of the dispute and the relief requested (a “Mediation Notice”).  The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings.  The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.  If the Dispute has not been resolved within 40 Business Days after selection of the Mediator (or no Mediation Notice is delivered within 80 Business Days of the date on which the Dispute Escalation Notice is delivered), then either MH or CME Group may commence litigation in accordance with Section 14.11.  All fees and expenses of the mediator and JAMS shall be borne equally by the Parents.

(d)               The parties agree that all discussions, negotiations, offers, promises conduct and statements, whether oral or written, made in the course of the negotiation and mediation by any of the parties and other information exchanged between the parties during the foregoing dispute resolution and mediation proceedings pursuant to Section 14.10(a), Section 14.10(b) and Section 14.10(c) are confidential, privileged and inadmissible as evidence for any purpose, including but not limited to impeachment, in any subsequent Proceeding, provided  that information that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or mediation.

(e)                Notwithstanding the foregoing provisions of this Section 14.10, the parties may seek provisional or temporary relief in any court in accordance with Section 14.11 at any time (including but not limited to prior to any negotiation or mediation).

Section 14.11 Submission to Jurisdiction.  Subject to Section 14.10, each party hereto (a) irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware and (ii) the United States District Court for the District of Delaware (“Delaware Courts”) for the purposes of any Proceeding relating to any Dispute, (b) agrees to commence any Proceeding relating to any Dispute only in any Delaware Court, (c) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding relating to any Dispute in any Delaware Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum and (d) further irrevocably consents to the service of process out of any of the Delaware Courts in any such Proceeding by the mailing of copies thereof by registered or certified mail return receipt requested to such party at its address provided in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.  It is further agreed that (A) a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (B) nothing in this Section 14.11 shall affect the right of any party to serve legal process in any other manner permitted by Law and (C) the consent to jurisdiction provided in this Section 14.11 shall not constitute a general consent to service of process in the State of Delaware.

Section 14.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY DISPUTE.

Section 14.13 Notices.  All communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Persons giving them (in the case of any corporation, the signature shall be by an appropriate officer thereof) and delivered by hand, or sent by registered mail, return receipt requested, or nationally recognized receipted courier, or by acknowledged facsimile to the following addresses:

If to the Company:

S&P/Dow Jones Indices LLC

c/o McGraw-Hill Financial

55 Water Street

New York, New York 10041

Attention:  President

Facsimile: (212) 438-1245

Telephone: (212) 438-5774

And copies (which copies shall not constitute notice) to:

S&P/Dow Jones Indices LLC

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: General Counsel

Facsimile: (212) 512-4827

Telephone: (212) 512-2564

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Trevor S. Norwitz, Esq.

Facsimile: (212) 403-2000

Telephone: (212) 403-1000

If to MH or any MH Member:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention:  General Counsel

Facsimile: (212) 512-4827

Telephone: (212) 512-2564

And copies (which copies shall not constitute notice) to:

Standard & Poor’s Financial Services, LLC

c/o McGraw-Hill Financial

55 Water Street

New York, New York 10041

Attention: President

Facsimile: (212) 438-1245

Telephone: (212) 438-5774

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Attention: Trevor S. Norwitz, Esq.

Facsimile: (212) 403-2000

Telephone: (212) 403-1000

If to CME Group or any CME Group Member:

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

Facsimile: (312) 930-3323

Telephone: (312) 930-1000

And a copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois  60606

Attention: Rodd M. Schreiber, Esq.

                 Richard C. Witzel, Jr., Esq.

Facsimile: (312) 407-0411

Telephone: (312) 407-0700

If to any other Member:  to such addresses reflected in the books and records of the Company.

By written notice to the Company, any Parent or Member may change the address to which notices shall be directed.

Section 14.14 Counterparts.  This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 14.15 Interpretation.  Captions, headings and titles contained in this Agreement and the Schedules attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.  When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Schedules hereto, and not to any particular provision of this Agreement.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended and all exhibits, schedules and other attachments thereto.  Subject to the second sentence of Section 5.10(a), whenever in this Agreement a Person is permitted or required to make a decision (including a decision that is in such Person’s “discretion” or under a grant of similar authority or latitude), the Person shall be entitled to consider any such interests and factors as such Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Any reference to a Person shall include such Person’s successors and permitted assigns.  Any reference to a percentage of a Member’s (or group of Members’) Membership Interests shall be understood to refer to a Membership Interest (or Membership Interests) or portion(s) thereof with an associated Percentage Interest equal to the applicable percentage of such Member’s Percentage Interest (or group of Members’ aggregate Percentage Interests) (by way of illustration, if the CME Group Members have Percentage Interests of 27% in the aggregate, a reference to 20% of the CME Group Members’ Membership Interests shall be understood to refer to Membership Interests (or portions thereof) with an associated Percentage Interest equal to 5.4%).

Section 14.16CME Group Unaffiliated Entities.  Notwithstanding anything in this Agreement to the contrary, to the extent that any provision of this Agreement directly or indirectly requires any CME Group Entity to take any action with respect to any Unaffiliated CME Group Entity or any CME Group Unaffiliated Entity to take or prevent any action, then, in each such case, such action shall only be required to the extent a CME Group Entity has a clear right (such as a clear right of consent, approval or veto) vis-à-vis such CME Group Unaffiliated Entity to take or prevent such action or cause or prevent the taking of such action.

Section 14.17 Parent Guarantee.  Each Parent (the “Guarantor Parent”) absolutely, irrevocably and unconditionally guarantees the full and timely payment and performance of the obligations of the other members of its respective Parent Member Group (the “Guaranteed Members”) to the other Parent, the other members of such other Parent’s Parent Member Group and the Company (any party to whom such obligations are owed, a “Beneficiary”) when due and payable or required to be performed, as applicable, in accordance with this Agreement.  If a Guaranteed Member fails to discharge any of its obligations when due under this Agreement, upon written notice from a Beneficiary to the Guarantor Parent of such failure, such Guarantor Parent will perform such obligations.  Notwithstanding anything contained herein to the contrary, each Guarantor Parent shall have and may assert against any of its obligations pursuant to this Section 14.17, and such Guarantor Parent’s obligations under this Section 14.17 shall be subject to, any claim, right, set-off, deduction or defense of any kind that its respective Guaranteed Member may have or may assert under this Agreement.  It shall not be necessary for a Beneficiary (and the Guarantor Parent hereby waives any rights which the Guarantor Parent may have to require a Beneficiary), in order to enforce the obligations of such Guarantor Parent hereunder, first to (a) institute suit or exhaust its remedies against a Guaranteed Member or any other Person, (b) join a Guaranteed Member or any other Person in any action seeking to enforce this Agreement, or (c) resort to any other means of obtaining payment or enforcement of the obligations of a Guaranteed Member.  A Beneficiary shall not be required to take any action to reduce, collect or enforce the obligations of a Guaranteed Member when due under this Agreement.  Each Guarantor Parent waives notice of protest, proof of non-payment, default or breach by its Guaranteed Members.  Each Guarantor Parent agrees to each of the following, and agrees that its obligations under this Agreement a result of this Section 14.17 shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice except as provided above and except for notices required to be given by a Beneficiary to a Guaranteed Member or its Guarantor Parent pursuant to this Agreement) which the Guarantor Parent might otherwise have as a result of or in connection with (A) any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the obligations of a Guaranteed Member pursuant to this Agreement, (B) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure or organization or (C) any full or partial release by a Beneficiary of the liability of a Guaranteed Member, or any part thereof, with respect to a Guaranteed Member or any of its assets.  Each Guarantor Parent shall be subrogated to all rights of a Beneficiary against a Guaranteed Member in respect of any amounts paid by such Guarantor Parent to such Beneficiary pursuant to the provisions of this Section 14.17  in respect of any obligations of such Guaranteed Member under this Agreement.  The guarantee by each Guarantor Parent set forth in this Section 14.17 is a continuing and absolute guarantee, and it will not be discharged, and will remain in full force and effect, until the full payment and performance required to be paid and performed by its Guaranteed Members pursuant to this Agreement or upon the earlier dissolution of the Company in accordance with Article 13 (except to the extent of any obligations that survive such dissolution).  Unless so terminated earlier, the guarantee by each Guarantor Parent set forth in this Section 14.17 with respect to a Guaranteed Member shall immediately and automatically terminate upon the full payment and performance of all amounts and obligations required to be paid and performed by such Guaranteed Member pursuant to the terms of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

S&P/DOW JONES INDICES LLC

By:  __/s/ Alexander Matturri_____________

Name:  Alexander Matturri

Title:  Chief Executive Officer

STANDARD & POOR’S FINANCIAL SERVICES LLC

By:  __/s/ Del Johnson_____________        _

Name:  Del Johnson

Title:  Chief Financial Officer, S&P Indices

THE MCGRAW-HILL COMPANIES, INC.

By:  ___/s/ Charles Teschner  __________ __

Name:    Charles Teschner

Title:       Executive Vice President,

              Global Strategy

CME GROUP INDEX SERVICES LLC

By:  ___/s/ Kathleen Cronin  _____________

Name:  Kathleen Cronin

Title:  Director

                                                                                    CBOT STRATEGIC INVESTMENTS LLC

By:  ___/s/ Kathleen Cronin______________

Name:  Kathleen Cronin

Title:  Director

CME GROUP INC.

By:  ____/s/ Kathleen Cronin_____________

Name:  Kathleen Cronin

Title:  Managing Director

Signature Page to Limited Liability Company Agreement of S&P/Dow Jones Indices LLC

Schedule 9.4(c)

Certain Transactions

Signature Page to Limited Liability Company Agreement of S&P/Dow Jones Indices LLC

MCGRAW-HILL SPINCO DISTRIBUTION

TERM SHEET

This term sheet (this “Term Sheet”) amends and restates in its entirety Schedule 9.4(c) of the form of Company Operating Agreement (the “Company Operating Agreement”) attached as Exhibit E to the Contribution Agreement, dated as of November 4, 2011 (the “Contribution Agreement”), by and among The McGraw-Hill Companies, Inc. (“MH”), CME Group Inc. (“CME Group”) and CME Group Index Services LLC.  Capitalized terms used but not defined in this Term Sheet shall have the meaning set forth in the Company Operating Agreement.

PART I

THE RIGHT TO SPIN-OFF OR SPLIT-OFF

MH has the right at any time (even during the Blackout Period), on the terms and subject to the conditions set forth in this Term Sheet, to effect a pro rata distribution to all MH stockholders (a “Spin-off”) or a non-pro rata distribution in exchange for MH stock effected via an exchange offer offered to all MH stockholders (a “Split-off,” and such a Spin-off or Split-off or combination thereof, the “MH SpinCo Distribution”) to MH’s stockholders of 100% of the common stock owned by MH in any Subsidiary of MH that (x) directly or indirectly holds 100% of the equity interests in all of the MH Members or (y) is an MH Member and directly or indirectly holds 100% of the equity interests in all of the other MH Members (if any) (such Subsidiary is hereinafter referred to as “SpinCo”). MH may, as a precursor to, and in connection with, the MH SpinCo Distribution, cause SpinCo to effect an underwritten initial public primary offering for cash (a “Precursor IPO”) of shares of SpinCo common stock.

SPINCO

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to SpinCo.

Organizational Documents

SpinCo shall be a Delaware or New York corporation.

Upon consummation of the MH SpinCo Distribution (and any Precursor IPO), the organizational documents of SpinCo shall not increase or otherwise modify the default voting requirements of the applicable state corporation law applicable to matters requiring the vote of the stockholders of SpinCo.

The organizational documents of SpinCo shall otherwise be reasonably satisfactory to MH and CME Group.

Takeover Laws

Prior to consummation of the MH SpinCo Distribution or Precursor IPO, MH and SpinCo, as applicable, shall exempt the CME Group Members and the transactions contemplated by this Term Sheet, including any issuance by SpinCo of SpinCo common stock to CME Group, from the application of the requirements imposed by any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar statute or regulation promulgated by a governmental entity. Notwithstanding anything to the contrary in this Term Sheet, SpinCo shall be permitted to have at any time a “shareholder rights plan” and/or a classified board of directors.

Board of Directors

Provided that (a) the Starting SpinCo Stock Amount (as defined below) is not less than 10% of the total number of outstanding shares of SpinCo common stock and (b) CME Group exercises the CME Group Participation Right (the “SpinCo Board Representation Right Conditions”), at CME Group’s request, CME Group shall be entitled to nominate (and MH agrees to appoint) (the “SpinCo Board Representation Right”) a number of directors to the board of directors of SpinCo to hold such position at the time of and immediately following the consummation of the MH SpinCo Distribution (or any Precursor IPO) equal to the product of (i) the percentage (expressed as a fraction) of the total voting power of SpinCo common stock represented by the shares of SpinCo common stock issued to the CME Group Members by SpinCo in connection with the exercise of the CME Group Participation Right (taking into account the requirements set forth in the section of this Term Sheet titled “SpinCo Capitalization” under the heading titled “CME Group Participation Right”) and (ii) the size of the board of directors of SpinCo (expressed as a number of directorships) at the time such appointment is made, which product shall be rounded down to the nearest whole number; provided, however, that (i) in no event shall CME Group be entitled to nominate 20% or more of the directors of SpinCo nor such number of directors as would jeopardize the tax-free nature of the MH SpinCo Distribution and (ii) if the SpinCo Board Representation Right Conditions are satisfied, CME Group shall be entitled to nominate at least one director. Any such nominee of CME Group shall be reasonably satisfactory to MH.

For the avoidance of doubt, the SpinCo Board Representation Right will apply solely with respect to the SpinCo board of directors existing at the time of the MH SpinCo Distribution (or any Precursor IPO) and CME Group shall have no rights pursuant to the SpinCo Board Representation Right at any time after such MH SpinCo Distribution (or Precursor IPO) is consummated.

Common Stock

Unless otherwise required pursuant to the section of this Term Sheet titled “SpinCo Capitalization” under the heading titled “CME Group Participation Right,” SpinCo shall have one class of common stock. If, as contemplated by the section of this Term Sheet titled “SpinCo Capitalization” under the heading titled “CME Group Participation Right,” SpinCo is required to have two classes of common stock, one such class shall be designated Class B Common Stock and shall have one vote per share, and the other such class shall be designated Class A Common Stock and shall have increased voting rights such that the aggregate voting power of all outstanding shares of Class B Common Stock, when voting together as a single class with all outstanding shares of Class A Common Stock, is equal to 19.9%. For the avoidance of doubt, if SpinCo is required to have two classes of common stock as described in the preceding sentence, no shares of Class A Common Stock shall be issued to any Person other than MH (or an applicable wholly owned Subsidiary of MH) prior to the MH SpinCo Distribution and the aggregate voting power of all outstanding shares of Class A Common Stock, when voting together as a single class with all outstanding shares of Class B Common Stock, shall be equal to 80.1%. If there shall have been a Precursor IPO of SpinCo or an equity compensation program, the numbers in this paragraph and the section of this Term Sheet entitled “SpinCo Capitalization” shall be adjusted appropriately to ensure that the MH SpinCo Distribution is tax-free.

Except with respect to voting rights as described above, the Class A Common Stock and the Class B Common Stock shall be equal in all respects.

Common Stock Listing

The shares of SpinCo common stock shall be registered under Section 12 of the Securities Exchange Act of 1934, as amended, and approved for listing on the New York Stock Exchange or The NASDAQ Stock Market (under the applicable exchange’s highest then-applicable listing standards).

Equity Compensation Plans and Programs

Prior to the consummation of the MH SpinCo Distribution, SpinCo may not have, approve or adopt any equity compensation plans or programs without the approval of the board of directors of the Company, including at least one director appointed by CME Group. With the approval of the board of directors of the Company, including at least one director appointed by CME Group, SpinCo may set aside up to 3% of the SpinCo common stock for equity compensation plans or programs (any such plan or program, an “Approved Equity Compensation Plan”). Other than an Approved Equity Compensation Plan or as otherwise contemplated by this Term Sheet, as of the consummation of the MH SpinCo Distribution (and any Precursor IPO), there shall not be any securities exercisable for, or convertible or exchangeable into, shares of the capital stock of SpinCo.

Fiscal Year	The fiscal year of SpinCo shall end on December 31.

SPINCO TRANSACTION AGREEMENTS

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to any MH SpinCo Distribution (or any Precursor IPO).

Assets and Liabilities of SpinCo

If SpinCo contains any assets or liabilities other than Membership Interests and cash proceeds of a Precursor IPO, MH shall make representations and warranties and provide indemnification to SpinCo with respect to such assets and/or liabilities that are not materially less favorable in the aggregate to SpinCo than the representations, warranties and indemnities MH made and provided with respect to the assets and liabilities it contributed to the Company pursuant to the Contribution Agreement.

Such representations, warranties and indemnities shall be contained in an appropriate SpinCo Transaction Agreement, which shall be consistent with the foregoing requirements.

Notwithstanding anything to the contrary contained herein, prior to the consummation of the MH SpinCo Distribution, other than ordinary course bank borrowings for working capital requirements, SpinCo shall not assume or incur any indebtedness for borrowed money.

Services and Other Ancillary Agreements

All services and other ancillary agreements entered into between SpinCo, on the one hand, and MH and its other affiliates, on the other hand, in connection with the MH SpinCo Distribution, shall be on arm’s-length terms and reasonably satisfactory to MH and CME Group; provided that the terms of any agreement entered into between SpinCo, on the one hand, and MH and its other affiliates, on the other hand, shall be consistent with all applicable requirements for tax-free treatment of the MH SpinCo Distribution.

Certain Tax Matters

The SpinCo Transaction Agreements will incorporate customary tax indemnity provisions typical for spin-off/split-off transactions. Subject to customary exceptions, MH will generally be responsible for and will indemnify SpinCo for any (i) taxes of MH reportable on a consolidated, combined or unitary return of MH (other than any such taxes resulting from any subsequent adjustment (pursuant to any tax audit or other tax proceeding) attributable to SpinCo or any member of the SpinCo group) and (ii) taxes of MH or any other member of the MH group (other than SpinCo or any member of the SpinCo group). Subject to customary exceptions, SpinCo will generally be responsible for and will indemnify MH for any (i) taxes of SpinCo or any other member of the SpinCo group reportable on a separate tax return (or any consolidated, combined or unitary return of SpinCo or any other member of the SpinCo group) and (ii) taxes reportable on a consolidated, combined or unitary return of MH resulting from a subsequent adjustment (pursuant to any tax audit or other tax proceeding) attributable to SpinCo or any member of the SpinCo group.

MH will control any audits with respect to any MH consolidated, combined or unitary return. Each of MH and SpinCo will control any audits with respect to its separate returns (and any separate returns of any member of its group).

The Final SpinCo Transaction Agreements will contain customary covenants restricting any acquisition of stock or assets of SpinCo and other SpinCo actions during the 25-month period following the MH SpinCo Distribution intended to preserve the tax-free nature of the MH SpinCo Distribution, which covenants shall take into account the SpinCo Board Representation Right, the CME Group Participation Right, the Additional SpinCo Put and the SpinCo Voting Right (such restricted acquisitions or actions, the “Prohibited SpinCo Actions”). SpinCo will be responsible and will indemnify MH for any tax consequences resulting from the MH SpinCo Distribution to the extent attributable to a Prohibited SpinCo Action, an acquisition of SpinCo stock or assets or otherwise resulting from SpinCo’s breach of any of its representations, warranties and covenants contained in the Final SpinCo Transaction Agreements or made by SpinCo to the Internal Revenue Service or MH’s counsel in connection with MH’s application for a private letter ruling or the receipt of a tax opinion with respect to the MH SpinCo Distribution.

All tax sharing and tax indemnification agreements among MH, SpinCo and any SpinCo subsidiary (other than any such agreement that is a Final SpinCo Transaction Agreement) shall terminate and be of no further force and effect as of the date of the MH SpinCo Distribution.

Schedule 9.4(c) cont’d.

PROCEDURES TO INITIATE MH SPINCO DISTRIBUTION

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to any MH SpinCo Distribution (or any Precursor IPO).

MH Notice of MH SpinCo Distribution

MH shall provide CME Group written notice (a “Distribution Notice”) of its intention to pursue the MH SpinCo Distribution. Any Distribution Notice shall include:

➢  a description of SpinCo including, without limitation, its business, operations, assets and liabilities;

➢  an indication of whether MH intends to conduct a Spin-off or a Split-off or a combination of both;

➢  an indication of whether MH intends to effect a Precursor IPO. If MH intends to effect such Precursor IPO, the Distribution Notice shall indicate the percentage or range of percentages of SpinCo’s common stock intended to be sold in the Precursor IPO; and

➢  a proposed timeline for the commencement and consummation of the MH SpinCo Distribution, and, if applicable, the Precursor IPO, which timeline shall include material events including, among other events, the estimated dates or ranges of dates on which MH expects to, as applicable: file the registration statement for the Precursor IPO, enter into the principal definitive agreements providing for the MH SpinCo Distribution, transfer assets and liabilities to SpinCo, close the Precursor IPO (the “IPO Closing Date”) and effect the MH SpinCo Distribution.

SpinCo Documentation Period

With or subsequent to the delivery of the Distribution Notice, MH shall deliver to CME Group (i) a proposed draft form of the principal definitive transaction agreements to be executed in connection with the MH SpinCo Distribution, which transaction agreements shall be prepared in accordance with the requirements of this Term Sheet (collectively, the “SpinCo Transaction Agreements”); and (ii) the financial statements (including if applicable pro forma financial statements and financial statements of persons other than SpinCo) that would be required to be included in a Registration Statement on Form S-1 by SpinCo (assuming such registration statement was filed on the date of the Distribution Notice); provided that such financial statements need not be audited. During the 60-day period following delivery by MH of the SpinCo Transaction Agreements and financial statements in accordance with the preceding sentence (the “SpinCo Documentation Period”), MH shall give due consideration to the reasonable comments of CME Group on the forms of the SpinCo Transaction Agreements (including to correct any inconsistencies with this Term Sheet). The final forms of the SpinCo Transaction Agreements are hereinafter referred to as the “Final SpinCo Transaction Agreements.” Unless MH and CME Group otherwise mutually agree in writing, the MH SpinCo Distribution may be consummated only in accordance with the Final SpinCo Transaction Agreements without any waiver or modification thereof that is adverse in more than a de minimis respect to the rights of CME Group under this Term Sheet.

Audited Financial Statements

When they are available, MH will provide CME Group with the financial statements (including if applicable pro forma financial statements and financial statements of persons other than SpinCo) that will be included in the MH SpinCo Distribution Registration Statement. If such audited financial statements indicate that the financial statements used by the appraisers in connection with determining fair market value pursuant to the procedures set forth under “Starting SpinCo Stock Amount” below were materially incorrect, at CME Group’s request, the Starting SpinCo Stock Amount shall be appropriately adjusted, and, if CME Group so elects within 15 days of receipt of such audited financial statements, it may revoke the CME Group Participation Notice for such MH SpinCo Distribution (in which case, for the avoidance of doubt, CME Group shall be deemed to have not given a timely CME Group Participation Notice with respect to such MH SpinCo Distribution).

Due Diligence

If SpinCo will, upon consummation of the MH SpinCo Distribution, contain any assets or liabilities other than Membership Interests and cash proceeds of a Precursor IPO, during the SpinCo Documentation Period (and thereafter, prior to the consummation of the MH SpinCo Distribution) CME Group shall be entitled to conduct customary and reasonable due diligence pertaining to SpinCo and its business, operations, assets and liabilities, subject to execution of a customary confidentiality agreement. In connection therewith, MH shall provide CME Group and its representatives with access to all books, records, employees and agents pertaining to SpinCo and its business, operations, assets and liabilities that CME Group or its representatives may reasonably request.

Starting SpinCo Stock Amount Determination

The “Starting SpinCo Stock Amount” is the number of shares of SpinCo common stock, determined as set forth below, that the CME Group Members would be entitled to receive if CME Group elected to exchange the CME Group Members’ Membership Interests for SpinCo common stock and will be based on the fair market value of the Company, the fair market value of any assets and liabilities of SpinCo other than Membership Interests and CME Group’s Parent Aggregate Percentage Interest.

If SpinCo will not, upon consummation of the MH SpinCo Distribution, contain any assets or liabilities other than Membership Interests and cash proceeds of a Precursor IPO, the Starting SpinCo Stock Amount shall be fixed as the amount of SpinCo common stock (expressed as a number of shares) equal to (i) CME Group’s Parent Aggregate Percentage Interest (expressed as a fraction) multiplied by (ii) the number of shares of SpinCo common stock that would be outstanding immediately following the consummation of the MH SpinCo Distribution if all of the Membership Interests in the Company were contributed to SpinCo in exchange for SpinCo shares prior to the MH SpinCo Distribution (without regard to (i.e., excluding) any shares of SpinCo common stock sold in a Precursor IPO or any shares of SpinCo common stock issued or reserved for issuance under an Approved Equity Compensation Plan).

If SpinCo will, upon consummation of the MH SpinCo Distribution, contain any assets or liabilities other than Membership Interests and cash proceeds of a Precursor IPO, CME Group and MH shall each retain an appraiser to determine (i) the fair market value of any assets or liabilities of SpinCo other than Membership Interests and cash proceeds of a Precursor IPO and (ii) the fair market value of the Company, in each case, as of the date of the Distribution Notice.

The procedures for determining fair market value shall be as set forth in Section 9.5 of the Company Operating Agreement, except that (a) for purposes of timing, references to the FMV Determination Request shall be deemed to be references to the end of the SpinCo Documentation Period and (b) the customary and reasonable fees and expenses of each appraiser shall be the responsibility of MH. In connection with the foregoing, MH shall provide each appraiser with access to all books, records, employees and agents pertaining to SpinCo and its business, operations, assets and liabilities that such appraiser may reasonably request, subject to execution of a customary confidentiality agreement.

The time period from the end of the SpinCo Documentation Period until the date on which the fair market value determinations are completed pursuant to Section 9.5 of the Company Operating Agreement is referred to as the “SpinCo Valuation Period.”

Following the determination during the SpinCo Valuation Period, if necessary, of the fair market values of (a) any assets and liabilities of SpinCo other than Membership Interests and (b) the Company, in each case, as described above, the Starting SpinCo Stock Amount shall be fixed as the amount of SpinCo common stock (expressed as a number of shares) equal to the product of (i) the number of shares of SpinCo common stock that would be outstanding immediately following the consummation of the MH SpinCo Distribution if, in addition to the other assets and liabilities that SpinCo will contain upon consummation of the MH SpinCo Distribution, all of the Membership Interests in the Company were contributed to SpinCo in exchange for SpinCo shares prior to the MH SpinCo Distribution (without regard to (i.e., excluding) any shares of SpinCo common stock sold in a Precursor IPO or any shares of SpinCo common stock issued or reserved for issuance under an Approved Equity Compensation Plan) and (ii) the fraction produced by the following mathematical formula:

(X*Y)/(Y+Z)

where

X = CME Group’s Parent Aggregate Percentage Interest expressed as a decimal fraction (the “Starting CME Group Percentage Interest”)

Y = the fair market value of the Company (as referenced in clause (b) of this paragraph)

Z = the fair market value of the assets of SpinCo other than Membership Interests and cash proceeds of a Precursor IPO (less the fair market value of the liabilities of SpinCo other than Membership Interests) (as referenced in clause (a) of this paragraph).

CME Group Participation Notice

No later than 30 days following the end of the SpinCo Valuation Period, if there is one, or, if there is no SpinCo Valuation Period, no later than 30 days following the end of the SpinCo Documentation Period, CME Group must give MH notice (a “CME Group Participation Notice”) of its (except as provided above in the section titled “Audited Financial Statements”) irrevocable (but only with respect to the MH SpinCo Distribution referred to in the applicable Distribution Notice) election on behalf of all CME Group Members to participate in the formation of SpinCo by contributing all (and not less than all) of their Membership Interests to SpinCo in exchange for SpinCo common stock (the “CME Group Participation Right”) on the terms and conditions described below under the heading titled “CME Group Participation Right.” If CME Group fails to give a CME Group Participation Notice within the applicable time period, CME Group shall irrevocably forfeit its right to exercise the CME Group Participation Right and, upon consummation of the MH SpinCo Distribution, shall automatically be entitled to a put/redemption right as described below under the heading titled “SpinCo Additional Put.”

For the avoidance of doubt, unless otherwise agreed in writing by CME Group, MH may not consummate any MH SpinCo Distribution during the 30-day period following the end of the SpinCo Valuation Period for such MH SpinCo Distribution, if there is one, or, if there is no SpinCo Valuation Period for such MH SpinCo Distribution, during the 30-day period following the end of the SpinCo Documentation Period for such MH SpinCo Distribution.

Outside Date and Reimbursement of Fees and Expenses

MH shall not file or cause SpinCo to file SpinCo’s initial registration statement (the “MH SpinCo Distribution Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the shares of SpinCo common stock to be issued in the Precursor IPO, if there is to be one, or the MH SpinCo Distribution, if there is not to be any Precursor IPO, later than 360 days after the applicable Distribution Notice for such MH SpinCo Distribution (plus the length of the SpinCo Valuation Period) and shall not consummate the Precursor IPO, if there is to be one, or the MH SpinCo Distribution, if there is not to be any Precursor IPO, contemplated by such Distribution Notice later than 450 days after such Distribution Notice (plus the length of the SpinCo Valuation Period). If MH fails to file such MH SpinCo Distribution Registration Statement or to so consummate the Precursor IPO or MH SpinCo Distribution, as applicable, contemplated by such Distribution Notice within the applicable time period, (1) MH shall not effect the MH SpinCo Distribution contemplated by such Distribution Notice, and its right to undertake another MH SpinCo Distribution shall be subject to the procedures described herein as if no Distribution Notice had theretofore been given (and, in order to pursue the MH SpinCo Distribution, MH would be required to give CME Group a new Distribution Notice that complies with the requirements set forth in this Term Sheet, and all the provisions of this Term Sheet shall apply) and (2) MH shall reimburse CME Group for all reasonable fees and expenses incurred by it in connection with the MH SpinCo Distribution that was the subject of such Distribution Notice. Notwithstanding clause (1) of the immediately-preceding sentence or anything in this Term Sheet to the contrary, MH may not give CME Group a Distribution Notice within nine months of any previous Distribution Notice.

Company Expenses

MH shall pay all costs and expenses incurred by the Company in connection with any Distribution Notice, the MH SpinCo Distribution and any Precursor IPO, including, without limitation, all costs and expenses incurred in preparation for or in contemplation of any of the foregoing, irrespective of whether the MH SpinCo Distribution and/or any Precursor IPO is consummated.

Schedule 9.4(c) cont’d.

PRECURSOR IPO

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to a Precursor IPO.

Offering	A Precursor IPO shall be a primary offering for cash by SpinCo, and the proceeds from the offering shall be retained by SpinCo.
Limitation on Size

The shares of SpinCo common stock sold in a Precursor IPO, including any shares of common stock subject to any over-allotment option, shall not have more than 5% of the voting power of the SpinCo common stock, and shall not comprise more than 15% of all outstanding shares of the SpinCo common stock.

MH SpinCo Distribution Requirement

If SpinCo consummates a Precursor IPO, MH will use commercially reasonable efforts to consummate the MH SpinCo Distribution within six months, and will consummate the MH SpinCo Distribution within one year, in each case plus the length of the SpinCo Valuation Period, after the consummation of the Precursor IPO.

CME GROUP PARTICIPATION RIGHT

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to any MH SpinCo Distribution if CME Group has given a timely CME Group Participation Notice with respect to such MH SpinCo Distribution.

Schedule 9.4(c) cont’d.

Contributions

Prior to the MH SpinCo Distribution and in the event of a Precursor IPO, prior to the IPO Closing Date, the CME Group Members shall contribute all (and not less than all) of their Membership Interests to SpinCo in exchange for SpinCo common stock in a contribution intended to be tax-free concurrently with MH’s direct or indirect contribution of its Membership Interest (and any other applicable assets and liabilities) to SpinCo in exchange for SpinCo common stock.

SpinCo Capitalization

The CME Group Members shall receive a number of shares of SpinCo common stock in respect of the contribution of its Membership Interest to SpinCo equal in the aggregate to the Starting SpinCo Stock Amount. MH shall receive a number of shares of SpinCo common stock in respect of the contribution of its Membership Interest (and any other applicable assets and liabilities) to SpinCo determined based on the formulas that correspond to those used for determining the Starting SpinCo Stock Amount. Except as provided below, MH and the CME Group Members shall each receive the same class of SpinCo common stock.

If the number of shares of SpinCo common stock that will be issued to the CME Group Members plus the number of shares of SpinCo common stock that will be sold in a Precursor IPO plus the number of shares of SpinCo common stock that would otherwise be issued or reserved for issuance pursuant to an Approved Equity Compensation Plan equals more than 19.9% of the SpinCo common stock that will be outstanding immediately prior to the MH SpinCo Distribution, then SpinCo will have two classes of common stock and: (a) the shares of SpinCo common stock issued to MH (or its applicable wholly owned Subsidiary) shall be Class A Common Stock; (b) the shares of SpinCo common stock sold in the Precursor IPO shall be Class B Common Stock; (c) the shares of SpinCo common stock issued to the CME Group Members shall be Class B Common Stock; and (d) the shares of SpinCo common stock issued or reserved for issuance pursuant to Approved Equity Compensation Plans shall be Class B Common Stock.

Regardless of whether SpinCo is required to have one or two classes of common stock, no shares of preferred stock of SpinCo shall be authorized, issued or outstanding upon consummation of the MH SpinCo Distribution (or the Precursor IPO).

All shares of SpinCo common stock issued to MH and the CME Group Members shall be duly authorized, validly issued, fully paid and non-assessable.

Recapitalization

If SpinCo issues Class B Common Stock to the CME Group Members, as promptly as reasonably practicable following the MH SpinCo Distribution, subject to consideration and approval by the board of directors of SpinCo and to the extent consistent with the tax-free nature of the MH SpinCo Distribution and other tax, legal and stock exchange requirements, SpinCo shall call a meeting of its stockholders to vote, by class, on an amendment to its certificate of incorporation to recapitalize its outstanding common stock into a single class of common stock with equal voting rights (the “Recapitalization”).

Lock-up

The CME Group Members may not sell or otherwise dispose of any shares of SpinCo common stock received as a result of the contribution of their Membership Interests to SpinCo until six months following the consummation of the MH SpinCo Distribution (the “Lock-up Period”).

Schedule 9.4(c) cont’d.

SPINCO ADDITIONAL PUT

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to any MH SpinCo Distribution if CME Group has not given a timely CME Group Participation Notice with respect to such MH SpinCo Distribution.

SpinCo Capitalization

MH shall receive a number of shares of SpinCo common stock in respect of the contribution of its Membership Interest (and any other applicable assets and liabilities) to SpinCo equal to the number of shares that MH would have received in respect of the contribution of its Membership Interest (and any other applicable assets and liabilities) to SpinCo if CME Group had exercised the CME Group Participation Right.

SpinCo Additional Put

Following the consummation of the MH SpinCo Distribution, CME Group shall have the following additional rights, which shall be evidenced by an amendment to the Company Operating Agreement entered into by the parties to the Company Operating Agreement and SpinCo, which amendment, for the avoidance of doubt, shall be a SpinCo Transaction Agreement:

➢  CME Group shall have the right to require the Company to redeem all (and not less than all) of the CME Group Members’ Membership Interests for a cash payment (payable by wire transfer of immediately available funds not later than the 60th day after delivery of a SpinCo Redemption Notice (as defined below)) in an amount determined by multiplying (a) the 30-day VWAP[1] of SpinCo’s common stock as of the date of the SpinCo Redemption Notice (or, if CME Group delivers a SpinCo Redemption Notice less than 30 days after the consummation of the MH SpinCo Distribution, the VWAP of SpinCo’s common stock for the 30-day period beginning at the consummation of the MH SpinCo Distribution (the “Initial 30-Day VWAP Period”) (provided that if the VWAP for the Initial 30-Day VWAP Period is less than the VWAP of SpinCo’s common stock for such time period between the consummation of the MH SpinCo Distribution and the delivery of the SpinCo Redemption Notice, CME Group shall have the right to revoke the SpinCo Redemption Notice by written notice delivered to SpinCo within 3 Business Days of the last day of the Initial 30-Day VWAP Period)) by (b) (x) the Starting SpinCo Stock Amount multiplied by (y) the percentage of the Starting CME Group Percentage Interest held by the CME Group Members as of the date of the SpinCo Redemption Notice (the “SpinCo Additional Put”) (it being agreed that, notwithstanding anything to the contrary in the Company Operating Agreement, the Company shall be permitted to incur indebtedness to fund the redemption payment);

➢  Any such redemption shall be exercised pursuant to an irrevocable (except as set forth in the preceding bullet) written notice (a “SpinCo Redemption Notice”) delivered to the Company at any time beginning one Business Day following the consummation of the MH SpinCo Distribution;

➢  Within 10 Business Days of CME Group’s delivery of a SpinCo Redemption Notice, SpinCo may notify CME Group of its election to satisfy all or a portion of the aggregate amount payable to the CME Group Members pursuant to the SpinCo Additional Put by issuing to the CME Group Members shares of SpinCo common stock (the “SpinCo Purchase Right”);

➢  If SpinCo elects to satisfy all or portion of the aggregate amount payable pursuant to the SpinCo Additional Put by issuing to the CME Group Members shares of SpinCo common stock, the number of shares of SpinCo common stock issued to the CME Group Members will be determined by dividing the amount intended to be so satisfied by the 30-day VWAP of SpinCo’s common stock as of the date of the SpinCo Redemption Notice (or, if CME Group delivers a SpinCo Redemption Notice less than 30 days after the consummation of the MH SpinCo Distribution, the VWAP of SpinCo’s common stock for the Initial 30-Day VWAP Period, provided that SpinCo shall not elect to satisfy any portion of the amount payable with shares of SpinCo common stock if such payment would constitute a Prohibited SpinCo Action; provided further that, notwithstanding anything herein to the contrary, if SpinCo elects to but is unable to satisfy any portion of the amount payable with stock because such transaction would constitute a Prohibited SpinCo Action, the Company will remain liable for the remainder of the amount payable in cash;

➢  The shares of SpinCo common stock issued to the CME Group Members pursuant to the SpinCo Purchase Right shall be issued to the CME Group Members not later than the later of the 10th Business Day after delivery of the applicable SpinCo Redemption Notice and 35 days after the consummation of the MH SpinCo Distribution and shall be duly authorized, validly issued, fully paid and non-assessable;

➢  If CME Group delivers an FMV Determination Request pursuant to Section 9.3(a) of the Company Operating Agreement but does not deliver to MH within the 15-Business Day period specified in Section 9.3(a) of the Company Operating Agreement a CME Group Regular Put Notice pursuant to such Section 9.3(a), then CME Group shall not have the right to exercise the SpinCo Additional Put for nine months after the last day of such 15-Business Day period.

The consummation of the SpinCo Purchase Right shall be subject to receipt of any required material regulatory approvals; provided that, notwithstanding anything herein to the contrary, if SpinCo elects to but is unable to satisfy any portion of the amount payable with stock because such transaction would violate any applicable material regulatory requirement, the Company will remain liable for the remainder of the amount payable in cash, which (subject to the terms set forth herein) in all cases shall be paid no later than 60 days following delivery of the SpinCo Redemption Notice without regard to the receipt of any required regulatory approvals prior to such time.

SpinCo Voting Rights

Beginning one day after the consummation of the MH SpinCo Distribution, CME Group shall have the right to elect to be entitled to vote on all matters submitted to SpinCo’s stockholders (the “SpinCo Voting Right”) by delivering irrevocable notice of such election to SpinCo.

Effective as promptly as reasonably practicable following (and in any event within 3 Business Days of) such election, CME Group shall be issued 10 shares of a series of special voting preferred stock of SpinCo for a purchase price of $10,000 per share. The shares of special voting preferred stock issued to CME Group shall be duly authorized, validly issued, fully paid and non-assessable.

The terms of the special voting preferred stock shall be set forth in SpinCo’s certificate of incorporation at or prior to the consummation of the MH SpinCo Distribution, shall contain the terms set forth in this section of the Term Sheet and shall otherwise be reasonably satisfactory to MH and CME Group.

CME Group, as the holder of the special voting preferred stock, and the holders of SpinCo common stock will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law, it being understood that (a) any such class voting rights shall be waived to the fullest extent permitted by applicable law and (b) the sole purpose of such preferred stock shall be to enable CME Group to vote with the holders of SpinCo common stock on an “as-converted” basis.

On all matters submitted to the vote of holders of SpinCo common stock, CME Group, as the holder of the special voting preferred stock, shall be entitled to cast a number of votes in any given meeting of the SpinCo stockholders equal to the lesser of (a) (x) the Starting SpinCo Stock Amount multiplied by (y) the percentage of the Starting CME Group Percentage Interest held by CME Group as of the record date for such vote and (b) 19.9% of all outstanding shares of SpinCo common stock; provided, that the number of votes to which a holder of the special voting preferred stock is entitled will in no event exceed the number of such votes as could be expected to result in the MH SpinCo Distribution failing to qualify as a tax-free transaction (including, without limitation, as a result of Section 355(e) of the Code).

No dividends shall be paid on the special voting preferred stock. The special voting preferred stock shall have a $10,000 per share liquidation preference, and will not otherwise participate in any distribution of other assets to SpinCo’s common stockholders in the event of liquidation, dissolution or winding up of SpinCo or have any other rights except as expressly set forth herein. If CME Group transfers the special voting preferred stock to any person, it shall automatically convert into SpinCo common stock on a one-for-one basis.

At such time as CME Group no longer holds any Membership Interest, the special voting preferred stock shall, without further action of SpinCo, its board of directors or its stockholders, be cancelled and retired and CME Group shall promptly be paid a cash payment by SpinCo in an amount equal to the product of (i) $100,000 divided by the 30-day VWAP of SpinCo’s common stock as of the date on which the shares of special voting preferred stock are issued to CME Group and (ii) the 30-day VWAP of SpinCo’s common stock as of the date on which CME Group no longer holds any Membership Interest.

SpinCo shall not engage in any Fundamental Event (as defined below) of the type described in clause (i) of the section below titled “Fundamental Event,” unless in connection with such event, (i) CME Group shall have the same right to elect to have voting rights described in this section with respect to the Acquirer (as defined below) as CME Group had with respect to SpinCo immediately prior to such Fundamental Event, and (ii) if CME Group has exercised its SpinCo Voting Rights, the outstanding shares of special voting preferred stock shall be converted into shares of preferred stock of the Acquirer that provide CME Group with the same rights with respect to the Acquirer as those CME Group had with respect to SpinCo immediately prior to such Fundamental Event, in each case subject to clause (i) of the section below titled “Fundamental Event.” Notwithstanding the preceding sentence, in the event of such a Fundamental Event, the Acquirer may make alternative arrangements to provide CME Group with the rights described in the preceding sentence that are no less favorable to CME Group than those that would apply pursuant to the preceding sentence.

Except as provided above, the holder of special voting preferred stock shall not have any rights to convert such share into, or exchange such share for, shares of any other series or class of capital stock or other securities or property of SpinCo.

Upon the issuance of the special voting preferred stock to CME Group, the CME Group Members shall, subject to the last paragraph of the section titled “Fundamental Event” below, permanently forfeit the following rights set forth in the Company Operating Agreement: (a) the rights set forth in Article 5, other than the proviso to Section 5.9(d) and Section 5.11 (provided that such forfeiture shall not affect any rights to indemnification or exculpation to which the CME Group Members or the Directors appointed by CME Group may be entitled); and (b) the right in Section 6.4(b) to approve the 2013 Annual Budget.

Anti-dilution

If, after the consummation of a MH SpinCo Distribution with respect to which CME Group did not exercise the CME Group Participation Right: (a) SpinCo (i) declares or pays a dividend on its outstanding shares of its common stock in shares of its common stock or makes a distribution to all holders of its outstanding shares of its common stock in shares of its common stock; (ii) splits or subdivides its outstanding shares of common stock; or (iii) effects a reverse stock split or otherwise combines its outstanding shares of common stock into a smaller number of shares of common stock, then the Starting SpinCo Stock Amount shall be adjusted by multiplying the Starting SpinCo Stock Amount in effect immediately prior to such adjustment by a fraction, (1) the numerator of which shall be the number of shares of SpinCo common stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the number of shares of SpinCo common stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has not occurred as of such time); (b) SpinCo distributes to all holders of shares of SpinCo common stock any rights, options or warrants to subscribe for or to purchase or to otherwise acquire shares of SpinCo common stock (or other securities or rights convertible into, exchangeable for or exercisable for shares of SpinCo common stock) at a price per share less than the fair market value of a share of SpinCo common stock on the record date for such distribution (each a “Distributed Right”), then the Starting SpinCo Stock Amount shall be adjusted by multiplying the Starting SpinCo Stock Amount previously in effect by a fraction, (i) the numerator of which shall be the number of shares of SpinCo common stock issued and outstanding on the record date plus the maximum number of shares of SpinCo common stock purchasable under such Distributed Rights and (ii) the denominator of which shall be the number of shares of SpinCo common stock issued and outstanding on the record date plus a fraction, (1) the numerator of which is the maximum number of shares of SpinCo common stock purchasable under such Distributed Rights times the minimum purchase price per share of SpinCo common stock under such Distributed Rights and (2) the denominator of which is the fair market value of a share of SpinCo common stock as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Starting SpinCo Stock Amount shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of shares of SpinCo common stock or any change in the minimum purchase price for the purposes of the above fractions; or (c) SpinCo shall, by dividend or otherwise, distribute to all holders of its shares of SpinCo common stock evidences of its indebtedness or assets (including securities, but excluding cash and excluding any dividend or distribution referred to in subsection (a) above), then the Starting SpinCo Stock Amount shall be adjusted to equal the amount determined by multiplying the Starting SpinCo Stock Amount in effect immediately prior to the close of business on the date fixed for determination of stockholders entitled to receive such distribution by a fraction, (i) the numerator shall be such fair market value of a share of SpinCo common stock on the date fixed for such determination and (ii) the denominator shall be the fair market value of a share of SpinCo common stock on the date fixed for such determination less the then fair market value (as reasonably determined by SpinCo) of the portion of the evidences of indebtedness or assets so distributed applicable to one share of SpinCo common stock. Any adjustments to the Starting SpinCo Stock Amount shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

Fundamental Events

If, after the consummation of a MH SpinCo Distribution with respect to which CME Group did not exercise the CME Group Participation Right: (a) SpinCo shall engage in any merger, consolidation or other business combination with another person or a sale of all or substantially all of its assets, and in connection therewith the shares of SpinCo common stock are converted into or exchanged for stock or other securities of another person (the “Acquirer”), or cash or other property or (b) the shares of SpinCo common stock cease to be listed on any national securities exchange (any event described in clauses (a) or (b) being a “Fundamental Event”), then, from and after the occurrence of such Fundamental Event and, in the case of a Fundamental Event described in (b) above, only for so long as the shares of SpinCo common stock cease to be listed on a national securities exchange:

(i)       if the shares of SpinCo common stock are converted into, or exchanged for, only common equity securities of an Acquirer that are listed on a national securities exchange (“New Shares”), and cash paid in lieu of fractional shares, applicable references to the shares of SpinCo common stock shall subsequently be deemed to be a reference to such New Shares, and the Starting SpinCo Stock Amount shall be adjusted by multiplying the Starting SpinCo Stock Amount in effect immediately prior to such Fundamental Event by the number (which may be a fraction) of such New Shares into which each share of SpinCo common stock was converted or for which each share of SpinCo common stock was exchanged in the Fundamental Event; and

(ii)     in all other cases upon the exercise of the SpinCo Additional Put:

(1)             SpinCo shall no longer have the SpinCo Purchase Right; and

(2)             in lieu of using the 30-day VWAP of SpinCo’s common stock to determine the cash payment “per share” required to be paid to the CME Group Members pursuant to the SpinCo Additional Put, the following metrics shall be used: (1) if the shares of SpinCo common stock cease to be listed on any national securities exchange (for the avoidance of doubt, other than in connection with an event described in clause (a) of the definition thereof), the 30-day VWAP of SpinCo’s common stock as of the last day on which such shares of SpinCo common stock were listed on a national securities exchange, or (2) in the case of any other Fundamental Event, the fair market value of the cash, securities or other property into which the shares of SpinCo common stock were converted, or for which the shares of SpinCo common stock were exchanged.

In addition, following the consummation of a Fundamental Event of the type described in clause (a) above, other than a Fundamental Event described in clause (i) above, (i) CME Group shall be treated as if it no longer had any Percentage Interest solely for purposes of the fourth to the last paragraph of the section titled “SpinCo Voting Rights” above and (ii) where prior to such Fundamental Event CME Group has exercised the SpinCo Voting Right, all rights in the Company that CME Group forfeited pursuant to the last paragraph of the section titled “SpinCo Voting Rights” above shall be automatically restored.

The foregoing provisions shall apply to successive Fundamental Events.

[1]“VWAP” shall mean, for any date, the daily volume weighted average price of SpinCo common stock for such date (or the nearest preceding date) on the primary market or exchange on which SpinCo common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time).

Schedule 9.4(c) cont’d.

GENERAL PROVISIONS

            Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to any MH SpinCo Distribution (or any Precursor IPO).

Conditions

The consummation of the MH SpinCo Distribution or any Precursor IPO shall be subject to at least the following conditions:

➢  The shares of SpinCo common stock shall have been approved for listing on the New York Stock Exchange or on The NASDAQ Stock Market (under the applicable exchange’s highest then applicable listing standards);

➢  MH shall have received a private letter ruling from the Internal Revenue Service or an opinion from counsel, in each case, to the effect that the contribution of the Membership Interests to SpinCo by MH (and the contribution to SpinCo of any other assets and liabilities other than Membership Interests by MH), taken together with the MH SpinCo Distribution will qualify as a transaction described in Section 355 (and, if applicable, Section 368(a)(1)(D)) of the Code;

➢  If CME Group exercises the CME Group Participation Right, then either MH shall have received a private letter ruling from the Internal Revenue Service or CME Group shall receive an opinion from its counsel, to the effect that the contribution of the Membership Interests to SpinCo by MH and CME Group (and the contribution to SpinCo of any other assets and liabilities other than Membership Interests by MH), taken together, will qualify as a transaction described in Section 351 of the Code;

➢  The SEC shall have declared effective the MH SpinCo Distribution Registration Statement (and, in the case of the MH SpinCo Distribution (but not the Precursor IPO), the Initial Registration Statement (as defined below) shall have been declared effective by the SEC or such registration statement shall otherwise have become effective), and no stop order suspending the effectiveness of such registration statement shall be in effect or, to the knowledge of MH, SpinCo, or CME Group, threatened by the SEC;

➢  MH and SpinCo shall have received all material governmental approvals and consents required to have been received in order to effect the MH SpinCo Distribution or Precursor IPO, as applicable;

➢  No order, injunction, decree or other legal restraint or prohibition preventing the consummation of the MH SpinCo Distribution or Precursor IPO, as applicable, shall be in effect;

➢  In the case of the MH SpinCo Distribution (but not the Precursor IPO), CME Group shall have received, in a form and substance reasonably satisfactory to it, (i) an opinion from counsel to MH that the MH board of directors is entitled to rely on experts in determining that MH has sufficient surplus or is otherwise permitted under applicable law governing distributions to stockholders to permit the MH SpinCo Distribution and (ii) an opinion from a financial advisor or valuation firm reasonably satisfactory to it with respect to the solvency of MH following the MH SpinCo Distribution, all expenses of the deliverables in the preceding items (i) and (ii) to be borne by MH;

➢  All representations and warranties by MH to CME Group with respect to any assets or liabilities of SpinCo other than Membership Interests shall be true and correct except as would not have a material adverse effect (the definition of which shall include customary exceptions) on SpinCo; and

➢  MH shall have complied in all material respects with its obligations under the Final SpinCo Transaction Agreements and this Term Sheet applicable to such MH SpinCo Distribution that are required to be performed before the consummation of the MH SpinCo Distribution or Precursor IPO, as applicable.

Preparation of SEC Documents

MH and SpinCo shall provide CME Group with a reasonable opportunity to review and comment on any prospectus, information statement or registration statement to be filed with the SEC in connection with the MH SpinCo Distribution or amendment thereto prior to filing the same with the SEC. MH and SpinCo will advise CME Group, promptly after they receive notice thereof, of the time when any registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any stock issuable in connection with the MH SpinCo Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of any filing or comments thereon and requests by the SEC for additional information. MH and SpinCo shall provide CME Group with a reasonable opportunity to review and comment on proposed responses to any comments by the SEC to any such filing prior to submitting the same to the SEC.

License Termination

The date on which CME Group ceases to own at least 5/24.5 (20.4%) of the interest in the Company originally acquired pursuant to the Contribution Agreement or of such interest in SpinCo (determined on an as-converted basis) will constitute a “Trigger Date” for purposes of the New Index License attached as Exhibit F to the Contribution Agreement (the “License Agreement”). In other words, on the date CME Group shall have disposed of at least 19.5/24.5 (or 79.6%) of its original interest in the Company (or SpinCo) in the aggregate, the termination provision (and extension right) contained in Section 6 of the License Agreement will be triggered.

Standstill

After consummation of the MH SpinCo Distribution, whether or not CME Group elects to exercise the CME Group Participation Right:

➢  If more than two-thirds of the pro forma revenues of SpinCo for the last four completed fiscal quarters prior to the delivery of the Distribution Notice are attributable to the Company, the existing standstill agreement set forth in Section 12.1 of the Company Operating Agreement (the “Standstill”) will terminate effective immediately upon the consummation of the MH SpinCo Distribution.

➢  If at least one-third but not more than two-thirds of the pro forma revenues of SpinCo for the last four fiscal quarters prior to the delivery of the Distribution Notice are attributable to the Company, upon consummation of the MH SpinCo Distribution Section 12.1(b) of the Company Operating Agreement shall be revised to provide: A Parent and its other Parent Entities shall be released from the provisions of Section 12.1(a) in the event that (i) the other Parent enters into, or publicly announces an intention to pursue, one or more related transactions or agreements providing for the acquisition by a third party of more than 50% of its voting securities or all or substantially all of its assets; or (ii) a third party makes any public announcement with respect to, or submits on a public basis a proposal for, indication of interest in or offer of (with or without conditions) any merger, consolidation, business combination, acquisition, tender or exchange offer, restructuring or other extraordinary transaction pursuant to which it would acquire the other Parent.

➢  If less than one-third of such pro forma revenues are attributable to the Company, the Standstill will remain in place.

Notwithstanding anything to the contrary in the Standstill, nothing in the Standstill shall limit CME Group’s right to exercise its voting rights on any matter submitted to a vote of SpinCo’s stockholders unless such matter was so submitted as a result of a breach of the Standstill, including the election of directors, as CME Group determines in its sole and absolute discretion.

Registration Rights	The SpinCo Transaction Agreements will incorporate a registration rights agreement in favor of CME Group (the “Registration Rights Agreement”) which shall include the following terms:

Certain Definitions

“Registrable Securities” means (a) any shares of SpinCo common stock received by CME Group or any of its controlled affiliates (such persons and Permitted Transferees (as defined below), the “Investors”), as a result of the CME Group Participation Right or the SpinCo Additional Put (“Initial Shares”), (b) any SpinCo securities issued or issuable to any Investor with respect to the shares referenced in clause (a) of this definition, including, but not limited to, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization or other reorganization or otherwise and any SpinCo securities issuable upon conversion, exercise or exchange thereof, and (c) any Additional Securities; provided, however, that Registrable Securities will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement or (ii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act.

“Additional Securities” means any securities of SpinCo issued to or purchased by any Investor other than (a) the Initial Shares and (b) any SpinCo securities issued or issuable to any Investor with respect to the shares referenced in clause (a) of this definition, including, but not limited to, by way of stock dividend or stock split or in connection with a combination of shares, recapitalization or other reorganization or otherwise and any SpinCo securities issuable upon conversion, exercise or exchange thereof.

“Registration Statement” means any one or more registration statements filed with the SEC on Form S-3, or in the event the registrant is not eligible to use Form S-3 for the applicable offering, on Form S-1, for the purpose of registering under the Securities Act any Registrable Securities for resale by, and for the account of, the Investors, including (in each case) the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Filing Date” means with respect to the Initial Registration Statement (as defined below) the date by which MH consummates the MH SpinCo Distribution, and, with respect to any Additional Registration Statement (as defined below), as soon as reasonably practicable, but in no event later than the 60th calendar day after delivery of the applicable Demand Notice with respect to such Additional Registration Statement.

Initial Registration Statement

SpinCo shall cause to be filed with the SEC, on or prior to the Filing Date with respect to the Initial Registration Statement, a Registration Statement of SpinCo (the “Initial Registration Statement”) covering the resale of the Registrable Securities to be issued to the CME Group Member pursuant to the CME Group Participation Right, including, if Class B Common Stock is to be issued to the CME Group Member, both the shares of Class B Common Stock and the securities into which such shares would be converted or for which such shares would be exchanged in the Recapitalization, or the resale of the Registrable Securities to be issued to the CME Group Member pursuant to the SpinCo Additional Put, in each case to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, which Registration Statement, to the extent allowable under the Securities Act and the rules and regulations promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such indeterminate number of additional shares of SpinCo common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Additional Registration Statements

Upon receiving a written demand notice from CME Group or from Investors holding a majority in value of the outstanding Registrable Securities not registered on a then-available Registration Statement (the “Demand Notice”), SpinCo shall be required to file a Registration Statement to register any Additional Securities that constitute Registrable Securities that are not then registered and held by CME Group or the Investors giving the Demand Notice, as applicable (“Additional Registrable Securities”), as soon as reasonably practicable (and shall use its commercially reasonable efforts to do so on or prior to the applicable Filing Date) until all of the Additional Registrable Securities are registered for resale by CME Group or such Investors as selling securityholders thereunder on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. SpinCo shall use its commercially reasonable efforts to cause such a Registration Statement (an “Additional Registration Statement”) to be declared effective under the Securities Act as promptly as reasonably possible after the filing thereof.

Certain Limitations as to the Initial Registration Statement and Additional Registration Statements

SpinCo may not include any securities other than Registrable Securities on the Initial Registration Statement or, unless there are customary cutback and priority provisions, any Additional Registration Statement without prior written consent of CME Group.

SpinCo will not be obligated to file more than two Additional Registration Statements in any 12-month period or to file any Additional Registration Statement within a period of 90 days immediately after the effective date of any previous Additional Registration Statement. The Registration Rights Agreement will specify circumstances relating to certain withdrawals, stop orders or other governmental restrictions and, in connection with an underwritten offering, non-satisfaction of closing conditions (other than as a result of a default or breach by Investors) in which an Additional Registration Statement will not count for these purposes.

At such time, if any, that all Registrable Securities may be sold pursuant to Rule 144 of the Securities Act without being subject to volume limitations thereunder, Investors shall thereupon have the registration rights specified herein only in connection with an underwritten offering of at least 2.5% of the outstanding shares of SpinCo stock.

Piggyback Registration

The Investors will be entitled to piggyback registration rights on customary terms with respect to any SpinCo registration statement under the Securities Act relating to an offering of any of its equity securities for its own account or the account of others (other than on Form S-8 or its then equivalent relating to equity securities issuable in connection with stock option or other employee benefit plans or Form S-4 or its then equivalent relating to equity securities to be issued solely in connection with any acquisition of any entity or business).

Liquidated Damages/Suspension of Registration Statement

Except to the extent either of the following occurs as a result of (i) a material default or breach of the Registration Statement by CME Group Members or (ii) matters beyond SpinCo’s reasonable control, if, for more than 15 consecutive calendar days beginning after the Lock-up Period or more than an aggregate of 30 calendar days during any 12-month period beginning after the Lock-up Period (which need not be consecutive calendar days), the Initial Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement or the CME Group Members are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities (the “Event,” and the date on which such 15 calendar day period or 30 calendar day period, as applicable, is exceeded, the “Event Date”), then, in addition to any other rights the CME Group Members may have under the Registration Rights Agreement or under applicable law, on each such Event Date (it being understood, for the avoidance of doubt, that there shall not be deemed to be more than one Event or Event Date outstanding at any given time) and on each monthly anniversary of each such Event Date (if the Event shall not have been cured by such date) until the applicable Event is cured, SpinCo shall pay to each CME Group Member on a monthly basis within three business days of the end of the month an amount in cash, as partial liquidated damages and not as a penalty, equal to 1% of the aggregate market value of any Registrable Securities then held by such CME Group Member and included in such Registration Statement (for the avoidance of doubt, other than Additional Securities); provided, however, that no such payments shall be required in connection with any Event that is caused by a Suspension Period (as defined below). The partial liquidated damages shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event.

The parties agree that, without prejudice to the other remedies of the CME Group Members, including specific performance, the maximum amount payable to the CME Group Members as partial liquidated damages hereunder shall be 15% of the aggregate market value of the Spinco Starting Stock Amount based on the 30-day VWAP of SpinCo common stock following the consummation of the MH Spinco Distribution.

Certain Registration Procedures

SpinCo will be subject to customary obligations and procedures with respect to Registration Statements, including, without limitation, the following (among others) with respect to the Initial Registration Statement and Additional Registration Statements:

•         to keep each Registration Statement current and effective at all times until all Registrable Securities registered thereunder have been sold or until expiration of the maximum period of effectiveness permitted by law (and in the case of the Initial Registration Statement to file and keep current and effective a replacement Registration Statement registering any unsold Registrable Securities following the expiration of any such maximum period)

•         to notify the Investors as promptly as practicable and in any event within two trading days after a Registration Statement is declared effective and simultaneously to provide the Investors with a reasonable number of copies of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby

•         to use commercially reasonable efforts to register and qualify the Registrable Securities covered by a Registration Statement under applicable blue sky laws

•         to prepare and file such amendments and supplements as may be necessary in order to change the plan of distribution (including, but not limited to, amendments and supplements to provide for an underwritten offering)

•         to provide selling Investors’ counsel and underwriters’ counsel, if applicable, with reasonable opportunity to review and comment on any Registration Statement

•         to make reasonably available personnel, advisors and records for due diligence purposes

•         entering into customary underwriting agreements in connection with any underwritten offering and providing opinions of counsel representing SpinCo and auditor comfort letters as reasonably requested by any underwriter, provided that in any such underwritten offering, Investors will agree to customary underwriting agreements and otherwise reasonably cooperate with SpinCo and the underwriters to effect such underwritten offering (unless the Investors may withdraw from participating in such underwritten offering)

Suspension

In the event (a) of any request by the SEC during the period of effectiveness of a Registration Statement for amendments or supplements thereto or for additional information; (b) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (c) of the receipt by SpinCo of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose; (d) of any event or circumstance which necessitates the making of any changes in a Registration Statement so that it will not include false or misleading statements or material omissions; or (e) that the board of directors of SpinCo has made the good faith determination (i) that continued use by the Investors of a Registration Statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto would require, under the Securities Act, premature disclosure in a Registration Statement of material, nonpublic information concerning SpinCo, and (ii) that such premature disclosure would be material and adverse to SpinCo, then SpinCo shall furnish to the Investors a certificate signed by a senior executive officer of SpinCo setting forth one or more of the above described circumstances, and the right of the Investors to use a Registration Statement (and the prospectus relating thereto) shall be suspended for a period (the “Suspension Period”) of not more than 45 days after delivery by SpinCo of such certificate; provided, that SpinCo shall be entitled to no more than two Suspension Periods during any 12 month period. SpinCo shall use commercially reasonable efforts to terminate any Suspension Period as promptly as practicable.

Expenses of Registration

All expenses incurred in connection with the registration of the Registrable Securities pursuant to the Registration Rights Agreement shall be borne by SpinCo and MH; provided, however, that the Investors shall be required to pay the expenses of their own counsel and other advisors for the Investors and any underwriting fees or brokerage or other selling discounts or commissions and any other expenses incurred by the Investors for their own account.

Indemnification

SpinCo will indemnify, hold harmless and defend (i) each Investor, (ii) the directors, officers, partners, managers, members, employees, agents and each person who controls any Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if any, (iii) any underwriter (as defined in the Securities Act) for any Investor in connection with an underwritten offering under the Registration Rights Agreement and (iv) the directors, officers, partners, employees and each person who controls any such underwriter within the meaning of the Securities Act or the Exchange Act, if any (each, an “Investor Indemnified person”), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, “Claims”) to which any of them may become subject insofar as such Claims arise out of or are based upon matters to be specified in the Registration Rights Agreement, generally including actual or alleged material omissions or misstatements in any Registration Statement or other offering document or any violation or alleged violation by SpinCo of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities.

The foregoing indemnification will be governed by customary procedures relating to such matters as notice, rights to participate in the defense of claims, rights to settle claims, prompt reimbursement of expenses as they are incurred in connection with investigating or defending any Claim, etc., and will also include customary contribution provisions. The Registration Rights Agreement will also contain customary exceptions to this indemnification, including relating to information provided by Investors or underwriters for inclusion in any Registration Statement or other offering document.

Reports Under the Exchange Act and Related Matters

SpinCo must use commercially reasonable efforts to make and keep public information available as those terms are understood in Rule 144, including, without limitation, by making timely filings under the Exchange Act, and otherwise to undertake any actions reasonably necessary to maintain the availability of a Registration Statement or the use of Rule 144 by the Investors, and, as long as any Investor owns any Registrable Securities, shall furnish in writing upon such Investor’s request a written statement by SpinCo as to whether it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and furnish to such Investor such reports and documents filed by SpinCo as may be reasonably requested in availing such Investor of any rule or regulation of the SEC permitting the selling of any such Registrable Securities without registration.

Transfer of Registration Rights

An Investor may transfer or assign, in whole or from time to time in part, to one or more persons its rights under the Registration Rights Agreement in connection with the transfer of Registrable Securities by such Investor to such person (the “Purchaser”) constituting more than 2.5% of the then outstanding shares of SpinCo common stock, provided that such Investor provides written notice of assignment to SpinCo promptly after such assignment is effected and that such Purchaser agrees to become a party to the Registration Rights Agreement (such a person a “Permitted Transferee”), provided, further, that the Purchaser shall not have (i) any rights with respect to Additional Securities that may be issued to or purchased by such Purchaser (for the avoidance of doubt, other than the SpinCo securities so purchased from the Investor) or (ii) for the avoidance of doubt, any of the rights described under “Liquidated Damages/Suspension of Registration Statement”.

Recapitalizations, Exchanges, Etc.

The provisions of the Registration Rights Agreement shall apply to the full extent set forth therein with respect to (i) the securities referenced above under “Initial Registration Statement” and “Additional Registration Statements” (“Initial Securities”), (ii) any and all securities into which Initial Securities are converted, exchanged or substituted in any recapitalization or other capital reorganization by SpinCo and (iii) any and all securities of SpinCo or any successor or assign of SpinCo (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, Initial Securities or securities described in the immediately-preceding clause (ii) and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like. SpinCo shall require any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with CME Group and any other applicable Investors on terms substantially the same as Registration Rights Agreement as a non-waivable condition to the consummation of any such transaction.

Tolling of Time Periods

Notwithstanding anything to the contrary in this Term Sheet, if the failure to meet any time period applicable to MH or SpinCo in this Term Sheet prior to the MH SpinCo Distribution is due to matters beyond MH’s or SpinCo’s, as applicable, reasonable control (including any delay caused by CME Group or any other person MH or SpinCo, as applicable, does not control), then such time period shall be deemed tolled during such delay.

References to Parent	Upon consummation of MH SpinCo Distribution all references to MH in the Transaction Documents shall be deemed to be references to SpinCo.

Schedule 9.4(c) cont’d.

PART II

THE RIGHT TO DISTRIBUTE OR SELL ANY BUSINESSES OTHER THAN THE COMPANY

MH has the right at any time (even during the Blackout Period) to effect any spin-off or split-off or other distribution or disposition (a “MH Disposition”) of (x) assets other than its Membership Interest in the Company, including any equity interest in a person that is not a Member and does not directly or indirectly hold any equity interests in a Member or (y) any assets of any Member (other than Membership Interests) or of any such person.

        Unless otherwise mutually agreed in writing by MH and CME Group, the following provisions shall apply to any MH Disposition that will result in more than two-thirds of the pro forma revenues of MH for the last four completed fiscal quarters prior to the date of the Disposition Notice (as defined below) for such MH Disposition being attributable to the Company on a consolidated basis (a “Triggering MH Disposition”).  MH following consummation of a Triggering MH Disposition is referred to herein as “RemainCo.”

PROCEDURES TO INITIATE TRIGGERING MH DISPOSITION

MH Notice of Triggering MH Disposition

MH shall provide CME Group written notice (a “Disposition Notice”) of its intention to pursue any Triggering MH Disposition. Any Disposition Notice shall include:

➢  a description of RemainCo including, without limitation, its business, operation, assets and liabilities;

➢  a description of the manner in which MH intends to effect the Triggering MH Disposition, including by means of an asset sale, stock sale, merger, spin-off, split-off or otherwise, to the extent then decided;

➢  a proposed timeline for the commencement and consummation of the Triggering MH Disposition, which timeline shall include material events including, among other events, the estimated dates or ranges of dates on which MH desires to enter into any definitive agreement providing for the Triggering MH Disposition and to consummate the Triggering MH Disposition.

Transaction Agreements and Financial Statements

With or subsequent to the delivery of the Disposition Notice, MH shall deliver to CME Group (i) the final forms of the principal transaction agreements executed in connection with the Triggering MH Disposition (collectively, the “Final RemainCo Transaction Agreements”); and (ii) the financial statements (including if applicable pro forma financial statements and financial statements of persons other than RemainCo) that would be required to be included in a Registration Statement on Form S-1 by RemainCo (assuming such registration statement was filed on the date of the Disposition Notice; provided that, unless requested by CME Group, such financial statements need not be audited). Unless MH and CME Group otherwise mutually agree in writing, the Triggering MH Disposition may be consummated only in accordance with the Final RemainCo Transaction Agreements without any waiver or modification thereof that is materially adverse to the rights of CME Group under this Term Sheet.

Starting RemainCo Stock Amount Determination

The “Starting RemainCo Stock Amount” is the number of shares of RemainCo common stock, determined as set forth below, that the CME Group Members would be entitled to receive if CME Group elected to exchange the CME Group Members’ Membership Interests for RemainCo common stock and will be based on the fair market value of the Company, the fair market value of RemainCo and CME Group’s Parent Aggregate Percentage Interest.

If RemainCo will not, upon consummation of a Triggering MH Disposition, contain any assets or liabilities other than Membership Interests, the Starting RemainCo Stock Amount shall, subject to the second to last paragraph of this section, be fixed as the amount of RemainCo common stock (expressed as a number of shares) equal to (i) the quotient obtained by dividing (x) the number of shares of RemainCo common stock to be outstanding immediately following the consummation of the Triggering MH Disposition (the “Existing RemainCo Stock Amount”) by (y) the number (expressed as a fraction) equal to (A) 100% minus (B) CME Group’s Parent Aggregate Percentage Interest, less (ii) the Existing RemainCo Stock Amount.

If RemainCo will, upon consummation of the Triggering MH Disposition, contain any assets or liabilities other than Membership Interests, CME Group and MH shall each retain an appraiser to determine (a) the fair market value of the additional assets and liabilities of RemainCo other than Membership Interests and (b) the fair market value of the Company, in each case, as of the date of the Disposition Notice.

The procedures for determining fair market value shall be as set forth in Section 9.5 of the Company Operating Agreement, except that (a) for purposes of timing, references to the FMV Determination Request shall be deemed to be references to 10 days following MH’s delivery of the Final RemainCo Transaction Agreements and financial statements of RemainCo as provided in the section titled “Transaction Agreements and Financial Statements” above and (b) the customary and reasonable fees and expenses of each appraiser shall be the responsibility of MH. In connection with the foregoing, MH shall provide each appraiser with access to all books, records, employees and agents pertaining to RemainCo and its business, operation, assets and liabilities that such appraiser may reasonably request, subject to the execution of a customary confidentiality agreement.

The time period from 10 days following MH’s delivery of the Final RemainCo Transaction Agreements and financial statements of RemainCo as provided in the section titled “Transaction Agreements and Financial Statements” above until the date on which the fair market value determinations are completed pursuant to Section 9.5 of the Company Operating Agreement is referred to as the “RemainCo Valuation Period.”

Following the determination during the RemainCo Valuation Period, if necessary, of the fair market values of (a) any additional assets and liabilities of RemainCo other than Membership Interests and (b) the Company, in each case, as described above, the Starting RemainCo Stock Amount shall, subject to the second to last paragraph of this section, be fixed as the amount of RemainCo common stock (expressed as a number of shares) equal to (i) the quotient obtained by dividing (x) the Existing RemainCo Stock Amount by (y) the number (expressed as a fraction) equal to (A) 100% minus (B) the Adjusted CME Group RemainCo Percentage Interest, less (ii) the Existing RemainCo Stock Amount. The Adjusted CME Group RemainCo Percentage Interest is equal to the fraction produced by the following mathematical formula:

(X*Y)/(Y+Z)

where

X = CME Group’s Parent Aggregate Percentage Interest expressed as a decimal fraction (the “Starting CME Group RemainCo Percentage Interest”)

Y = the fair market value of the Company (as referenced in clause (b) of this paragraph)

Z = the fair market value of any additional assets (less the fair market value of any additional liabilities) of RemainCo other than Membership Interests (as referenced in clause (a) of this paragraph).

If, upon consummation of the Triggering MH Disposition, RemainCo shall have outstanding any rights, options or warrants to subscribe for or to purchase or to otherwise acquire shares of RemainCo common stock (or other securities or rights convertible into, exchangeable for or exercisable for shares of RemainCo common stock) at a price per share less than the fair market value of a share of RemainCo common stock upon such consummation (“Existing Rights”), then the Starting RemainCo Stock Amount shall be adjusted in the same manner as would apply if, immediately after such consummation, RemainCo had distributed such Existing Rights as Distributed Rights to all holders of shares of RemainCo common stock as of such consummation.

If the Triggering MH Disposition is consummated prior to the determination of the Starting RemainCo Stock Amount for such Triggering MH Disposition, the Starting RemainCo Stock Amount shall be the number reasonably determined by the board of directors of RemainCo until the Starting RemainCo Stock Amount is finally determined pursuant to this section.

Outside Date and Re-determination of Fair Market Value

If MH fails to consummate the Triggering MH Disposition contemplated by any Disposition Notice within 360 days of such Disposition Notice and RemainCo will, upon consummation of the Triggering MH Disposition, contain any assets or liabilities other than Membership Interests, at CME Group’s election any time on or after the date that is 360 days after delivery of the relevant Disposition Notice, CME Group shall be entitled to initiate a re-determination of the fair market values of the Company and any additional assets and liabilities of RemainCo other than Membership Interests and a re-determination of the Starting RemainCo Stock Amount. The procedures for re-determining fair market value and process for re-determining the Starting RemainCo Stock Amount shall be as set forth in the section titled “Starting RemainCo Stock Amount Determination” above, except that for purposes of timing, references to the FMV Determination Request in the Company Operating Agreement shall be deemed to be references to the date on which CME Group exercises its election for a re-determination of the applicable fair market values and of the Starting RemainCo Stock Amount for the relevant Triggering MH Disposition.

Company Expenses

MH shall pay all costs and expenses incurred by the Company in connection with any Disposition Notice and any Triggering MH Disposition, including, without limitation, all costs and expenses incurred in preparation for or in contemplation of any of the foregoing, irrespective of whether the Triggering MH Disposition is consummated.

Schedule 9.4(c) cont’d.

REMAINCO ADDITIONAL PUT

RemainCo Additional Put

Following the consummation of any Triggering MH Disposition, CME Group shall have the following additional rights, which shall be evidenced by an amendment to the Company Operating Agreement:

➢  CME Group shall have the right to require the Company to redeem all (and not less than all) of the CME Group Members’ Membership Interests for a cash payment (payable by wire transfer of immediately available funds not later than the 60th day after delivery of a RemainCo Redemption Notice (as defined below)) in an amount determined by multiplying (a) the 30-day VWAP of RemainCo’s common stock as of the date of the RemainCo Redemption Notice (or, if CME Group delivers a RemainCo Redemption Notice less than 30 days after the consummation of the Triggering MH Disposition, the VWAP of RemainCo’s common stock for the 30-day period beginning at the consummation of the Triggering MH Disposition (the “Initial RemainCo 30-Day VWAP Period”) (provided that if the VWAP for the Initial RemainCo 30-Day VWAP Period is less than the VWAP of RemainCo’s common stock for such time period between the consummation of the Triggering MH Disposition and the delivery of the RemainCo Redemption Notice, CME Group shall have the right to revoke the RemainCo Redemption Notice by written notice delivered to RemainCo within 3 Business Days of the last day of the Initial RemainCo 30-Day VWAP Period)) by (b) (x) the Starting RemainCo Stock Amount multiplied by (y) the percentage of the Starting CME Group RemainCo Percentage Interest held by the CME Group Members as of the date of the RemainCo Redemption Notice (the “RemainCo Additional Put”) (it being agreed that, notwithstanding anything to the contrary in the Company Operating Agreement, the Company shall be permitted to incur indebtedness to fund the redemption payment);

➢  Any such redemption shall be exercised pursuant to a written notice (a “RemainCo Redemption Notice”) delivered to the Company at any time beginning one Business Day following the consummation of the Triggering MH Disposition;

➢  Within 10 Business Days of CME Group’s delivery of a RemainCo Redemption Notice, RemainCo may notify CME Group of its election to satisfy all or a portion of the aggregate amount payable to the CME Group Members pursuant to the RemainCo Additional Put by issuing to the CME Group Members shares of RemainCo common stock (the “RemainCo Purchase Right”);

➢  If RemainCo elects to satisfy all or portion of the aggregate amount payable pursuant to the RemainCo Additional Put by issuing to the CME Group Members shares of RemainCo common stock, the number of shares of RemainCo common stock issued to the CME Group Members will be determined by dividing the amount intended to be so satisfied by the 30-day VWAP of RemainCo’s common stock as of the date of the RemainCo Redemption Notice (or, if CME Group delivers a RemainCo Redemption Notice less than 30 days after the consummation of the Triggering MH Disposition, the VWAP of RemainCo’s common stock for the Initial RemainCo 30-Day VWAP Period);

➢  The shares of RemainCo common stock issued to the CME Group Members pursuant to the RemainCo Purchase Right shall be issued to the CME Group Members not later than the later of the 10th Business Day after delivery of the applicable RemainCo Redemption Notice and 35 days after the consummation of the MH Triggering Disposition and shall be duly authorized, validly issued, fully paid and non-assessable;

➢  If CME Group delivers an FMV Determination Request pursuant to Section 9.3(a) of the Company Operating Agreement but does not deliver to MH or RemainCo, as applicable, within the 15-Business Day period specified in Section 9.3(a) of the Company Operating Agreement a CME Group Regular Put Notice pursuant to such Section 9.3(a), then CME Group shall not have the right to exercise the RemainCo Additional Put for nine months after the last day of such 15-Business Day period.

Takeover Laws

Prior to the consummation of the Triggering MH Disposition, MH and RemainCo, as applicable, shall exempt CME Group, the CME Group Members and the transactions contemplated by this Term Sheet, including any issuance by RemainCo of RemainCo common stock to CME Group, from the application of the requirements imposed by any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar statute or regulation promulgated by a governmental entity, including the provisions of Section 912 of the New York Business Corporation Law. Notwithstanding anything to the contrary in this Term Sheet, MH and RemainCo shall be permitted to have at any time a “shareholder rights plan”.

Anti-dilution

The section titled “Anti-dilution” under the heading “SpinCo Additional Put” in Part I of this Term Sheet shall apply, except that: (a) the language prior to the first colon shall be replaced with the following language: “If, after determination of the Starting RemainCo Stock Amount”; (b) references to SpinCo shall be deemed to be references to RemainCo or MH, as applicable; and (c) references to the Starting SpinCo Stock Amount shall be deemed to be references to the Starting RemainCo Stock Amount.

Fundamental Events

The section titled “Fundamental Events” under the heading “SpinCo Additional Put” in Part I of this Term Sheet shall apply, except that: (a) the language prior to the first colon shall be replaced with the following language: “If, after determination of the Starting RemainCo Stock Amount”; (b) references to SpinCo shall be deemed to be references to RemainCo or MH, as applicable; (c) references to the Starting SpinCo Stock Amount shall be deemed to be references to the Starting RemainCo Stock Amount; (d) references to the SpinCo Purchase Right shall be deemed to be references to the RemainCo Purchase Right; (e) references to the SpinCo Additional Put shall be deemed to be references to the RemainCo Additional Put; (f) references to the SpinCo Redemption Notice shall be deemed to be references to the RemainCo Redemption Notice; and (g) the second to last paragraph of such section shall be disregarded.

Schedule 9.4(c) cont’d.

GENERAL PROVISIONS

License Termination	The section titled “License Termination” under the heading “General Provisions” in Part I of this Term Sheet shall apply, except that references to SpinCo shall be deemed to be references to RemainCo.
Standstill	The existing standstill agreement set forth in Section 12.1 of the Company Operating Agreement shall terminate effective immediately upon the consummation of the Triggering MH Disposition.
Registration Rights

The section titled “Registration Rights” under the heading “General Provisions” in Part I of this Term Sheet shall apply, except that: (a) references to the SpinCo Transaction Agreements shall be deemed to be references to the RemainCo Transaction Agreements; (b) references to SpinCo shall be deemed to be references to RemainCo; (c) references to the Distribution Notice shall be deemed to be references to the Disposition Notice; (d) references to the SpinCo Additional Put shall be deemed to be references to the RemainCo Additional Put; and (e) any of the following excerpts in that section shall be deleted in their entirety: (i) “the CME Group Participation Right or”; (ii) “the earlier of (a) receipt of the CME Group Participation Notice and (b)”; (iii) “the earlier of (a) and (b),”; (iv) “the resale of the Registrable Securities to be issued to the CME Group Member pursuant to the CME Group Participation Right, including, if Class B Common Stock is to be issued to the CME Group Member, both the shares of Class B Common Stock and the securities into which such shares would be converted or for which such shares would be exchanged in the Recapitalization, or”.

Tolling of Time Periods

The section titled “Tolling” under the heading “General Provisions” in Part I of this Term Sheet shall apply, except that references to SpinCo shall be deemed to be references to RemainCo and references to the MH SpinCo Distribution shall be deemed references to the Triggering MH Disposition.

Schedule 9.4(c) cont’d.